     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2000

                                                      REGISTRATION NO. 333-92825
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM S-4/A
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               (AMENDMENT NO. 2)

                             ---------------------

                          MAXXIM MEDICAL GROUP, INC.*
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          3842                         59-3597135
 (State or Other Jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
               of
Incorporation or Organization)   Classification Code Number)         Identification No.)

                             ---------------------

       10300 49TH STREET NORTH, CLEARWATER, FLORIDA 33762, (727) 561-2100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                         KENNETH W. DAVIDSON, PRESIDENT
                           MAXXIM MEDICAL GROUP, INC.
                            10300 49TH STREET NORTH
                           CLEARWATER, FLORIDA 33762
                                 (727) 561-2100
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                     WITH COPIES OF ALL COMMUNICATIONS TO:

             PAUL R. LYNCH, ESQ.                         MITCHELL S. PRESSER, ESQ.
       SHUMAKER, LOOP & KENDRICK, LLP                 WACHTELL, LIPTON, ROSEN & KATZ
         101 EAST KENNEDY BOULEVARD                         51 WEST 52ND STREET
                 SUITE 2800                               NEW YORK, NY 10019-6150
            TAMPA, FLORIDA 33602                              (212) 403-1000
               (813) 229-7600

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Exchange Offer referred to herein.

                             ---------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        *TABLE OF ADDITIONAL REGISTRANTS

                                      STATE OR OTHER    PRIMARY STANDARD
                                     JURISDICTION OF       INDUSTRIAL      I.R.S. EMPLOYEE
                                     INCORPORATION OR    CLASSIFICATION    IDENTIFICATION
NAME                                   ORGANIZATION          NUMBER            NUMBER
----                                 ----------------   ----------------   ---------------
Maxxim Medical, Inc.(1)............          Texas             3842          76-0291634
Maxxim Medical, Inc.(1)............       Delaware             3842          74-1941367
Maxxim Investment Management,
  Inc.(2)..........................         Nevada             3842          88-1625987
Fabritek La Romana, Inc.(1)........    Mississippi             3842          64-0574215

-------------------------

(1) The address, including zip code, and telephone number, including area code, of the principal executive offices of these additional registrants is 10300 49th Street North, Clearwater, Florida 33762, (727) 561-2100.

(2) The address, including zip code, and telephone number, including area code, of the principal executive offices of Maxxim Investment Management, Inc. is 1325 Airmotive Way, Suite 130, Reno, Nevada 89902, (775) 823-3080.

PROSPECTUS

                           MAXXIM MEDICAL GROUP, INC.
                               OFFER TO EXCHANGE
    ALL SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009 ($144,552,000 AGGREGATE
                         PRINCIPAL AMOUNT AT MATURITY)
                                      FOR
 SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009 ($144,552,000 AGGREGATE PRINCIPAL
                              AMOUNT AT MATURITY)
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933


     The exchange offer will expire at 5:00 p.m., New York City time, on April 13, 2000, unless extended.


                           -------------------------

     We do not intend to list the exchange notes on any national securities exchange, and no public market for the exchange notes is anticipated.

                           -------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.


                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


                 THE DATE OF THIS PROSPECTUS IS MARCH 14, 2000.

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Additional Information..............   ii
Summary.............................    1
Risk Factors........................   15
Forward-Looking Statements..........   25
The Exchange Offer..................   27
The Recapitalization................   36
Capitalization......................   40
Unaudited Pro Forma Financial
  Information of Maxxim Group.......   41
Selected Historical Consolidated
  Financial Information of Maxxim
  Holdings..........................   51
Management's Discussion and
  Analysis of Financial Condition
     and
  Results of Operations.............   53
Business............................   64
Management..........................   84



                                      PAGE
                                      ----
Security Ownership of Certain
  Beneficial Owners and
  Management........................   90
Certain Relationships and Related
  Party Transactions................   93
Description of New Credit Facilities
  and Other Indebtedness............  100
Description of the Exchange Notes...  104
Exchange and Registration Rights
  Agreement.........................  147
Book-Entry, Delivery and Form.......  150
Certain United States Federal Income
  Tax Considerations................  154
Plan of Distribution................  155
Available Information...............  156
Experts.............................  157
Validity of the Exchange Notes......  157

                             ADDITIONAL INFORMATION

     This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this prospectus, other than exhibits to those documents, by requesting them in writing or by telephone from us at the following address:

                           Maxxim Medical Group, Inc.
                            10300 49th Street North
                           Clearwater, Florida 33762
                             Attention: Mary Lugris
                           Telephone: (727) 561-2100


     You will not be charged for any documents that you request. If you would like to request documents, please do so by April 7, 2000 in order to receive them before the exchange offer expires on April 13, 2000.


                           -------------------------


     Until April 24, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

     The following summary highlights important information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before exchanging your old notes for exchange notes, and you should read this prospectus in its entirety for a complete understanding of the exchange offer and our business.

                              INFORMATION ABOUT US

OVERVIEW


     We are a leading developer, manufacturer, distributor and marketer of a broad range of single-use specialty medical products primarily used in the operating rooms of hospitals and surgery centers. We are the second leading supplier of custom procedure trays in the United States and the leading supplier of non-latex medical examination gloves to hospitals, surgery centers and other acute care facilities in the United States.


     Our custom procedure trays are kits containing single-use products used in surgical and other medical procedures. Hospitals and surgery centers have increased their use of custom procedure trays in recent years in order to increase efficiency, reduce inventory levels, protect against product contamination and allow for easier identification of costs associated with specific medical procedures.

     The gloves we manufacture include non-latex medical examination gloves, which are manufactured entirely from synthetic materials, as well as non-latex and latex gloves for use in surgical procedures.

     See "Business" for a complete description of our business.


THE RECENT RECAPITALIZATION


     On November 12, 1999, Maxxim Medical, Inc., a Texas corporation which currently owns 100% of the stock of Maxxim Medical Group, Inc., completed a recapitalization. For ease of reference, we refer to Maxxim Medical, Inc. in this prospectus as Maxxim Holdings and Maxxim Medical Group, Inc. as Maxxim Group. The transactions involved in the recapitalization included:


     - the sale of Circon Corporation, a wholly owned subsidiary of Maxxim Holdings, to Circon Holdings Corporation. Circon Holdings is a newly formed Texas corporation owned by the current shareholders of Maxxim Holdings;


     - the contribution of all of Maxxim Holdings' assets and liabilities, other than those relating to its credit facility prior to the recapitalization, to Maxxim Group; and


     - the merger of Fox Paine Medic Acquisition Corporation with and into Maxxim Holdings with Maxxim Holdings being the surviving corporation. See "The Recapitalization."



     We are located at 10300 49th Street North, Clearwater, Florida 33762. Our telephone number is (727) 561-2100.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On November 12, 1999, we completed a private offering of unregistered senior subordinated discount notes due 2009. At that time, we entered into an exchange and registration rights agreement with the purchasers of those notes in which we agreed to offer to exchange the old notes for registered exchange notes. We are delivering this prospectus to you as part of that exchange offer. We agreed to complete the exchange offer within 180 days after the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes.

     The exchange notes are identical in all material respects to the old notes except:

     - the exchange notes have been registered under the Securities Act; and

     - the exchange notes will not bear legends restricting their transfer.

The Exchange Offer...........   We are offering to exchange up to $144,552,000
                                aggregate principal amount at maturity of old notes for up to $144,552,000 aggregate principal amount at maturity of exchange notes. You may exchange old notes only in integral multiples of $1,000.

Resale.......................   Based on an interpretation by the staff of the
                                SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the
                                Securities Act, provided that:

                                - you are acquiring the exchange notes in the
                                  ordinary course of your business;

                                - you have not engaged in, do not intend to
                                  engage in, and have no arrangement or
                                  understanding with any person to participate in, a distribution of the exchange notes; and

                                - you are not an "affiliate" of us within the
                                  meaning of Rule 405 under the Securities Act.

                                Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                                Any holder of old notes who:

                                - is our affiliate;

                                - does not acquire exchange notes in the
                                  ordinary course of its business; or

                                - tenders in the exchange offer with the
                                  intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC stated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.


Expiration of the
  Exchange Offer;
  Withdrawal of Tender.......   The exchange offer will expire at 5:00 p.m., New
                                York City time, on April 13, 2000 or a later date and time to which we extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time before expiration of the exchange offer.
                                Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.


Conditions to the
  Exchange Offer.............   The exchange offer is subject to customary
                                conditions, which we may waive. Please read the section under the caption "The Exchange
                                Offer -- Conditions" of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering
  Outstanding Notes..........   If you wish to participate in the exchange
                                offer, you must:

                                - complete, sign and date the accompanying
                                  letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal; and

                                - mail or otherwise deliver the letter of
                                  transmittal, or a copy of the letter of
                                  transmittal, together with your old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

                                By signing the letter of transmittal, you will represent to us that, among other things:

                                - you acquired your old notes in the ordinary
                                  course of your business;

                                - you have no arrangement or understanding with
                                  any person or entity to participate in a distribution of the exchange notes;

                                - if you are a broker-dealer that will receive
                                  exchange notes for your own account in
                                  exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

                                - you are not an "affiliate," as defined in Rule
                                  405 of the Securities Act, of us or, if you are an affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for
  Beneficial Owners..........   If you are a beneficial owner of old notes that
                                are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before expiration of the exchange offer.

Guaranteed Delivery
  Procedures.................   If you wish to tender your old notes and your
                                old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal before expiration of the exchange offer, you must tender your old notes according to the guaranteed delivery procedures set forth under the caption "The
                                Exchange Offer -- Guaranteed Delivery
                                Procedures."

Effect on Holders of
  Outstanding Notes..........   By making the exchange offer and by accepting
                                for exchange all validly tendered old notes under the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement to offer to exchange the old notes for registered exchange notes. If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that terminate upon the completion of the exchange offer. Any trading market for old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Consequences of Failure
  to Exchange................   All untendered old notes will remain subject to
                                the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless they are first registered under the Securities
                                Act or offered and sold pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities
                                Act.

Federal Income Tax
  Considerations.............   The exchange of old notes for exchange notes in
                                the exchange offer will not be a taxable event for U.S. federal income tax purposes. See
                                "Certain United States Federal Income Tax
                                Considerations" for a more detailed description of the tax consequences of the exchange.

Use of Proceeds..............   We will not receive any cash proceeds from the
                                issuance of exchange notes pursuant to the exchange offer.

Exchange Agent...............   The Bank of New York is the exchange agent for
                                the exchange offer. The address and telephone number of the exchange agent are set forth under the caption "The Exchange Offer - Exchange
                                Agent" of this prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer.......................   Maxxim Medical Group, Inc.

Securities Offered...........   $144,552,000 aggregate principal amount at
                                maturity of senior subordinated discount notes due 2009 ($110,004,072 aggregate initial accreted value).

Maturity.....................   November 15, 2009.

Interest Payment Dates.......   May 15 and November 15 of each year, commencing
                                on May 15, 2000.

Yield and Interest...........   (i)  11% cash interest on the initial accreted
                                     value ($761.00) of each note with a
                                     principal amount at maturity of $1,000,
                                     equal to $41.86, paid semi-annually May 15 and November 15 of each year, commencing on May 15, 2000; and

                                (ii) 1.375% semi-annual accreted interest on the
                                     accreted value, accreting on May 15 and
                                     November 15 of each year, commencing on May
                                     15, 2000.

Original Issue Discount......   Maxxim Group issued the old notes with original
                                issue discount for U.S. federal income tax purposes. The exchange notes will bear the same amount of original issue discount as the old notes, and the holders of the exchange notes will be required to include such original issue discount in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, in advance of the receipt of the cash payments to which such income is attributable.

Optional Redemption..........   On or after November 15, 2004, Maxxim Group may
                                redeem some or all of the exchange notes at the redemption prices, expressed as a percentage of accreted value, listed under the caption
                                "Description of the Exchange Notes -- Optional
                                Redemption," together with accrued and unpaid interest to the date of redemption. Prior to such date, Maxxim Group may not redeem the exchange notes, except as described in the following sentence. At any time prior to November 15, 2002, Maxxim Group may redeem exchange notes and old notes representing up to 35% of the original aggregate principal amount at maturity of the old notes, together with accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain equity offerings at a redemption price equal to 113 3/4% of the accreted value of the notes, plus accrued and unpaid interest, so long as:

                                - at least 65% of the original aggregate
                                  principal amount at maturity of the old notes remains outstanding after each such redemption; and

                                - any such redemption is made within 90 days of
                                  the consummation of such equity offering.

                                See "Description of the Exchange
                                Notes -- Optional Redemption."

Change of Control............   If Maxxim Group or Maxxim Holdings experiences a
                                change of control, you will have the right to require Maxxim Group to purchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the accreted value of the exchange notes, plus accrued and unpaid interest to the date of purchase.
                                However, Maxxim Group will not be obligated to purchase exchange notes pursuant to a change of control offer in the event that it has exercised its right to redeem all the exchange notes, as described under "-- Optional Redemption." See
                                "Description of the Exchange Notes -- Change of
                                Control."

Guarantees...................   The exchange notes are guaranteed on an
                                unsecured senior subordinated basis by:

                                - Maxxim Holdings;

                                - each of Maxxim Group's U.S. subsidiaries;

                                - each of Maxxim Group's future U.S.
                                  subsidiaries; and

                                - each of Maxxim Group's present or future
                                  non-U.S. subsidiaries that guarantees any debt of Maxxim Group, other than the outstanding $5,000 of 10 1/2% senior subordinated notes due 2006, or any debt of any U.S. subsidiary of Maxxim Group.

                                In certain circumstances, a subsidiary guarantor may be released from its guarantee. See "Description of the Exchange
                                Notes -- Guarantees."

                                On a pro forma basis, giving effect to the recapitalization, as of and for the fiscal year ended October 31, 1999, Maxxim Group's subsidiaries that will not initially guarantee the exchange notes had total liabilities, excluding intercompany liabilities, of $9.8 million and no outstanding preferred stock and total assets of the non-guarantor subsidiaries accounted for 18.4% of our assets. For the fiscal year ended October 31, 1999, the non-guarantor subsidiaries generated 12.5% of our total net sales.

Ranking......................   The exchange notes:

                                - will be unsecured;

                                - will be subordinated to all of Maxxim Group's
                                  existing and future senior debt;

                                - will rank equally with all of Maxxim Group's
                                  existing and future senior subordinated debt;

                                - will rank senior to all of Maxxim Group's
                                  existing and future subordinated debt;

                                - will be effectively subordinated to Maxxim
                                  Group's and its subsidiaries' secured debt to the extent of the value of the assets securing such indebtedness; and

                                - will be effectively subordinated to all
                                  liabilities, including trade payables, and preferred stock of each existing and future non-guarantor subsidiary.

                                Similarly, the guarantee of each guarantor:

                                - will be unsecured;

                                - will be subordinated to all of such
                                  guarantor's existing and future senior debt;

                                - will rank equally with all of such guarantor's
                                  existing and future senior subordinated debt;

                                - will rank senior to all of such guarantor's
                                  future subordinated debt;

                                - will be effectively subordinated to any
                                  secured debt of such guarantor and its
                                  subsidiaries to the extent of the value of the assets securing such debt; and

                                - will be effectively subordinated to all
                                  liabilities, including trade payables, and preferred stock of each subsidiary of such guarantor that is a non-guarantor subsidiary.


Restrictive Covenants........   Maxxim Group will issue the exchange notes under
                                an indenture with The Bank of New York, as the trustee. The indenture will, among other things, restrict the ability of Maxxim Group and its subsidiaries to:


                                - incur additional debt, including in the form
                                  of guarantees;

                                - pay dividends, make distributions, redeem
                                  equity interests or redeem subordinated debt;

                                - make certain types of investments;

                                - sell or issue capital stock of subsidiaries;

                                - enter into agreements restricting
                                  distributions from subsidiaries;

                                - sell certain assets or merge or consolidate
                                  with or into other companies; and

                                - enter into certain transactions with
                                  affiliates.

                                These covenants will be subject to a number of important exceptions. For more details, see "Description of the Exchange
                                Notes -- Restrictive Covenants."

Absence of Established
  Market for the Notes.......   The exchange notes are a new issue of securities
                                and there is no established trading market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. We cannot assure you that a liquid market will develop for the exchange notes.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following table presents summary historical consolidated financial information of Maxxim Holdings and summary unaudited pro forma consolidated financial information of Maxxim Group. Maxxim Group had no operations or assets prior to the recapitalization of Maxxim Holdings. As part of the recapitalization, Maxxim Holdings contributed all of its assets and liabilities, other than those relating to its credit facility prior to the recapitalization, to Maxxim Group. Maxxim Holdings has guaranteed the old notes and the new credit facilities and currently has no substantial operations or assets other than the capital stock of Maxxim Group.

     You should consider the following when reading the summary historical consolidated financial information:

     - The summary historical consolidated financial information set forth below as of the end of and for fiscal years 1995 and 1996 is derived from Maxxim Holdings' audited consolidated financial statements and the notes thereto, which are not included in this prospectus.

     - The summary historical consolidated financial information of Maxxim Holdings set forth below as of the end of and for fiscal years 1997, 1998 and 1999 is derived from Maxxim Holdings' consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus.

     - The summary historical consolidated financial information of Maxxim Holdings set forth below for fiscal year 1999 excludes the results of Circon for the period from the date of its acquisition on January 6, 1999, through the end of fiscal year 1999, as Circon has been included in discontinued operations for fiscal year 1999. Circon was sold as part of the recapitalization.

     - The fiscal year of Maxxim Holdings ends on the Sunday following the last Thursday in October.

     - The summary unaudited pro forma consolidated financial information of Maxxim Group set forth below as of and for the fiscal year ended October 31, 1999 is derived from Maxxim Holdings' audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

     - The unaudited pro forma consolidated statement of operations information for the fiscal year ended October 31, 1999 gives effect to the recapitalization as if it had occurred on November 2, 1998.

     - The unaudited pro forma consolidated balance sheet information at October 31, 1999 gives effect to the recapitalization as if it had occurred on that date.

     - The summary unaudited pro forma consolidated financial information is for informational purposes only and does not:

      -- purport to represent what the financial position or results of operations of Maxxim Group would actually have been had the recapitalization in fact occurred on such dates or to project the financial position or results of operations of Maxxim Group for any future period or date;

      -- reflect the effect of certain non-recurring statement of operations charges resulting from the recapitalization; or

      -- reflect certain insignificant acquisitions or divestitures.


     The information below should be read in conjunction with:



     - "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and



     - the other financial information included elsewhere in this prospectus.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                                                MAXXIM HOLDINGS                              MAXXIM GROUP
                                      --------------------------------------------------------------------    PRO FORMA
                                                               FISCAL YEAR ENDED                             FISCAL YEAR
                                      --------------------------------------------------------------------      ENDED
                                      OCTOBER 29,   NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,   OCTOBER 31,    OCTOBER 31,
                                         1995          1996          1997          1998           1999           1999
                                      -----------   -----------   -----------   -----------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales...........................   $265,726      $399,836      $529,552      $522,516       $508,654       $508,654
Cost of sales.......................    186,495       294,164       397,691       381,638        366,778        366,778
                                       --------      --------      --------      --------       --------       --------
Gross profit........................     79,231       105,672       131,861       140,878        141,876        141,876
Selling, general, and administrative
 expenses...........................     60,329        77,980        90,101        94,410         93,694         92,416
Restructure charges and transition
 expenses(1)........................     10,845            --            --            --          4,637          4,637
                                       --------      --------      --------      --------       --------       --------
Income from operations..............      8,057        27,692        41,760        46,468         43,545         44,823
Interest expense, net...............      4,088        13,143        22,145        13,420         27,789         42,084
Other income (expense), net.........      1,014           583         2,751         1,042           (555)          (555)
                                       --------      --------      --------      --------       --------       --------
Income from continuing operations
 before income taxes................      4,983        15,132        22,366        34,090         15,201          2,184
Income taxes........................      2,054         6,422         9,485        14,454          7,175          2,098
                                       --------      --------      --------      --------       --------       --------
Income from continuing operations...   $  2,929      $  8,710      $ 12,881      $ 19,636       $  8,026       $     86
                                       ========      ========      ========      ========       ========       ========
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital.....................   $ 73,286      $122,086      $ 99,815      $108,918       $348,315       $144,330
Total assets........................    264,490       465,347       424,046       468,051        711,593        520,934
Total debt..........................    108,158       267,926       221,085       121,683        361,749        376,263
Total shareholders' equity..........    116,351       123,556       137,928       272,909        285,117         79,944
OTHER FINANCIAL DATA:
EBITDA(2)...........................   $ 29,233      $ 43,268      $ 61,647      $ 66,514       $ 70,899       $ 72,177
EBITDA margin(3)....................       11.0%         10.8%         11.6%         12.7%          13.9%          14.2%
Depreciation and amortization.......   $  9,073      $ 14,682      $ 16,665      $ 18,379       $ 22,526       $ 22,526
Cash interest expense(4)............      3,928        12,857        21,315        12,399         26,641         36,110
Capital expenditures(5).............      9,274        10,625         6,829        23,441         25,757         25,757
Expenditures for acquisitions,
 net(6).............................     85,705       112,676            --        47,363        245,432         (1,635)
Ratio of earnings to fixed
 charges(7).........................        2.2x          2.1x          2.0x          3.3x           1.5x           1.1x

See Notes to Summary Historical and Unaudited Pro Forma Financial Information.

   NOTES TO SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

     (1) Non-recurring charges of $10,845 incurred in fiscal year 1995 include $1,300 for restructuring expenses, $2,200 for facility consolidation expenses and $7,345 for non-cash asset write-downs. Restructure charges and transition expenses of $4,637 incurred in fiscal year 1999 include $2,016 transition expenses for sales force restructuring, comprised primarily of severance costs and training expenses, and $2,621 restructure charges associated with the closing of one of our glove plants, comprised primarily of severance costs and benefits. Our restructuring charges and transition expenses for the pro forma year ended October 31, 1999 are consistent with the charges noted in fiscal 1999.

     (2) EBITDA for any relevant period presented above is defined as income from continuing operations plus income taxes, interest expense, net, depreciation and amortization, non-cash stock compensation expense and nonrecurring charges and transition expenses. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is presented because management believes it is a widely accepted financial indicator of a company's ability to incur and service debt and certain covenants in the indenture governing the exchange notes and in Maxxim Group's new senior secured credit facilities will be tied to similar measures.

        Non-cash stock compensation expense for Maxxim Holdings was $244, $311, $471, $625 and $746 for fiscal years 1995, 1996, 1997, 1998 and 1999, respectively.

        Non-cash stock compensation expense for Maxxim Group was $746 for the pro forma fiscal year ended October 31, 1999.

     (3) EBITDA margin represents EBITDA as a percentage of net sales.

     (4) Cash interest expense is defined as interest expense less amortization of debt financing costs. Amortization of debt financing costs for Maxxim Holdings was $160, $286, $830, $1,021 and $1,148 for fiscal years 1995, 1996, 1997, 1998 and 1999, respectively. Amortization of debt financing costs, accretion of the discount on the issuance of the $144,552 aggregate principal amount at maturity of senior subordinated discount notes due 2009 and accretion of the value of the warrants to purchase Maxxim Holdings common stock issued with the notes was $2,698, $3,046 and $230, respectively, for Maxxim Group for the pro forma fiscal year ended October 31, 1999.

     (5) Capital expenditures exclude expenditures for acquisitions, net of divestitures.

     (6) Expenditures for acquisitions, net of divestitures, for Maxxim Holdings consist of:

        - for fiscal year 1995, acquisitions of $85,705 consist of the purchase of:

           -- Medica B.V., our current European operations, for $11,000;

           -- Bovie product group for $2,600;

           -- property and equipment, inventory and other assets relating to non-sterile products for $1,500; and

           -- glove operations for $70,605.

        - for fiscal year 1996, net acquisitions of $112,676 consist of:

           -- the purchase of Sterile Concepts, Inc. for $118,676; and

           -- the sale of Henley Healthcare physical therapy division for $6,000.

        - for fiscal year 1998, acquisitions of $47,363 consist of the purchase of:

           -- Winfield Medical for $31,267; and

           -- glove plant assets and assumption of related liabilities for $16,096.

        - for fiscal year 1999, net acquisitions of $245,432 consist of:

           -- the purchase of Circon for $247,067; and

           -- the sale of non-sterile products for $1,635.

     Proceeds from divestitures for Maxxim Group for the pro forma fiscal year ended October 31, 1999 were 1,635 from the sale of non-sterile products.

     There were no acquisitions or divestitures for Maxxim Holdings in fiscal year 1997.

     (7) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges by fixed charges. For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest component of rental expense.

                                  RISK FACTORS

OUR SUBSTANTIAL DEBT INCREASES THE RISK THAT WE WILL NOT BE ABLE TO SATISFY OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.


     We have a significant amount of debt, which may impair our ability to pay the interest and principal due under the exchange notes. At the end of the first quarter of fiscal year 2000, January 30, 2000, Maxxim Group had outstanding $374.8 million aggregate principal amount of debt and shareholders' equity of $68.6 million. Of the outstanding debt, $260.0 million is senior debt and the remainder ranks equally with the debt under the exchange notes and old notes. At January 30, 2000, Maxxim Holdings had $51.5 million outstanding under the Maxxim Holdings notes in addition to its guarantees of the old notes and the debt outstanding under Maxxim Group's new senior credit facilities. The amount due under the Maxxim Holdings notes is also senior debt.



     We and our subsidiaries may incur substantial additional debt in the future. At January 30, 2000, Maxxim Group had approximately $50.0 of unused commitments under its new revolving senior credit facility. The indenture does not prohibit us or our subsidiaries from incurring additional debt, although there are restrictions on the amounts that can be incurred for various purposes and generally, which we describe under "Description of the Exchange
Notes -- Restrictive Covenants."


     The following table sets forth the aggregate amounts of principal and interest due on Maxxim Group's obligations during each of the next five fiscal years. We anticipate that we will pay such amounts using funds earned by the subsidiaries of Maxxim Group, which will be distributed to Maxxim Group. There are no payments due under Maxxim Holding's obligations during the next five fiscal years.

FISCAL YEAR  PRINCIPAL AND INTEREST PAYMENTS DUE
-----------  -----------------------------------
                         (UNAUDITED)
   2000                  $30,077,000
   2001                   45,410,000
   2002                   47,152,000
   2003                   47,071,000
   2004                   48,829,000

     See "Description of New Credit Facilities and Other Indebtedness" for a description of the new credit facilities and the Maxxim Holdings notes.

IF OUR SUBSIDIARIES ARE UNABLE TO DISTRIBUTE CASH TO US WHEN NEEDED, WE MAY BE UNABLE TO SATISFY OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We conduct all of our operations through subsidiaries of Maxxim Group. As a result, we depend upon dividends or other intercompany transfers of funds from our subsidiaries for the funds necessary to meet our debt service obligations, including required payments on the exchange notes and old notes. We only receive the cash that remains after our subsidiaries satisfy their obligations. If they are unable to pass on the amount of cash that we need, we will be unable to make payments to you.

     The indenture governing the exchange notes will limit restrictions on the ability of our subsidiaries to pay dividends or make other distributions, but these limitations are subject to a number of significant qualifications and exceptions. In addition, applicable laws and regulations, as well as agreements our subsidiaries enter with other parties, may restrict the ability of our subsidiaries to pay dividends or make other distributions.

     The claims of creditors of a subsidiary are generally superior in right of payment to the claims of creditors of the subsidiary's parent company, unless the claims of the creditors of the parent company are guaranteed by the subsidiary. Consequently, the exchange notes will be effectively subordinate in right of payment to the claims of creditors of our subsidiaries that do not guarantee the exchange notes.

WE MAY HAVE INSUFFICIENT ASSETS TO REPAY ALL AMOUNTS DUE UNDER THE EXCHANGE NOTES OR TO SATISFY THE GUARANTEES AFTER REPAYING AMOUNTS DUE ON DEBT THAT RANKS SENIOR TO THE EXCHANGE NOTES AND THE GUARANTEES.

     The right to payment on the exchange notes will be subordinate to the rights of the holders of all of our existing and future senior debt. Similarly, the guarantees of the exchange notes provided by Maxxim Holdings and each of our guarantor subsidiaries will be subordinate to all existing and future senior debt of the applicable guarantor. In the event of a bankruptcy or similar proceeding with respect to us or any guarantor of the exchange notes, our or the guarantor's assets will be available to pay obligations on the exchange notes or the applicable guarantee only after all outstanding senior debt has been paid in full. As a result, there may not be sufficient assets remaining to make payment of amounts due on any or all of the exchange notes then outstanding or the guarantees.

     In addition, all payments on the exchange notes and the guarantees of the exchange notes will be blocked in the event of a payment default on the designated senior indebtedness described in the indenture governing the exchange notes and may be blocked for up to 179 days out of 360 days in the event of a nonpayment default on this designated senior indebtedness.


BECAUSE THE EXCHANGE NOTES AND THE GUARANTEES OF THE EXCHANGE NOTES WILL BE UNSECURED, ASSETS SECURING OTHER OF OUR DEBT WILL BE USED TO MAKE PAYMENTS ON THAT SECURED DEBT BEFORE PAYMENTS ARE MADE ON THE EXCHANGE NOTES.


     The exchange notes and the guarantees of the exchange notes will not be secured by any collateral. Thus, the exchange notes will effectively rank junior in right of payment to our secured debt, and the guarantees of exchange notes will effectively rank junior in right of payment to each guarantor's secured debt to the extent of the value of the assets securing that debt. It is possible that there would be insufficient assets remaining after repayment in full of all amounts outstanding under our secured senior credit facility to satisfy in full all claims of holders of exchange notes.

     Our senior credit facility is secured by pledges of all of our capital stock and substantially all of the capital stock of all of our subsidiaries and liens on substantially all of our assets and the assets of our subsidiaries. If an event of default occurs under our senior credit facility:

     - the lenders can foreclose on the collateral securing the amounts outstanding under our senior credit facility, regardless of any default with respect to the exchange notes; and

     - the assets constituting the collateral would first be used to repay in full all amounts outstanding under our senior credit facility.

YOUR ABILITY TO COLLECT FROM OUR GUARANTOR SUBSIDIARIES MAY BE LIMITED UNDER CERTAIN CIRCUMSTANCES.

     Although the guarantees of our subsidiaries provide you with a direct claim against their assets, creditors of those guarantors may challenge enforcement of such guarantees in a bankruptcy or reorganization proceeding. Your claims may also be subject to certain defenses available to guarantors generally. To the extent that the guarantees are not enforceable, the exchange notes will be effectively subordinated to all liabilities, including trade payables, of the guarantors.

OUR SUBSTANTIAL DEBT AND RESTRICTIVE COVENANTS IN OUR CREDIT AGREEMENTS AND DEBT INSTRUMENTS MAY LIMIT OUR FINANCIAL AND OPERATING FLEXIBILITY AND ADVERSELY AFFECT OUR ABILITY TO COMPETE, WHICH MAY MAKE IT MORE DIFFICULT FOR US TO MEET OUR OBLIGATIONS TO YOU IN THE FUTURE.

     Our substantial debt will require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt. This could negatively affect our future operating performance by reducing the amount of cash flow available for other purposes, including:

     - funding future working capital;

     - funding capital expenditures, including acquisitions;

     - funding research and development; and

     - funding other operating needs.

This reduction in cash flow may restrict our financial and operating flexibility. Further, our borrowings under the new credit facilities, are, and will continue to be, at variable rates of interest, and increases in interest rates will require a greater portion of our cash flow to be used to make interest payments.

     Additionally, the credit agreement relating to our new senior credit facility and the indenture restrict our financial and operating flexibility in various ways and could impair our ability to compete or to achieve our strategic objectives. If we do not comply with these restrictions, or if we fail to satisfy the financial ratios and tests under our senior credit facility, the lenders could accelerate payment of all amounts due them and holders of the exchange notes may accelerate payments due them. See "Description of New Credit Facilities and Other Indebtedness" and "Description of the Exchange Notes."

     The reduction in cash flows and the limitations in our credit agreements and debt instruments may:

     - limit our flexibility in planning for, or reacting to, changes in our business and in economic conditions;

     - limit our ability to borrow additional funds; and

     - place us at a competitive disadvantage, because we may have more debt and less flexibility than certain of our competitors.

     If we are unable to generate sufficient cash flow from our operating activities to make payments on our debt, we may be forced to take certain actions that we would not otherwise undertake, including:

     - delaying or reducing capital expenditures;

     - selling assets or operations; and

     - attempting to restructure or refinance our debt.

     We may, however, be unable to take any of these actions on satisfactory terms or in a timely manner. Moreover, taking any or all of these actions may not allow us to service our debt or fund our other requirements in the future.

IF THERE IS A CHANGE OF CONTROL, WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS TO YOU.

     If a "change of control," as defined in the indenture governing the exchange notes, occurs, each holder of the exchange notes will have the right to require us to repurchase the holder's exchange notes at a price equal to 101% of the principal amount of the exchange notes, together with accrued and unpaid interest, if any, to the date of repurchase. However:

     - our senior credit facility will effectively prevent the repurchase of the exchange notes by us in the event of a change of control, unless all amounts outstanding under our senior credit facility are repaid in full;

     - our failure to repurchase the exchange notes would be a default under the indenture governing the exchange notes, which would be a default under our senior credit facility; and

     - our failure to repay all amounts outstanding under our senior credit facility upon a default would be a default under the indenture governing the exchange notes.

IF A BANKRUPTCY CASE IS COMMENCED BEFORE THE EXCHANGE NOTES HAVE FULLY ACCRETED, YOU MAY NOT BE ABLE TO RECOVER THE PORTION OF THE ORIGINAL ISSUE DISCOUNT THAT HAS NOT YET ACCRUED.

     If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim of a holder of exchange notes relating to the principal amount thereof may be limited to an amount equal to the sum of:

     - the initial offering price of the old notes and

     - that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

     Any original issue discount that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

YOU MAY NOT BE ABLE TO READILY SELL YOUR EXCHANGE NOTES SINCE THERE IS NO ESTABLISHED TRADING MARKET FOR THE EXCHANGE NOTES AND ANY MARKET THAT DOES DEVELOP MAY BE ILLIQUID.


     The exchange notes are a new issue of securities with no established trading market. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system, and the purchasers of the old notes are not obligated to make a market for the exchange notes. No liquid market may ever develop for the exchange notes. You may be unable to sell your exchange notes at a particular time or for a favorable price.



ADDITIONAL COMPETITION AND CONTINUED TECHNOLOGICAL CHANGES AFFECTING OUR BUSINESS MAY MAKE IT DIFFICULT FOR US TO COMPETE SUCCESSFULLY.



     We believe that the barriers to entry in the custom procedure tray business are fairly low and it would be reasonably easy for medical products companies currently not in the custom procedure tray business or others to enter the business. Many manufacturers currently package specialty medical products that may not technically be "custom procedure trays," but effectively compete with our custom procedure trays or could be packaged with other products so as to directly compete with our custom procedure trays. In addition, our end-use customers could revert to the in-house preparation of a tray containing the same components that are found in a custom procedure tray. Also, numerous companies suppling medical procedure trays to niche markets could broaden their product lines. We may be unable to continue to compete effectively with our current competitors or any new competitors in the custom procedure tray portion of our business. See "Business -- Competition -- Custom Procedure Trays."



     Medical glove performance is measured by the degree of tactility and barrier protection that the glove affords, and, as a result, technology plays a major role in the development, manufacture and sale of medical gloves. Although we have patented formulations and manufacturing processes for our most technologically advanced non-latex gloves, and trade secrets or know-how related to certain of our other gloves, our competitors may develop superior gloves or gloves which offer a superior combination of price and performance. See "Business -- Product Development and Patents; Other Intellectual Property" and "Business -- Competition -- Medical Gloves."



     We pursue a policy of seeking exclusive licenses and/or patent protection both in the United States and abroad for certain of our technology and/or manufacturing processes. While no patent covered product sales that constituted 5% or more of our pro forma net sales for fiscal year 1999, obtaining or maintaining patents and/or exclusive technology licenses on certain of our new products or products under development may be critical to the success of such products. We may fail to obtain or maintain such patents and licenses.



     We also rely on trade secrets and know-how to maintain our competitive position and to protect significant portions of our technology and/or manufacturing processes. It is our practice to enter into confidentiality agreements with key employees and consultants. However, these measures may not prevent the unauthorized disclosure or use of our trade secrets and know-how, and others may independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or other technology.

     Although we pursue product research and development efforts, technological change could render one or more of our present or proposed products obsolete. See "Business -- Product Development and Patents; Other Intellectual Property."



IF WE ARE UNABLE TO COMPLY WITH THE NUMEROUS AND EVOLVING STATE, FEDERAL AND FOREIGN REGULATIONS TO WHICH WE ARE SUBJECT, THERE COULD BE SIGNIFICANT RESTRICTIONS ON OUR ABILITY TO CONDUCT OUR BUSINESS.



     In the United States, most of our products are subject to regulation as medical devices by the U.S. Food and Drug Administration ("FDA") under the U.S. Food, Drug and Cosmetic Act and regulations thereunder (collectively, the "FDCA"). Although we believe we have obtained all necessary clearances from the FDA for the manufacture and sale of all the products that we currently sell, any products developed in the future are likely to require FDA approval before they can be sold in the United States. The FDA may not approve or may challenge the sale of any new products. We anticipate that all of the products that we are currently developing will qualify for receipt of FDA marketing approval on an expedited basis. However, if we develop products that do not qualify, we will be required to obtain FDA approval through a more complex and time consuming application process. The FDA may not act favorably or quickly in its review of our applications, or we may encounter significant difficulties and costs or be required to perform additional testing or collect additional data in our effort to obtain FDA approval, all of which could delay or preclude the sale of new products in the United States. In addition, the FDA may place significant limitations upon the intended use of our products as a condition to approval. The FDA can also deny or withdraw applications due to our failure to comply with regulatory requirements or as a result of the occurrence of unforeseen problems following approval.


     In addition, we must comply with rigorous regulatory requirements applicable to medical devices. If we fail to comply with applicable FDA medical device regulatory requirements, we could be subject, among other things, to:

     - warning letters;

     - additional product labeling requirements;

     - fines, injunctions or civil penalties;

     - repairs, replacements, refunds, recalls or seizures of products;

     - total or partial suspension of production;

     - the FDA's refusal to grant future expedited approvals;

     - withdrawals or suspensions of current product applications; and

     - criminal prosecution.


     In addition, many of the states in which we do business or in which our products are sold impose licensing, labeling or certification requirements that are in addition to those imposed by the FDA. To date, we have not experienced difficulty in complying with these requirements; however, one or more states could impose additional regulations or requirements that would have a material adverse effect on our ability to sell our products. See "Business -- Government Regulation -- Domestic Regulation."

     The products we manufacture and sell in Europe are subject to the European Community regulations for medical devices. The European Community has a registration process that includes registration of manufacturing facilities and product certification. In addition, we are subject to regulation by national governments and supranational agencies as well as by local agencies affecting, among other things:

    - product standards; - packaging          - tariff regulations; - duties; and
    requirements; - labeling                  - tax requirements.
    requirements; - import
    restrictions;


     To date, we have not experienced difficulty in complying with these regulations; however, we may not be successful in obtaining European certifications for new facilities or products, or we may be unable to maintain our existing certifications for facilities or products in the future. One or more countries or agencies could impose additional regulations or requirements that would have a material adverse effect on our ability to sell our products. See "Business -- Government Regulation -- International Regulation."



     We are also subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. If we violate these laws, we may be subject to criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in U.S. federal and state healthcare programs. We believe that our operations are in material compliance with such laws; however, because of the far-reaching nature of these laws, we or certain of our sales representatives may be required to alter one or more of our or their practices to be in compliance with these laws.



IF WE CANNOT ADEQUATELY RESPOND TO COST CONTAINMENT EFFORTS AND OTHER SIGNIFICANT TRENDS AFFECTING HEALTHCARE PROVIDERS AND HEALTHCARE BUYING GROUPS, WE MAY BE UNABLE TO SUCCESSFULLY COMPETE.



     Our future success depends in part upon our ability to enter into additional contract arrangements with buying groups comprised of hospitals, surgery centers and other healthcare providers and achieve high sales volumes under our contracts. In recent years, hospitals, surgery centers and other healthcare providers in both the public and private sectors have begun to coordinate their purchases of medical products through buying groups in order to obtain price concessions and control costs, including the prices of products such as those we sell. A majority of our U.S. hospital and surgery center customers are members of buying groups. Because these contracts with buying groups involve price concessions from us, it is important that these contracts result in high sales volumes from members of the buying groups in order to offset the negative impact of lower per unit prices at lower margins. Although buying groups strongly encourage their members to purchase products under these contracts, compliance by different members of the buying groups may vary. Accordingly, we may not achieve high sales volumes under these contracts.



     Cost containment pressures within the healthcare industry have also resulted in significant consolidation of healthcare providers. Acquisitions of our significant customers or buying groups with which we have contracts have resulted in, and in the future could result in, the loss of such customer or contract. In addition, the consolidation of healthcare providers often results in renegotiation of terms and in the granting of price concessions. Many of our customer relationships and buying group contracts are terminable by the customer with little or no penalty. Many buying groups are able to leverage their size and purchasing power when negotiating prices. We have reduced prices as a result of this trend. As buying groups increase in size, each relationship represents a greater concentration of market share and the adverse consequences of losing a single relationship increase considerably.



     We believe that it is likely that efforts by governmental and private payors to contain costs through managed care and other efforts and to reform healthcare systems will continue and that such efforts may have an adverse effect on the pricing and demand for our products. In addition, we expect healthcare reform and managed care to continue to develop in our primary international markets, which we expect will result in further downward pressure in product pricing. We cannot predict the timing and the effects of healthcare reform and the development of managed care in international markets. See "Business -- Industry" and "Business -- Sales, Marketing and Distribution."



DUE TO OUR LEVERAGE AND THE COMPETITIVE ENVIRONMENT FOR ACQUISITION CANDIDATES, IT MAY BE DIFFICULT FOR US TO SUCCESSFULLY EXECUTE OUR ACQUISITION STRATEGY.



     Part of our business strategy is to acquire companies and product groups that expand or complement our existing product groups, increase vertical integration or enlarge our customer base. We cannot predict whether or when any prospective acquisition candidates will become available or the likelihood of transactions being completed should any negotiations commence. Our ability to finance acquisitions is constrained by our high degree of leverage following the recapitalization. The new credit facilities and the indenture significantly limit our ability to make acquisitions and to incur debt in connection with acquisitions.



IF WE ARE HELD TO BE IN VIOLATION OF CURRENT OR FUTURE ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS, OUR BUSINESS MAY SUFFER.



     Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. We believe we are currently in substantial compliance with such requirements. In the future, federal, state, local or foreign governments could enact new or more stringent requirements concerning environmental, health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination.



OUR BUSINESS IS DEPENDENT ON OUR KEY PERSONNEL, AND LOSING KEY MEMBERS OF OUR MANAGEMENT TEAM COULD MAKE IT DIFFICULT TO EXECUTE OUR BUSINESS PLANS SUCCESSFULLY.


     Our success depends to a significant extent upon the efforts and abilities of our senior management team, including Mr. Davidson, our Chairman of the Board, President and Chief Executive Officer, and our other executive officers. We do not carry key man life insurance on any of our executive officers. The loss of the services of Mr. Davidson or one or more of these senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies, including identifying and completing acquisitions. Eight members of our senior management team own approximately 8.2% of the outstanding common equity of Maxxim Holdings, before giving effect to the exercise of any stock options or warrants. Assuming the exercise of their stock options, they will own approximately 22.8% of the outstanding common equity of Maxxim Holdings on a fully-diluted basis. In addition, each member of senior management entered into a five-year employment agreement with Maxxim Holdings in November 1999 in connection with the recapitalization. Nevertheless, one or more members of senior management could leave our employment. In addition, we believe that failure to attract and retain additional qualified personnel could adversely affect our operations and future success.



OUR DIRECTORS AND CERTAIN OF OUR OFFICERS ARE SUBJECT TO CONFLICTS OF INTEREST WHICH MAY AFFECT OUR ABILITY TO SATISFY OUR OBLIGATIONS TO YOU.



     Our directors and certain members of our senior management team are subject to conflicts of interest as a result of their simultaneous service as directors and officers of Circon Holdings and Circon and their ownership interest in Circon Holdings. As a result of the recapitalization, Maxxim Holdings and Maxxim Group, on the one hand, and Circon Holdings and Circon, on the other hand, are separate companies, separately capitalized and separately pursuing their respective business strategies. However, the same group of individuals serve as the directors, and Mr. Davidson serves as the Chairman of the Board of Directors, President and Chief Executive Officer, of each of the companies. In addition, other members of our senior management team are required under our services agreement with Circon Holdings and Circon to spend a considerable amount of time and effort on managing the business and affairs of Circon and some of them have been, and others may in the future be, named as senior officers of Circon Holdings and Circon. Mr. Davidson and such other members of our senior management team who are officers of Circon Holdings and Circon receive, in addition to the compensation and incentives received from us, compensation and incentives from Circon Holdings or Circon that is dependent upon the performance of Circon. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Party Transactions."



     Our directors and officers owe us a duty of good faith and fair dealing under applicable state law and are required to act in our best interests and the best interest of our shareholders. However, such directors and members of our senior management team who are also officers of Circon Holdings and Circon owe a similar duty to them and their shareholders. Other than these legal requirements, there are no agreements or arrangements in place to address such potential conflicts of interest or to address the allocation of corporate opportunities between Maxxim Group and Circon.



OUR MANAGEMENT IS REQUIRED TO DEVOTE SUBSTANTIAL TIME TO THE OPERATION OF CIRCON WHICH MAY AFFECT OUR ABILITY TO SATISFY OUR OBLIGATIONS TO YOU.



     The members of our senior management team are required under our services agreement with Circon Holdings and Circon to spend a considerable amount of time and effort on managing the business and affairs of Circon and will, therefore, not be able to devote their full time and attention to our business and operations.

YOUR INTERESTS AS A HOLDER OF THE EXCHANGE NOTES MAY CONFLICT WITH THOSE OF OUR CONTROLLING SHAREHOLDER.



     As a result of the recapitalization, Fox Paine and its affiliates beneficially own approximately 84.1% of the outstanding common equity of Maxxim Holdings and have the ability to appoint a majority of the members of Maxxim Holdings' board of directors. Accordingly, Fox Paine has the ability to control our policies and operations and has the ability to appoint new management and approve any action requiring shareholder approval, including adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets.



IF WE ARE UNABLE TO EFFECTIVELY MANAGE THE RISK RELATED TO OUR INTERNATIONAL SALES AND OPERATIONS, IT MAY BE VERY DIFFICULT TO EXECUTE OUR INTERNATIONAL EXPANSION PLANS.



     Net sales outside of North America accounted for approximately 10.8% of our total net sales for the quarter ended January 30, 2000, with approximately 9.2% of those sales within the European Community. It is our objective to increase international sales in the future as we believe there are growth opportunities abroad, particularly in Europe. Generally we generate net sales and expenses in the local currency where our products are sold and thus are not currently subject to significant currency exchange risk. In the future, it is possible that a greater portion of our net sales outside of North America may not be denominated in the same local currency as the related expenses and thus we may be subject to currency exchange risks.


     With respect to international sales, we are subject to translation adjustment risk, as an increase in the strength of the U.S. dollar could decrease our reported net sales and margins in respect of such sales to the extent we are unable or determine not to increase local currency prices. We are also subject to other risks inherent in international operations including:

     - political and economic conditions;

     - foreign regulatory requirements;

     - exposure to different legal requirements and standards;

     - potential difficulties in protecting intellectual property;

     - import and export restrictions;

     - increased costs of transportation or shipping;

     - labor disputes;

     - difficulties in collecting accounts receivable;

     - longer collection periods; and

     - potentially adverse tax consequences.


     As we continue to attempt to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks.

                           FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements including statements about our plans, strategies and prospects under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We have based these statements on our current assumptions, expectations and projections about future events. Accordingly, these forward-looking statements involve uncertainty and risk. The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements and urge you to consider all of the information contained in this prospectus, including the "Risk Factors" and all other factors that could cause actual results to differ materially from management's expectations, when considering the information provided in the forward-looking statements. These forward-looking statements are based on assumptions about Maxxim Group and Maxxim Holdings, including, among other things, that:


     - our increased leverage and debt service obligations described in this prospectus will not have an adverse effect on our operations and finances;

     - there will not be adverse developments in, or changes to, the laws and regulations governing our business, particularly regulations promulgated by the U.S. Food and Drug Administration;

     - there will not be adverse developments in the international markets in which we operate, and we will be successful in anticipating and managing the risks associated with our international operations;


     - we will be able to successfully introduce products in development on schedule;


     - we will make acquisitions which contribute to profitability, and the integration of such acquisitions will not disrupt our operations;

     - we will be able to respond effectively to cost containment efforts and other significant trends affecting healthcare providers and healthcare buying groups;

     - demand for our products will follow recent growth trends;

     - our senior management's obligation to manage Circon Corporation, a former subsidiary that is commonly owned and managed, as well as Maxxim Group, will not prove unduly burdensome or adversely divert management attention away from Maxxim Group;

     - our competitors will not introduce new products that will substantially reduce our sales position in our most significant product groups;

     - any product liability claims or other litigation to which we are now subject or to which we may become subject in the future will not result in materially adverse judgments against us; and

     - we will be successful in retaining employees who are integral to the operation of our business.

     In the event any of the above assumptions does not prove to be correct, actual results could differ materially from the expectations expressed in the forward-looking statements. Except to the extent required under the federal securities laws, we do not intend to update or otherwise revise forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.


     The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Reform Act. The Reform Act does not provide this protection for privately-held companies such as Maxxim and is not available for our forward-looking statements.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We have entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. We also agreed to try to cause the exchange offer to be completed within 180 days following the original issuance of the old notes. The old notes were issued on November 12, 1999.

     Under the circumstances set forth below, we will try to cause the SEC to declare effective a shelf registration statement for the resale of the old notes and keep the registration statement effective for up to two years after the original issue of the old notes. These circumstances include:

     - if any changes in law, SEC rules or regulations or applicable interpretations by the staff of the SEC do not permit us to complete the exchange offer;

     - if any old notes validly tendered in the exchange offer are not exchanged for exchange notes within 180 days after the original issuance of the old notes;

     - if any initial purchaser of the old notes requests such a registration statement within 20 days of completion of the exchange offer for any old notes that were not eligible to be exchanged for exchange notes in the exchange offer;

     - if any holder of the old notes is not permitted by any law or applicable interpretations by the staff of the SEC to participate in the exchange offer;

     - if any holder of old notes that participates in the exchange offer and does not receive fully tradeable exchange notes requests such a registration statement within 20 days of completion of the exchange offer; or

     - if we elect to file a shelf registration statement with respect to the resale of the old notes.

     If we fail to comply with our obligations under the registration rights agreement, we may be required to pay specified damages to holders of the old notes. Please read the section captioned "Exchange and Registration Rights Agreement" for more details regarding the registration rights agreement.

RESALE OF EXCHANGE NOTES


     Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that you may sell or transfer any exchange notes issued to you under the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if:



     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;



     - the exchange notes are acquired in the ordinary course of your business; and



     - you do not intend to participate in a distribution of the exchange notes.



     If you are using the exchange offer to participate in a distribution of exchange notes, you cannot rely on the no-action letters referred to above, including if you are a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. In that event, you must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.



     If you are a broker-dealer and receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by you in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by you as result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, you will not be considered to admit that you are an "underwriter" within the meaning of the Securities Act of 1933. We have agreed that for a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."


     Except as described above, this prospectus may not be used for an offer to resell, resale other retransfer of exchange notes.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be identical to the form and terms of the old notes in all material respects, except the exchange notes:

     - will be registered under the Securities Act; and

     - will not bear legends restricting their transfer.

     The exchange notes will represent the same debt as the old notes. The exchange notes and the old notes will be governed by the same indenture and both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Exchange Notes" below.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $144.6 million aggregate principal amount at maturity of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     The exchange offer will comply with the provisions of the registration rights agreement, the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue and accrete interest. The holders of the old notes will be entitled to the rights and benefits that they currently have under the indenture.


     We will accept for exchange properly tendered old notes by giving oral or written notice of their acceptance to the exchange agent. If you tender old notes, the exchange agent will act as your agent for the purposes of receiving the exchange notes from us and delivering the exchange notes to you. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption
"-- Conditions."



     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees with respect to the exchange of old notes. We will pay all charges and expenses, other than certain transfer taxes described under the caption "-- Fees and Expenses" below, in connection with the exchange offer.


EXPIRATION OF THE EXCHANGE OFFER; EXTENSIONS; AMENDMENTS


     The exchange offer will expire at 5:00 p.m., New York City time on April 13, 2000, unless we decide to extend it.


     If we extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date of the exchange offer.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CONDITIONS


     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, your old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:



     - the exchange notes to be received will not be tradeable by you without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;



     - the exchange offer, or the making of any exchange by you of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or


     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to restrict the exchange offer.

     In addition, we will not be obligated to accept your old notes for exchange if you do not make to us:


     - the representations described under "-- Resale of Exchange Notes," "-- Procedures for Tendering" and "Plan of Distribution"; and

     - any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.


     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay accepting your old notes by giving you oral or written notice of an extension. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any of your old notes that we do not accept for exchange for any reason without expense to you promptly after the expiration or termination of the exchange offer.



     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, if any of the conditions specified above occur. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of record of the old notes as promptly as practicable.


     These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times. If we fail at any time to exercise any of these rights, that failure will not constitute a waiver of that right. Each of these rights is an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect regarding to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

PROCEDURES FOR TENDERING


     Except as specifically described below, you may tender old notes in the exchange offer only if you are the holder of record of the old notes. To tender in the exchange offer, you must:


     - complete, sign and date the letter of transmittal;


     - have your signature on the letter of transmittal guaranteed if the instructions in the letter of transmittal require it; and


     - mail or deliver by telecopy the letter of transmittal to the exchange agent prior to the expiration date.

In addition, either:


     - the exchange agent must receive your old notes along with the letter of transmittal; or



     - you must comply with the guaranteed delivery procedures described below.

     To participate in the exchange offer, the letter of transmittal and other required documents must be delivered to the exchange agent at the address set forth below under "-- Exchange Agent" before expiration of the exchange offer.


     If you tender old notes and do not withdraw them before expiration of the exchange offer, your tender will constitute an agreement between you and us for the exchange of the old notes tendered upon the terms and conditions in this prospectus and in the letter of transmittal.



     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE EXPIRATION OF THE EXCHANGE OFFER. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO HANDLE THE EXCHANGE OF OLD NOTES FOR YOU.



     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender them, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:



     - make appropriate arrangements to register ownership of the old notes in your name; or


     - obtain a properly completed bond power from the registered holder of old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.


     Your signature on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act, unless you are:



     - the registered holder and you do not complete the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or



     - the old notes are tendered for the account of an eligible institution.



     If you sign the letter of transmittal and you are not the registered holder of the old notes, the old notes must be endorsed by the record owner or accompanied by a properly completed bond power. The endorsement or the bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the endorsement or the bond power.



     If you sign the letter of transmittal or any old notes or bond powers in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other fiduciary or representative capacity, you should indicate such capacity when signing. Unless we waive this requirement, you should also submit evidence satisfactory to us of your authority to deliver the letter of transmittal.

     We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities in the tender of any particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on you. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failing to give notification. Tenders of old notes will not be effective until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which those defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.


     In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - the old notes; and

     - a properly completed letter of transmittal and all other required documents.

     By signing the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see "Plan of Distribution"); and

     - you are not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

GUARANTEED DELIVERY PROCEDURES

     If you want to tender your old notes but they are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before expiration of the exchange offer, you may tender if:

     - the tender is made through an eligible institution;

     - before expiration of the exchange offer, the exchange agent receives from the eligible institution a properly completed notice of guaranteed delivery, by telecopy, mail or hand delivery:


        -- setting forth your name and address and the private placement numbers and the principal amount of old notes tendered;


        -- stating that the tender is being made by guaranteed delivery; and

        -- guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal or copy thereof together with the old notes and any other documents required by the letter of transmittal will be delivered by the eligible institution to the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal or copy thereof, as well as all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.


     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your old notes according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS


     Except as otherwise provided in this prospectus, you may withdraw your tenders at any time before expiration of the exchange offer.


     For a withdrawal to be effective, the exchange agent must receive a written notice, which may be by telegram, telex, telecopy or letter, of withdrawal at one of the addresses set forth below under "-- Exchange Agent."

     Any notice of withdrawal must:


     - state your name;


     - identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and


     - where old notes have been transmitted, specify the name in which the old notes were registered if it is different from yours.

     If old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those old notes, you must also submit:


     - the private placement numbers of the particular old notes to be withdrawn; and


     - a notice of withdrawal signed by you with your signature guaranteed by an eligible institution, unless you are an eligible institution.



     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on you. We will deem any old notes so withdrawn not to have been tendered for exchange for purposes of the exchange offer. We will return any old notes that you tender for exchange but that are not exchanged for any reason to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or before expiration of the exchange offer.


EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:        By Hand or Overnight Delivery:
The Bank of New York                    The Bank of New York
101 Barclay Street,                     101 Barclay Street, Ground Level
Floor 7 East                            Corporate Trust Services Window
New York, New York 10286                New York, New York 10286
Attention: Ayikwei Aryeetey             Attention: Ayikwei Aryeetey
                     Reorganization                          Reorganization
Section                                                      Section

                 By Telecopy (for Eligible Institutions Only):
                              The Bank of New York

                                 (212) 815-6339

     To Confirm by Telephone or for Information Call:  (212) 815-3687

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA TELECOPY OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders of old notes. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $245,000. They include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees; and

     - printing and mailing costs.

TRANSFER TAXES


     We will pay all transfer taxes, if any, applicable to your exchange of old notes under the exchange offer. You, however, will be required to pay any transfer taxes, whether imposed on you, or the registered holder if you are not the registered holder, or any other person, if:



     - notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than you;



     - tendered old notes are registered in the name of any person other than you; or


     - a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Any expenses incurred in the exchange offer will be recorded as deferred financing costs and amortized over the life of the exchange notes.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                              THE RECAPITALIZATION

     On June 13, 1999, Maxxim Holdings entered into a merger agreement with Fox Paine Medic Acquisition Corporation, a Texas corporation newly formed by Fox Paine Capital Fund, L.P., providing for the recapitalization of Maxxim Holdings. The transactions contemplated by the merger agreement included:

     - the sale of Circon Corporation, a wholly owned subsidiary of Maxxim Holdings, to Circon Holdings Corporation in exchange for $208.0 million in cash and the repayment of $20 million of debt owed by Circon Corporation to Maxxim Holdings. Circon Holdings is a newly formed Texas corporation owned by the shareholders of Maxxim Holdings. See "Security Ownership of Certain Beneficial Owners and Management;"

     - the contribution of all of Maxxim Holdings' assets and liabilities, other than those relating to its credit facility prior to the recapitalization, to Maxxim Group; and

     - the merger of Fox Paine Medic with and into Maxxim Holdings with Maxxim Holdings being the surviving corporation. In connection with the merger:

        -- new investors purchased shares of Fox Paine Medic common stock for $131.8 million in cash prior to the merger, with such shares of Fox Paine Medic common stock being converted in the merger into shares of Maxxim Holdings common stock. See "Security Ownership of Certain Beneficial Owners and Management;"

        -- each outstanding share of Maxxim Holdings common stock, other than a portion of the shares held by ten existing Maxxim Holdings shareholders who were employees or directors of Maxxim Holdings or its subsidiaries, were converted into the right to receive the merger consideration of $26.00 per share in cash;

        -- options to purchase shares of Maxxim Holdings common stock, other than certain options held by the continuing Maxxim Holdings shareholders, were canceled in return for a cash payment for each share of Maxxim Holdings common stock subject to such options equal to the excess of $26.00 over the exercise price of such options; and

        -- certain options held by the continuing Maxxim Holdings shareholders were canceled without payment and replaced with options to purchase common stock of Circon Holdings. See "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options."

     These transactions required total funding of approximately $799.6 million. The financing came from the following sources:

     - $110.0 million from the issuance by Maxxim Group of the unregistered senior subordinated discount notes due 2009, which are the subject of this exchange offer, and associated warrants to purchase Maxxim Holdings common stock;

     - $261.6 million in borrowings by Maxxim Group under new senior secured credit facilities, consisting of $260.0 million under three new term loan facilities and $1.6 million drawn under a new $50.0 million revolving credit facility. See "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities;"

     - $50.0 million from the issuance by Maxxim Holdings of senior unsecured discount notes and warrants to purchase shares of Maxxim Holdings common stock to GS Mezzanine Partners, L.P., an investment fund managed by affiliates of Goldman, Sachs & Co., and certain of its affiliated investment funds. See "Description of New Credit Facilities and Other Indebtedness -- Maxxim Holdings Notes;"

     - $131.8 million in cash from the purchase by new investors of shares of Fox Paine Medic common stock, which were converted in the merger into shares of Maxxim Holdings common stock;

     - $13.8 million shares of Maxxim Holdings common stock retained by the continuing Maxxim Holdings shareholders following the merger;

     - $4.4 million in cash from the sale of additional shares of Maxxim Holdings common stock to the continuing Maxxim Holdings shareholders who were part of Maxxim Holdings senior management; and

     - $228.0 million in cash from the sale of Circon Corporation to Circon Holdings and the repayment of debt owed by Circon Corporation to Maxxim Holdings.

In connection with the recapitalization, the following debt of Maxxim Holdings was repaid:

     - all amounts outstanding under Maxxim Holdings' previous credit facility; and

     - approximately $100.0 million principal amount of outstanding 10 1/2% senior subordinated notes due 2006.

     The 10 1/2% senior subordinated notes due 2006 were purchased pursuant to the terms of a tender offer by Maxxim Holdings. Completion of the recapitalization would have violated some of the covenants contained in the indenture governing the notes. As part of the tender offer, Maxxim Holdings solicited consents from holders of the notes to amendments to the terms of the notes and the governing indenture in order to eliminate substantially all of the restrictive covenants contained in the indenture. Holders of more than 99.9% of the principal amount of the notes consented to the amendments and tendered their notes. Maxxim Holdings' obligations under the indenture governing the remaining $5,000 of the notes have been assumed by Maxxim Group, and the amended notes have become the obligations of Maxxim Group and will rank equally with the exchange notes. Maxxim Holdings remains liable, along with Maxxim Group, for payments of principal, premium and interest on the remaining $5,000 of the notes and each of the subsidiaries of Maxxim Group has guaranteed the notes on a senior subordinated basis.

     All of the debt of Maxxim Holdings and Maxxim Group outstanding immediately prior to the completion of the recapitalization was repaid in connection with the recapitalization, except for the $5,000 of the 10 1/2% senior subordinated notes due 2006 and $7.7 million in the aggregate of capital leases, industrial revenue bonds and certain other long term obligations of Maxxim Group. See "Description of New Credit Facilities and Other Indebtedness -- Capital Leases, Industrial Revenue Bonds and Other Long-Term Obligations."

     The transactions involved in the recapitalization were consummated on November 12, 1999. As a result of the recapitalization, Maxxim Holdings and Circon Holdings are owned approximately 87.8% and 90.7%, respectively, by the new investors and approximately 12.2% and 9.3%, respectively, by the continuing Maxxim Holdings shareholders, before giving effect to the exercise of any stock options or warrants. Assuming the exercise of stock options that were rolled-over into new stock options and stock options issued under new stock option incentive programs, the continuing Maxxim Holdings shareholders will own approximately 26.0% of the outstanding common stock of Maxxim Holdings and Circon Holdings on a fully-diluted basis. See "Security Ownership of Certain Beneficial Owners and Management."

OTHER AGREEMENTS

     In connection with the recapitalization:

     - the continuing Maxxim Holdings shareholders and the new investors entered into a shareholders agreement. See "Certain Relationships and Related Party Transactions -- Shareholders Agreement."

     - Maxxim Holdings, Maxxim Group, Circon Holdings and Circon entered into a services agreement. See "Certain Relationships and Related Party Transactions -- Services Agreement."

SOURCES AND USES

     The following table sets forth the approximate sources and uses of funds in connection with the recapitalization of Maxxim Holdings:

                                                              (DOLLARS IN MILLIONS)
SOURCES:
  New credit facilities(1)..................................         $261.6
  Old notes and warrants....................................          110.0
  Maxxim Holdings notes and warrants(2).....................           50.0
  Investor equity contribution..............................          131.8
  Management equity investment(3)...........................           18.2
  Cash from Circon sale and repayment of Circon debt........          228.0
                                                                     ------
     Total sources..........................................         $799.6
                                                                     ======
USES:
  Cash consideration(4).....................................         $368.6
  Repayment of previous credit facility(5)..................          252.8
  Purchase of 10 1/2% senior subordinated notes due 2006....          100.0
  Rollover equity...........................................           13.8
  Transaction fees and expenses(6)..........................           52.2
  Working capital...........................................           12.2
                                                                     ------
     Total uses.............................................         $799.6
                                                                     ======

-------------------------

(1) Represents borrowings under the new credit facilities made at the closing of the recapitalization, consisting of $80.0 million under the tranche A term loan, $90.0 million under the tranche B term loan, $90.0 million under the tranche C term loan and $1.6 million under the revolving credit facility. Upon completion of the recapitalization, we had $48.4 million of additional borrowing capacity under the revolving credit facility. See "The Recapitalization -- Financing for the Recapitalization" and "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities."

(2) See "Description of New Credit Facilities and Other Indebtedness -- Maxxim Holdings Notes."

(3) Represents $13.8 million of common stock retained by the ten continuing Maxxim Holdings shareholders and $4.4 million of option proceeds invested by the eight senior management shareholders in shares of Maxxim Holdings common stock. See "The Recapitalization" and "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options."

(4) Consists of $357.5 million of cash paid to Maxxim Holdings shareholders in the merger, net of the repayment of certain outstanding loans to employees, and $11.1 million of cash paid for outstanding options to purchase Maxxim Holdings common stock. See "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options."

(5) Represents the amount outstanding under Maxxim Holdings' previous credit facility at November 12, 1999.

(6) Transaction fees and expenses include, among other things:

     - the premium, consent fees and other fees and expenses paid in connection with the tender offer for Maxxim Holdings' outstanding 10 1/2% senior subordinated notes due 2006;

     - the discount takedown fee payable to the purchasers of the old notes and other expenses related to the offering of the old notes; and

     - fees and expenses associated with the recapitalization, the new credit facilities and the Maxxim Holdings notes.

                                 CAPITALIZATION

     The following table sets forth Maxxim Group's unaudited capitalization as of October 31, 1999, on a pro forma basis giving effect to the transactions involved in the recapitalization as if they had been completed on such date. The information in the following table should be read in conjunction with "Unaudited Pro Forma Financial Information of Maxxim Group," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of Maxxim Holdings and the notes thereto included elsewhere in this prospectus.

                    PRO FORMA CAPITALIZATION OF MAXXIM GROUP

                                                             AS OF OCTOBER 31, 1999
                                                             ----------------------
                                                             (DOLLARS IN THOUSANDS)
Total debt (including current portion):
  New credit facilities (1)................................         $261,600
  Other long-term obligations (2)..........................            7,749
  10 1/2% senior subordinated notes due 2006...............                5
  Senior subordinated discount notes due 2009..............          106,909
                                                                    --------
     Total debt............................................          376,263
Total shareholder's equity.................................           79,944
                                                                    --------
     Total capitalization..................................         $456,207
                                                                    ========

-------------------------

(1) Represents borrowings under the new credit facilities made at the closing of the recapitalization, consisting of $80 million under the tranche A term loan, $90.0 million under the tranche B term loan, $90.0 million under the tranche C term loan and $1.6 million under the revolving credit facility. Upon consummation of the recapitalization, we had $48.4 million of borrowing capacity under the revolving credit facility. See "The
    Recapitalization -- Financing for the Recapitalization" and "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities."

(2) Includes approximately $2.4 million of industrial revenue bonds, $4.5 million of capital leases and $0.9 million of other long-term obligations. See "Description of New Credit Facilities and Other Indebtedness -- Capital Leases, Industrial Revenue Bonds and Other Long-Term Obligations."

     After giving effect to the recapitalization as if it had been consummated on October 31, 1999, Maxxim Holdings would have had aggregate outstanding long-term indebtedness of $50.0 million under the Maxxim Holdings notes, in addition to its guarantees of the obligations of Maxxim Group under the old notes and the new credit facilities, and shareholders' equity equal to approximately $39.8 million.

           UNAUDITED PRO FORMA FINANCIAL INFORMATION OF MAXXIM GROUP

     The following unaudited pro forma financial information of Maxxim Group, including its subsidiaries on a consolidated basis, has been prepared based on the historical consolidated financial statements of Maxxim Holdings included elsewhere in this prospectus, adjusted to give pro forma effect to the recapitalization. Certain acquisitions and divestitures consummated during the periods presented have not been reflected in the unaudited pro forma consolidated financial information as they were considered immaterial to the operations of Maxxim Group. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." For a description of the recapitalization, see "The Recapitalization."

     As part of the recapitalization, Maxxim Holdings contributed all of its assets and liabilities, other than those relating to its credit facility prior to the recapitalization, to Maxxim Group. As a result of the recapitalization, Maxxim Holdings is a guarantor of the old notes and the new credit facilities and has no substantial operations or assets other than the capital stock of Maxxim Group. As a result, the consolidated financial position and results of operations of Maxxim Holdings are substantially the same as those of Maxxim Group, except as described in footnote (b) to the Unaudited Pro Forma Consolidated Balance Sheet and footnote (b) to the Unaudited Pro Forma Consolidated Statements of Operations.

     You should consider the following when reading the unaudited pro forma financial information:

     - the Unaudited Pro Forma Consolidated Balance Sheet at October 31, 1999 gives effect to the recapitalization as if it had occurred on that date;

     - the Unaudited Pro Forma Consolidated Statement of Operations for fiscal year 1999 gives effect to the recapitalization as if it had occurred on November 2, 1998; and

     - the recapitalization is being accounted for as a recapitalization and therefore has no impact on the historical basis of the assets and liabilities as reflected in the consolidated financial statements.

     The unaudited pro forma adjustments, which are based upon available information and upon certain assumptions that management believes are reasonable, are described in the accompanying notes. The unaudited pro forma consolidated financial information is for informational purposes only and does not:

     - purport to represent what the financial position or results of operations of Maxxim Group would actually have been had the recapitalization in fact occurred on the dates assumed or the financial position or results of operations of Maxxim Group for any future period or date;

     - reflect the effect of certain non-recurring statement of operations charges expected to result from the recapitalization, as described in the footnotes hereto; or

     - reflect certain insignificant acquisitions and divestitures.

     The unaudited pro forma consolidated financial information should be read in conjunction with:

     - the "Selected Historical Consolidated Financial Information of Maxxim Holdings;"

     - the consolidated financial statements of Maxxim Holdings, together with the notes thereto;

     - "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

     - the other financial information included elsewhere in this prospectus.

                           MAXXIM MEDICAL GROUP, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 1999

                                            MAXXIM               PRO FORMA
                                             GROUP          ADJUSTMENTS FOR THE
                             MAXXIM        PRO FORMA      ------------------------       MAXXIM
                            HOLDINGS      AFTER ASSET      CIRCON        OTHER           GROUP
                           HISTORICAL   DROP DOWN(A)(B)    SALE(C)    TRANSACTIONS     PRO FORMA
                           ----------   ---------------   ---------   ------------     ----------
                                                   (DOLLARS IN THOUSANDS)
CURRENT ASSETS:
Cash and cash
  equivalents............   $  4,040       $  4,040       $ 228,000   $  (217,255)(d)  $   14,785
Accounts receivable,
  net....................     61,323         61,323              --                        61,323
Employee receivables.....         --          4,498          (1,918)        1,000(e)        3,580
Inventory, net...........     97,811         97,811              --            --          97,811
Net current deferred tax
  asset..................      9,189          9,189              --         6,599(f)       15,788
Prepaid expenses and
  other..................      6,597          6,597              --            --           6,597
Net assets held for
  sale...................    224,909        224,909        (224,909)           --              --
                            --------       --------       ---------   -----------      ----------
  Total current assets...    403,869        408,367           1,173      (209,656)        199,884
Property and equipment,
  net....................    139,306        139,306              --            --         139,306
Goodwill, net............    142,459        142,459              --            --         142,459
Other assets, net........     25,959         20,916              --        18,369(f)       39,285
                            --------       --------       ---------   -----------      ----------
  Total assets...........   $711,593       $711,048       $   1,173   $  (191,287)     $  520,934
                            ========       ========       =========   ===========      ==========
CURRENT LIABILITIES:
Current maturities of
  long-term debt.........   $    430       $    430       $      --   $        --      $      430
Current maturities of
  capital lease
  obligations............        473            473              --            --             473
Current maturities of
  other long-term
  obligations............        546            546              --            --             546
Accounts payable.........     31,826         31,826              --            --          31,826
Accrued liabilities......     22,279         22,279              --            --          22,279
                            --------       --------       ---------   -----------      ----------
  Total current
    liabilities..........     55,554         55,554              --            --          55,554
Long term debt, net of
  current maturities.....    255,940          1,940              --       261,600(g)      263,540
10 1/2% senior
  subordinated notes.....    100,000        100,000              --       (99,995)(h)           5
Notes offered hereby.....         --             --              --       106,909(i)      106,909
Capital lease
  obligations, net of
  current maturities.....      4,000          4,000              --            --           4,000
Other long-term
  obligations, net of
  current maturities.....        360            360              --            --             360
Net non-current deferred
  tax liability..........     10,622         10,622              --            --          10,622
                            --------       --------       ---------   -----------      ----------
  Total liabilities......    426,476        172,476              --       268,514         440,990
Commitments and
  contingencies
SHAREHOLDERS' EQUITY:
Preferred stock..........         --             --              --            --              --
Common stock.............         14              1              --            --               1
Additional paid in
  capital................    220,230        547,448              --      (434,969)(j)     112,479
Retained earnings
  (accumulated
  deficit)...............     78,950             --             354       (24,832)(f)     (24,478)
Subscriptions
  receivable.............     (5,200)            --              --            --              --
Accumulated other
  comprehensive loss.....     (8,877)        (8,877)            819            --          (8,058)
                            --------       --------       ---------   -----------      ----------
  Total shareholders'
    equity...............    285,117        538,572           1,173      (459,801)         79,944
                            --------       --------       ---------   -----------      ----------
  Total liabilities and
    shareholders'
    equity...............   $711,593       $711,048       $   1,173   $  (191,287)     $  520,934
                            ========       ========       =========   ===========      ==========

See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                           MAXXIM MEDICAL GROUP, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(a) Reflects the pro forma consolidated financial position of Maxxim Group after giving effect to the contribution by Maxxim Holdings to Maxxim Group as part of the recapitalization of all of Maxxim Holdings' assets and liabilities, other than $254,000 of liabilities under its previous credit facility and $5,043 of capitalized financing costs related to its previous credit facility. The previous credit facility was repaid and terminated in connection with the recapitalization. The asset dropdown reflects the net equity contributed to Maxxim Group of $538,572.

(b) As a result of the recapitalization, the consolidated financial position and results of operations of Maxxim Holdings are substantially the same as those of Maxxim Group, except that Maxxim Holdings has:

     - outstanding $98,500 aggregate principal amount at maturity ($50,000 aggregate accreted value outstanding at November 12, 1999) of Maxxim Holdings notes, which are obligations of Maxxim Holdings and not Maxxim Group with $3,746 allocated as fair value of the warrants issued to the purchasers of the Maxxim Holdings notes;

     - $2,400 of capitalized financing costs related to the Maxxim Holdings notes; and

     - deferred tax assets totaling $6,315 for the write-off of financing costs related to Maxxim Holdings' previous credit facility not contributed to Maxxim Group and non-cash compensation expense recorded by Maxxim Holdings for the cash-out of employees' and certain management investors' options.

(c)  Reflects the receipt of $228,000 cash proceeds from:

     - the sale of Circon to Circon Holdings; and

     - the repayment of intercompany indebtedness owed by Circon to Maxxim Holdings upon the closing of the recapitalization.

     In connection with the Circon sale, a gain of $354, calculated as the purchase price paid by Circon Holdings for Circon's capital stock less the carrying value of Circon's net assets has been reflected as an adjustment to retained earnings. This gain has not been reflected in the pro forma statements of operations and was recorded upon closing of the recapitalization.

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                          BALANCE SHEET -- (CONTINUED)

(d)  Reflects the following:

SOURCES OF CASH
New credit facilities -- see note (g)...............  $ 261,600
Sale of senior subordinated discount notes due 2009
  and warrants -- see note (i)......................    110,000
USES OF CASH
Repayment of 10 1/2% senior subordinated notes due
  2006 -- see note (h)..............................    (99,995)
Dividends to Maxxim Holdings -- see note (j)........   (438,060)
Management tax loans................................     (1,000)
Transaction fees and expenses of Maxxim Group -- see
  note (f)..........................................    (49,800)
                                                      ---------
                                                      $(217,255)
                                                      =========

(e) Reflects loans agreed to be issued to certain members of management to pay income taxes on options exercised in connection with the recapitalization.

(f)  Reflects the following fees and expenses:

                          OTHER                       RETAINED
                       ASSETS, NET   DEFERRED TAXES   EARNINGS     TOTAL
                       -----------   --------------   ---------   -------
Capitalized financing
  costs..............    $20,426         $   --        $    --    $20,426
Tender premium and
  consent payment on
  10 1/2% senior
  subordinated notes
  due 2006...........         --          4,368          6,832     11,200
Key executive
  bonuses............         --          1,429          2,234      3,663
Other fees and
  expenses...........         --             --         14,511     14,511
Write-off of
  unamortized
  financing fees on
  10 1/2% senior
  subordinated notes
  due 2006
  refinanced.........     (2,057)           802          1,255         --
                         -------         ------        -------    -------
                         $18,369         $6,599        $24,832    $49,800
                         =======         ======        =======    =======

     Total estimated transaction fees and expenses are $52,200, consisting of:

     - $2,400 of expenses incurred by Maxxim Holdings related to the issuance of $98,500 aggregate principal amount at maturity of Maxxim Holdings notes;

     - $20,426 of capitalized fees and expenses related to the issuance of the old notes and related warrants and the new credit facilities; and

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                          BALANCE SHEET -- (CONTINUED)

     - $29,374 of other fees and expenses, $24,832 of which was charged against shareholders' equity following the recapitalization.

     Such other fees and expenses consist of:

     - $11,200 related to the tender premium and consent payment for the repayment of the 10 1/2% senior subordinated notes due 2006, which was reflected as a charge to retained earnings of $6,832, net of a tax benefit of $4,368, and charged to operations following the recapitalization;

     - $3,663 for the estimated bonus expense associated with the key executive special bonuses paid in connection with the merger, which was reflected as a charge to retained earnings of $2,234, net of a tax benefit of $1,429, and charged to operations following the recapitalization; and

     - $14,511 for other fees and expenses relating to the recapitalization consisting of:

        -- professional and advisory fees and expenses; and

        -- other fees and expenses such as printing and filing fees.

     No tax benefit has been provided for the $14,511 of other fees and expenses, as such expenses are not deductible for tax purposes.

     The $2,057 write-off relates to unamortized financing fees on the 10 1/2% senior subordinated notes due 2006 refinanced, net of a tax benefit of $802. This adjustment has not been reflected in the pro forma statement of operations and was charged to operations following the recapitalization.

(g)  Reflects the incurrence of debt under the new credit facilities.

(h) Reflects the purchase in the debt tender offer of $99,995 of the $100,000 outstanding 10 1/2% senior subordinated notes due 2006.

(i) Reflects the issuance of the old notes. The old notes have a face value of $144,552 and are recorded net of a $34,552 discount. The discount will be accreted over 10 years, the life of the old notes. Sold together with each old note was a warrant to purchase 0.8226 shares of Maxxim Holdings common stock, for a total of 144,552 warrants. Each warrant is valued at $21.38, for a total warrant value of $3,091. The value allocated to the warrants will be amortized over the life of the old notes, or exchange notes if old notes are exchanged for exchange notes. Since Maxxim Holdings has issued these warrants in connection with Maxxim Group's issuance of the old notes, the value of the warrants is reflected in Maxxim Group's additional paid in capital. See note ( j ) below.

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                          BALANCE SHEET -- (CONTINUED)

(j) Represents the $3,091 value allocated to the warrants issued with the old notes (see note (i) above), and the estimated dividends to Maxxim Holdings from its subsidiaries to finance a portion of the recapitalization as follows:

USES REQUIRED BY MAXXIM HOLDINGS:
Repayment of previous credit facility................  $254,000
Financing costs on Maxxim Holdings notes.............     2,400
Merger consideration.................................   356,722
Option consideration.................................    11,148
                                                       --------
                                                       $624,270
                                                       --------
LESS:
MAXXIM HOLDINGS SOURCES:
Maxxim Holdings notes and warrants...................  $ 50,000
Investor equity contribution.........................   131,800
Management investors' option proceeds invested.......     4,410
                                                       --------
                                                       $186,210
                                                       ========
Dividends to Maxxim Holdings.........................  $438,060
                                                       ========

                           MAXXIM MEDICAL GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED OCTOBER 31, 1999
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND SHARE DATA)

                                               PRO FORMA ADJUSTMENTS FOR THE
                                               ------------------------------
                             MAXXIM HOLDINGS      ASSET                           MAXXIM GROUP
                              HISTORICAL(A)    DROPDOWN(B)      TRANSACTIONS       PRO FORMA
                             ---------------   ------------     -------------     ------------
Net sales..................     $508,654         $     --         $     --          $508,654
Cost of sales..............      366,778               --               --           366,778
                                --------         --------         --------          --------
     Gross profit..........      141,876               --               --           141,876
Selling and marketing
  expenses.................       71,070               --           (1,278)(c)        69,792
General and administrative
  expenses.................       22,624               --               --            22,624
Restructure charge and
  transition expenses......        4,637               --               --             4,637
                                --------         --------         --------          --------
     Income from
       operations..........       43,545               --            1,278            44,823
Interest expense, net......       27,789          (17,236)(d)       31,531(e)         42,084
Other expense, net.........         (555)              --               --              (555)
                                --------         --------         --------          --------
Income from continuing
  operations before income
  taxes....................       15,201           17,236          (30,253)            2,184
Income taxes...............        7,175            6,722(f)       (11,799)(f)         2,098
                                --------         --------         --------          --------
     Income from continuing
       operations..........     $  8,026         $ 10,514         $(18,454)         $     86
                                ========         ========         ========          ========
Basic and diluted earnings
  per share................                                                         $  86.00
                                                                                    ========
Weighted average shares
  outstanding..............                                                            1,000
                                                                                    ========

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) Excludes the results of Circon for the period from the date of acquisition, January 6, 1999, to the end of fiscal year 1999, October 31, 1999, as Circon has been accounted for as discontinued operations at October 31, 1999. Circon was sold as part of the recapitalization.

(b) As a result of the recapitalization, the consolidated financial position and results of operations of Maxxim Holdings are substantially the same as those of Maxxim Group, except that Maxxim Holdings has:

     - outstanding $98,500 aggregate principal amount at maturity ($50,000 aggregate accreted value outstanding at November 12, 1999) of Maxxim Holdings notes which are obligations of Maxxim Holdings and not Maxxim Group with $3,746 allocated as fair value of the warrants issued to the purchasers of the Maxxim Holdings notes;

     - $2,400 of capitalized financing costs related to the Maxxim Holdings notes; and

     - deferred tax assets totaling $6,315 for the write-off of financing costs related to Maxxim Holdings' previous credit facility not contributed to Maxxim Group and non-cash compensation expense recorded by Maxxim Holdings for the cash-out of employees' and certain management investors' options.

(c)  Adjustment reflects the following:

                                                   FISCAL YEAR
                                                      ENDED
                                                   OCTOBER 1,
                                                      1999
                                                   -----------
Fox Paine advisory fee(1)........................    $   722
Management services fee(2).......................     (2,000)
                                                     -------
                                                     $(1,278)
                                                     =======

     (1) Reflects the management advisory fee that would have been charged to Maxxim Group by Fox Paine during such periods. See "Certain Relationships and Related Party Transactions -- Services Agreement."

     (2) Reflects the fee that would have been paid by Circon to Maxxim Group under the services agreement for management services provided to Circon by Maxxim Group during such periods. See "Certain Relationships and Related Party Transactions -- Services Agreement."

(d) Reflects the interest expense, including amortization of financing fees, on Maxxim Holdings' previous credit facility not contributed to Maxxim Group in connection with the asset dropdown. In connection with the recapitalization, Maxxim Holdings contributed all of its assets and liabilities, other than $254,000 of liabilities under its previous credit facility and $5,043 of debt financing costs related to its previous credit

                           MAXXIM MEDICAL GROUP, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)

     facility, to Maxxim Group. The previous credit facility was repaid and terminated in connection with the recapitalization.

(e)  Adjustment to interest expense to reflect the following:

                                                 FISCAL YEAR ENDED
                                                 OCTOBER 31, 1999
                                                 -----------------
FINANCING INCURRED WITH THE RECAPITALIZATION:
Revolving credit facility ($1,600 at 8.75%)....       $   140
Revolving credit facility commitment fee(1)....           242
Tranche A term loan ($80,000 at 8.75%).........         7,000
Tranche B term loan ($90,000 at 9.25%).........         8,325
Tranche C term loan ($90,000 at 9.5%)..........         8,550
Senior subordinated discount notes due 2009
  ($110,000 at 11%)............................        12,100
Amortization of financing costs resulting from
  the recapitalization ($20,426 amortized
  between 6 to 10 years).......................         2,698
Accretion of note discount.....................         3,046
Accretion of warrants..........................           230
                                                      -------
                                                      $42,331
Less: Historical interest expense related to
  the 10 1/2% senior subordinated notes due
  2006.........................................        10,800
                                                      -------
Pro forma adjustment...........................       $31,531
                                                      =======

        -----------------------

        (1) The $50,000 revolving credit facility bears a commitment fee equal to 50 basis points times the undrawn portion of the facility.

     The effect of a 0.25% change in the annual interest rate of the revolving credit facility, tranche A term loan, tranche B term loan and tranche C term loan would change pro forma interest expense by $654 for the year ended October 31, 1999.

(f) Adjustments to reflect the tax effect of the pro forma adjustments at the combined federal and state statutory rate of 39%.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                               OF MAXXIM HOLDINGS

     The following table sets forth selected historical consolidated financial information of Maxxim Holdings as of the end of and for fiscal years 1995, 1996, 1997, 1998 and 1999. The fiscal year of Maxxim Holdings ends on the Sunday following the last Thursday in October.

     You should consider the following when reading the selected historical consolidated financial information:

     - The historical consolidated financial information as of the end of and for fiscal years 1995 and 1996 has been derived from Maxxim Holdings' audited consolidated financial statements and the notes thereto, which are not included in this prospectus.

     - The historical consolidated financial information as of the end of and for fiscal years 1997, 1998 and 1999 has been derived from Maxxim Holdings' consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus.

     - Results for the fiscal year ended November 1, 1998 include the results of Winfield Medical for the period from June 26, 1998, the date of the Winfield Medical acquisition, to November 1, 1998.

     - The results of Circon for the period from the date of its acquisition on January 6, 1999, through the end of fiscal 1999, have been included in discontinued operations for fiscal year 1999. Circon was sold as part of the recapitalization.

     - During the periods reported, there have been other acquisitions and divestitures which have impacted the reported results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Maxxim Holdings and the notes thereto included elsewhere in this prospectus.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF MAXXIM HOLDINGS

                                                                        FISCAL YEAR ENDED
                                               -------------------------------------------------------------------
                                               OCTOBER 29,   NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,   OCTOBER 31,
                                                  1995          1996          1997          1998          1999
                                               -----------   -----------   -----------   -----------   -----------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
Net sales....................................   $ 265,726     $ 399,836     $529,552      $522,516      $ 508,654
Cost of sales................................     186,495       294,164      397,691       381,638        366,778
                                                ---------     ---------     --------      --------      ---------
Gross profit.................................      79,231       105,672      131,861       140,878        141,876
Selling, general, and administrative
  expenses...................................      60,329        77,980       90,101        94,410         93,694
Restructure charges and transition
  expenses(1)................................      10,845            --           --            --          4,637
                                                ---------     ---------     --------      --------      ---------
Income from operations.......................       8,057        27,692       41,760        46,468         43,545
Interest expense, net........................       4,088        13,143       22,145        13,420         27,789
Other income (expense), net..................       1,014           583        2,751         1,042           (555)
                                                ---------     ---------     --------      --------      ---------
Income from continuing operations before
  income taxes...............................       4,983        15,132       22,366        34,090         15,201
Income taxes.................................       2,054         6,422        9,485        14,454          7,175
                                                ---------     ---------     --------      --------      ---------
Income from continuing operations............       2,929         8,710       12,881        19,636          8,026
                                                ---------     ---------     --------      --------      ---------
Income from discontinued operations, net of
  tax(2).....................................          --            --           --            --          6,038
                                                ---------     ---------     --------      --------      ---------
Net income...................................   $   2,929     $   8,710     $ 12,881      $ 19,636      $  14,064
                                                =========     =========     ========      ========      =========
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..............................   $  73,286     $ 122,086     $ 99,815      $108,918      $ 348,315
Total assets.................................     264,490       465,347      424,046       468,051        711,593
Total debt...................................     108,158       267,926      221,085       121,683        361,749
Total shareholders' equity...................     116,351       123,556      137,928       272,909        285,117
OTHER FINANCIAL DATA:
Net cash provided by operating activities....       3,295           357       49,577        55,542         42,340
Net cash used in investing activities........    (106,879)     (124,921)      (3,199)      (67,954)      (271,791)
Net cash provided by (used in) financing.....      75,782       125,484      (48,807)       13,371        229,470
Depreciation and amortization................       9,073        14,682       16,665        18,379         22,526
Capital expenditures(3)......................       9,274        10,625        6,829        23,441         25,645
Ratio of earnings to fixed charges(4)........         2.2x          2.1x         2.0x          3.3x           1.5x

-------------------------

(1) Non-recurring charges of $10,845 incurred in fiscal year 1995 include $1,300 for restructuring expenses, $2,200 for facility consolidation expenses and $7,345 for non-cash asset write-downs. Restructure charges and transition expenses of $4,637 incurred in fiscal year 1999 include $2,016 transition expenses for sales force restructuring, comprised primarily of severance costs and training expenses, and $2,621 restructure charges associated with the closing of one of our glove plants, comprised primarily of severance costs and benefits.

(2) Discontinued operations include the results of Circon for the period from the date of its acquisition, January 6, 1999, to October 31, 1999.

(3) Capital expenditures exclude expenditures for acquisitions, net of divestitures.

(4) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges by fixed charges. For purposes of computing the ratio of earnings to fixed charges, earnings available for fixed charges consist of earnings from continuing operations before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest component of rental expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As part of the recapitalization, Maxxim Holdings contributed all of its assets and liabilities, other than those relating to Maxxim Holdings' previous credit facility, to Maxxim Group. Maxxim Group did not have any operations or assets prior to the asset dropdown. As a result of the recapitalization, Maxxim Holdings has guaranteed the old notes, any exchange notes and Maxxim Group's new secured senior credit facilities and has no material assets or operations other than its ownership of all of Maxxim Group's capital stock. References to "we," "our" and "us" in the discussion below refer to Maxxim Holdings and its subsidiaries.

     The following discussion and analysis of Maxxim Holdings' financial condition and results of operations covers only periods prior to the recapitalization. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the recapitalization had on Maxxim Holdings and Maxxim Group, including significantly increased leverage and liquidity requirements. See "Risk Factors" and "-- Liquidity and Capital Resources."

     You should read the following discussion in conjunction with Maxxim Holdings' historical consolidated financial statements and the related notes and the pro forma and other financial information included elsewhere in this prospectus.

RECENT ACQUISITIONS AND DIVESTITURES

     Since 1986, we have completed 21 acquisitions, including Circon. We have pursued acquisitions that have expanded or complemented existing product groups, increased vertical integration or enlarged our customer base. Our most recent acquisitions and divestitures are as follows:

          CIRCON. In January 1999, we acquired Circon for $260.0 million, including the repayment of $32.5 million of Circon debt and certain fees and expenses incurred in connection with the acquisition. We obtained all funds required in connection with the acquisition through borrowings under our previous credit facility. Circon is a producer of endoscope systems, urology endoscopes, gynecology endoscopes, gynecology sterilization products, suction/irrigation products and premium urology stents. Circon was sold to Circon Holdings on November 12, 1999, after the end of fiscal year 1999, as part of the recapitalization. Circon was sold in exchange for $208.0 million in cash and the repayment of $20 million of debt owed by Circon to Maxxim Holdings. Maxxim Holdings will record a gain of $354,000 on the sale in the first quarter of fiscal year 2000.

          GLOVE PLANT. In September 1998, we purchased a glove manufacturing plant for approximately $16.1 million, funded from cash on hand. The plant is located in Eaton, Ohio and produces non-latex examination gloves used primarily in hospitals and surgery centers. The acquisition provided us with additional glove-manufacturing capacity and an experienced work force.

          WINFIELD MEDICAL. In June 1998, we acquired Winfield Medical for approximately $31.3 million, funded from cash on hand and the assumption of approximately $5.3 million of capital lease obligations. Winfield Medical was a developer, manufacturer and distributor of single-use specialty medical products, primarily bio-safety containment products.

          STERILE CONCEPTS. In July 1996, we acquired Sterile Concepts for approximately $110.0 million in cash, net of cash on hand at Sterile Concepts, excluding acquisition costs of approximately $8.6 million paid in fiscal year 1996. We funded the cash purchase price, repayment of approximately $34.2 million of Sterile Concepts' debt and refinancing of approximately $72.7 million of our then-existing debt through approximately $121.0 million of borrowings under our previous credit facility and the net proceeds of $97.0 million from the issuance of $100.0 million principal amount of 10 1/2% senior subordinated notes due 2006. Sterile Concepts assembled, packaged and distributed custom procedure trays for hospitals, outpatient surgery centers and medical clinics. The acquisition of Sterile Concepts increased our custom procedure tray business by over 200%, thereby significantly expanding vertical integration opportunities in custom procedure trays. As a result of the acquisition, we became the second leading supplier of custom procedure trays in the United States.

          We have also divested companies or product lines in recent years which did not support our focus as a leading developer, manufacturer, distributor and marketer of single-use specialty medical products. Significant divestitures are as follows:

          NON-STERILE PRODUCTS. In December 1998, we sold certain assets and liabilities associated with our non-sterile products to CareLine, Inc. for approximately $3.1 million, which consisted of approximately $1.2 million in cash and a $1.9 million promissory note. We recorded a loss of $112,000 on the sale. This product group contributed net sales of $13.8 million, $11.8 million and $2.2 million in fiscal years 1997, 1998 and 1999, respectively.

          HENLEY HEALTHCARE. In May 1996, we sold certain assets related to our Henley Healthcare division operations to Henley Healthcare, Inc., formerly Lasermedics Inc., for approximately $13.0 million, which consisted of approximately $6.0 million in cash and a $7.0 million convertible note. The assets were sold for net book value, and therefore no gain or loss was recorded on the sale. In fiscal year 1998, we converted $4.0 million of the convertible note into 2,000,000 shares of the purchaser's common stock. After to this conversion, we sold 975,000 shares during fiscal year 1998 in various private transactions. The assets sold in this divestiture were used by the Henley Healthcare division to manufacture and sell various types of physical medicine, rehabilitation and pain management products.

VERTICAL INTEGRATION


     Our ability to vertically integrate the products we manufacture into our custom procedure trays should positively affect our long-range profitability because self-manufactured products typically generate higher gross margins than those generated by components purchased from third parties. Most of the items included in our custom procedure trays, based on the cost of materials, are currently purchased from third parties. Since the acquisition of Sterile Concepts in July 1996, we have increased over time the percentage of self-manufactured content in our custom procedure trays. We intend to further increase the percentage of self-manufactured products in our custom procedure trays through an on-going marketing effort designed to encourage hospitals and surgery centers to select products that we manufacture when selecting the components of the custom procedure trays we sell.

     There are many factors that affect our overall profitability for each period; however, even if we are successful in increasing the concentration of our self-manufactured products in our custom procedure trays at a given time, individual tray and aggregate company profit margins will not necessarily be improved. For example, the relative cost and quantity of each item included in each different custom procedure tray when compared to the tray selling price affects profitability, as does a change in the mix of high and low cost, or high and low margin products. Also, a reduction in our costs due to increases in the concentration of our self-manufactured products in our custom procedure trays may be used by us to offset increases in the cost of raw materials or components manufactured by third parties or to offset the impact of reductions in our prices due to competitive pressures.


HEALTH CARE REFORM; BUYING GROUPS

     In recent years, widespread efforts have been made in both the public and private sectors to control healthcare costs, including the prices of products such as those we sell, in the United States and abroad. One result of this focus on cost containment has been a growing trend for hospitals and surgery centers and other healthcare providers to coordinate their purchases of medical products through buying groups in order to obtain price concessions and control costs. In response to this trend, we have entered into contracts with many buying groups making available to their members specified products at agreed upon prices. A majority of our U.S. hospital and surgery center customers are members of buying groups. We believe that our ability to enter into more of such arrangements will be important to our future success. However, there can be no assurance that we will be able to obtain new contracts from major buying groups. In addition, because these contracts with buying groups involve price concessions from us, it is important that these contracts result in high sales volumes from members of the buying groups in order to offset the negative impact of lower per unit prices at lower margins. Although buying groups strongly encourage their members to purchase products under these contracts, compliance by different members of the buying groups may vary. Accordingly, there can be no assurance that there will be high sales volumes under these contracts. Our failure to enter into new contracts with buying groups in the future or to achieve high sales volumes under our contracts could have a material adverse effect on our business, financial condition or results of operations.

     We also believe that it is likely that efforts by governmental and private payors to contain costs through managed care and other efforts and to reform health systems will continue and that such efforts may have an adverse effect on the pricing and demand for our products. There can be no assurance that current or future reform initiatives will not have a material adverse effect on our business, financial condition or results or operations. See "Business -- Industry" and "Business -- Sales, Marketing and Distribution."

INTERNATIONAL SALES

     For the fiscal year ended October 31, 1999, approximately 10.3% of our net sales were to customers outside North America, primarily in Europe. One of our growth strategies is to increase the percentage of our sales of products to international markets, primarily in Europe.

     In international markets, where the movement towards healthcare reform and the development of managed care are generally less advanced than in the United States, we have experienced downward pressure on product pricing and other effects of healthcare reform similar to those we have experienced in the United States. We expect that continued development of healthcare reform and managed care in our primary international markets will result in further downward pressure on product prices.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, our statement of operations line items and the percentage of net sales that each amount represents. You should read the information below in conjunction with "Summary -- Summary Historical and Pro Forma Financial Information," "Selected Historical Consolidated Financial Information of Maxxim Holdings," the historical consolidated financial statements of Maxxim Holdings and the accompanying notes included elsewhere in this prospectus.

                                                    FISCAL YEAR ENDED
                          ---------------------------------------------------------------------
                            NOVEMBER 2, 1997        NOVEMBER 1, 1998        OCTOBER 31, 1999
                          ---------------------   ---------------------   ---------------------
                          FINANCIAL     % OF      FINANCIAL     % OF      FINANCIAL     % OF
                           RESULTS    NET SALES    RESULTS    NET SALES    RESULTS    NET SALES
                          ---------   ---------   ---------   ---------   ---------   ---------
                                                  (DOLLARS IN MILLIONS)
Net sales...............   $529.6       100.0%     $522.5       100.0%     $508.7       100.0%
Cost of sales...........    397.7        75.1       381.6        73.0       366.8        72.1
                           ------       -----      ------       -----      ------       -----
Gross profit............    131.9        24.9       140.9        27.0       141.9        27.9
Selling, general and
  administrative
  expenses..............     90.1        17.0        94.4        18.1        93.7        18.4
Restructure charges and
  transaction
  expenses..............       --          --          --          --         4.6         0.9
                           ------       -----      ------       -----      ------       -----
  Income from
     operations.........     41.8         7.9        46.5         8.9        43.6         8.6
Interest expense, net...     22.1         4.2        13.4         2.6        27.8         5.5
Other income (expense),
  net...................      2.7         0.5         1.0         0.2         (.6)        (.1)
                           ------       -----      ------       -----      ------       -----
  Income from continuing
     operations before
     income taxes.......     22.4         4.2        34.1         6.5        15.2         3.0
Income taxes............      9.5         1.8        14.5         2.8         7.2         1.4
                           ------       -----      ------       -----      ------       -----
Income from continuing
  operations............     12.9         2.4        19.6         3.7         8.0         1.6
Income from discontinued
  operations, net of
  tax...................       --          --          --          --         6.1         1.2
                           ------       -----      ------       -----      ------       -----
  Net income............   $ 12.9         2.4%     $ 19.6         3.7%     $ 14.1         2.8%
                           ======       =====      ======       =====      ======       =====

FISCAL YEAR ENDED OCTOBER 31, 1999 COMPARED TO FISCAL YEAR ENDED NOVEMBER 1,
1998

     NET SALES -- Net sales for fiscal year 1999 were $508.7 million compared to $522.5 million for fiscal year 1998. The 2.7% decline in sales in fiscal year 1999 over fiscal year 1998 is primarily the result of the following factors: a decline in custom procedure tray sales from $307.8 million in fiscal year 1998 to $289.0 million in fiscal year 1999; a slight decline in medical glove sales from $109.8 million in fiscal year 1998 to $106.8 million in fiscal year 1999; and a decline in sales from our non-sterile tray business from $11.8 million in fiscal year 1998 to $2.2 million in fiscal year 1999, due to the sale of this product line in the first quarter of fiscal year 1999; offset by an increase in sales of bio-safety products from $11.0 million in fiscal year 1998 to $29.9 million in fiscal year 1999, as a result of a full year of operations of the Winfield Medical business following its acquisition in June 1998.

     GROSS PROFIT -- Gross profit increased to $141.9 million for fiscal year 1999 from $140.9 million reported in fiscal year 1998. The corresponding gross profit margin rose to 27.9% in fiscal year 1999 from 27.0% in fiscal year 1998. This improvement was primarily due to improved margins on custom procedure trays, bio-safety products and vascular system sales. Gross profit margins of the medical glove product line declined slightly year over year.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Selling, general and administrative expenses decreased slightly to $93.7 million in fiscal year 1999 from $94.4 million in fiscal year 1998. As a percentage of net sales, these expenses were 18.4% and 18.1% of net sales in fiscal years 1999 and 1998, respectively. Marketing and selling expenses increased $5.2 million in fiscal year 1999 compared to fiscal year 1998 due to the inclusion of Winfield Medical selling expenses throughout fiscal 1999, following its acquisition in June 1998, and an increase in the administrative fees which are payable to buying groups under our buying group contracts. General and administrative expenses decreased $5.9 million in fiscal year 1999 compared to fiscal year 1998 primarily due to the reduction of administrative costs relating to the Winfield Medical business and other efficiency improvements and cost reductions.

     RESTRUCTURE CHARGES AND TRANSITION EXPENSES -- Restructure charges and transition expenses for fiscal year 1999 were $4.6 million. In the first quarter of fiscal year 1999, we recorded transition expenses of $2.0 million related to the restructuring of our sales force. In the fourth quarter of fiscal year 1999, we recorded restructure charges of $2.6 million related to the closing of one of our glove plants.

     INCOME FROM OPERATIONS -- Income from operations for fiscal year 1999 was $43.6 million or 8.6% of net sales, compared to $46.5 million or 8.9% of net sales in the comparable period of the prior fiscal year. This is a decrease of 6.2% over the prior fiscal year.

     INTEREST EXPENSE -- Interest expense for fiscal year 1999 was $27.8 million compared to $13.4 million for fiscal year 1998. Our debt level increased $260.0 million in fiscal 1999 due to the acquisition of Circon in January 1999. The increased interest expense is a function of this increased debt level.

     INCOME TAXES -- Our effective tax rate for fiscal year 1999 was 47.4% and 42.4% for fiscal year 1998. The tax rate was higher than the statutory rate primarily due to nondeductible amortization of goodwill resulting from acquisitions.

     INCOME FROM CONTINUING OPERATIONS -- Income from continuing operations was $8.0 million and $19.6 million for fiscal years 1999 and 1998, respectively, due to the factors discussed above.

     DISCONTINUED OPERATIONS -- In connection with the recapitalization, all of the outstanding stock of Circon was sold to Circon Holdings in exchange for $208.0 million in cash and the repayment of $20 million of debt owed by Circon to us and, accordingly, Circon's operations have been reflected as discontinued operations in our consolidated statement of operations for fiscal year 1999.

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     NET INCOME -- Net income reported for fiscal years 1999 and 1998 was $14.1 million and $19.6 million, respectively, due to the factors discussed above.

FISCAL YEAR ENDED NOVEMBER 1, 1998 COMPARED TO FISCAL YEAR ENDED NOVEMBER 2,
1997

     NET SALES -- Net sales for fiscal year 1998 were $522.5 million, compared to $529.6 million reported for fiscal year 1997. The 1.3% decrease is primarily attributable to the planned cessation of low margin custom procedure tray business during fiscal year 1998. The decrease in custom procedure tray sales was partially offset by the addition of bio-safety containment products in the third and fourth quarters following the Winfield Medical acquisition in June 1998 and an increase in glove sales throughout the year. The increase in glove sales during the year was primarily due to changes in product mix and the acquisition of our Eaton, Ohio glove plant in the fourth quarter of fiscal year 1998.

     GROSS PROFIT -- Gross profit increased to $140.9 million in fiscal year 1998 from $131.9 million reported in fiscal year 1997. The corresponding gross profit margin rose to 27.0% in fiscal year 1998 from 24.9% in fiscal year 1997. Gross profit dollar and gross margin rate increases were primarily due to our fiscal year 1998 focus on product profitability. The 2.1 percentage point gross profit margin year-over-year improvement resulted from the planned cessation of low margin custom procedure tray business, greater vertical integration of self-manufactured components in custom procedure trays, increased glove manufacturing efficiency, a shift to sales of higher margin gloves and the addition of higher margin bio-safety containment products.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Marketing and selling expenses increased to $65.8 million in fiscal year 1998 from $62.6 million in fiscal year 1997. As a percentage of net sales, these expenses were 12.6% and 11.8% in fiscal years 1998 and 1997, respectively. This increase in both total dollars and percent of net sales was the result of an increase in the administrative fees which are payable to buying groups under our buying group contracts, lower net sales in fiscal year 1998, and higher selling costs associated with bio-safety containment products. General and administrative expenses increased modestly from $27.5 million in fiscal year 1997 to $28.6 million in fiscal year 1998, and were 5.5% of net sales in fiscal year 1998 and 5.2% of net sales in fiscal year 1997. The increase in general and administrative expenses is primarily attributable to the Winfield Medical acquisition in June 1998.

     INCOME FROM OPERATIONS -- Income from operations increased 11.3% to $46.5 million in fiscal year 1998, from $41.8 million in fiscal year 1997. As a percentage of sales, income from operations increased 1.0 percentage points in fiscal year 1998 to 8.9%, from 7.9% in fiscal year 1997.

     INTEREST EXPENSE -- Interest expense decreased to $13.4 million in fiscal year 1998 from $22.1 million in fiscal year 1997. The reduction in interest expense was due to the repayment of outstanding borrowings under our previous credit facility using the proceeds of our secondary common stock offering completed in March 1998.

     INCOME TAXES -- Our effective income tax rate was 42.4% in both fiscal year 1998 and fiscal year 1997. Our effective tax rate was higher than the statutory rate primarily as a result of nondeductible amortization resulting from goodwill recorded in past acquisitions.

     NET INCOME -- As a result of the foregoing, fiscal year 1998 net income increased 52.4% to $19.6 million, compared to fiscal year 1997 net income of $12.9 million.

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LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

     Net cash provided by operating activities was $49.6 million, $55.5 million and $42.2 million in fiscal years 1997, 1998 and 1999, respectively. The $13.2 million decrease in cash provided by operating activities from fiscal year 1998 to fiscal year 1999 was primarily due to a decrease in net income and an increase in inventory period over period. The increase of $5.9 million in fiscal year 1998 compared to fiscal year 1997 was primarily due to an increase in net income, partially offset by an increase in inventory period over period.

     Cash flows used in investing activities were $3.2 million, $68.0 million and $271.8 million in fiscal years 1997, 1998 and 1999, respectively. The acquisition of Circon used $247.1 million of investing sources in fiscal year 1999. Capital expenditures totaled $25.6 million in fiscal year 1999 due primarily to our investment in glove manufacturing capacity expansion. The Winfield Medical acquisition used $31.3 million of investing sources in fiscal year 1998. Capital expenditures totaled $23.4 million in fiscal year 1998 and were used primarily to increase glove manufacturing capacity. Additionally, we invested $16.1 million for the purchase of glove plant assets in fiscal year 1998. Fiscal year 1997 investing activities were primarily related to capital expenditures offset by proceeds from the sale of investment securities.

     Cash flows (used in) provided by financing activities were $(48.8) million, $13.4 million and $229.5 million in fiscal years 1997, 1998 and 1999, respectively. We entered into a new credit facility in connection with the acquisition of Circon in January 1999. Net borrowings under the revolving credit facility totaled $55.2 million and net borrowings under the term loan totaled $185.0 million during fiscal year 1999. In March 1998, we completed an offering of 4,025,000 shares of common stock at a price to the public of $24.00 per share. After deducting offering costs and commissions, we received net proceeds of approximately $91.4 million. We used the proceeds to repay amounts due under our previous credit facility. In fiscal year 1997, we used $48.3 million to repay amounts due under such credit facility and to reduce overdrafts.

     At October 31, 1999, our balance sheet included net goodwill of $142.5 million. The majority of this balance represents goodwill from the acquisitions of Winfield Medical and Sterile Concepts. We acquired Winfield Medical in June 1998. Unamortized goodwill from the Winfield Medical acquisition totaled $22.7 million at October 31, 1999, which represents 15.9% of net goodwill as of that date. In July 1996, we acquired Sterile Concepts. Unamortized goodwill from the Sterile Concepts acquisition totaled $107.8 million at October 31, 1999, and represented 75.6% of net goodwill as of that date. The remaining $12.0 million of unamortized goodwill at October 31, 1999, relates to various other acquisitions made between 1992 and 1999. All components of goodwill are being amortized on a straight line basis over the applicable useful life. Useful lives have been estimated at 30 years for Winfield Medical, 40 years for Sterile Concepts and 5 to 20 years for the remaining goodwill components. Total goodwill amortization expense for fiscal years 1999 and 1998 was $4.6 million and $4.4 million, respectively. Management believes that there is no persuasive evidence that any material portion of this intangible asset will dissipate over a period shorter than the determined useful life.

EFFECTS OF THE RECAPITALIZATION

     As a result of the recapitalization, interest payments on the old notes, senior debt service under the new credit facilities, working capital and capital expenditures represent
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Maxxim Group's significant liquidity requirements. Future, but as yet unidentified, acquisition opportunities may also represent potentially significant liquidity requirements.

     The new credit facilities are provided by a syndicate of banks and other institutions led by The Chase Manhattan Bank, as administrative agent and collateral agent, and Chase Securities Inc., as arranger. The new credit facilities provide for:

     - a $50.0 million revolving credit facility, which will terminate six years from the date of the initial borrowings under the new credit facilities;

     - a fully drawn $80.0 million tranche A term loan with a maturity of six years;

     - a fully drawn $90.0 million tranche B term loan with a maturity of seven-and-one-half years; and

     - a fully drawn $90.0 million tranche C term loan with a maturity of eight-and-one-half years.

     The revolving credit facility is available for general corporate purposes, including working capital and capital expenditures, and includes sublimits of $25.0 million and $10.0 million, respectively, for letters of credit and swingline loans. Upon the closing of the recapitalization, Maxxim Group had $48.4 million of unused borrowing capacity under the revolving credit facility. For a description of the amortization and interest rates with respect to the new credit facilities, see "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities."

     The new credit facilities impose certain restrictions on Maxxim Holdings and its subsidiaries, including Maxxim Group, and the indenture imposes certain restrictions on Maxxim Group and its subsidiaries, including restrictions on their ability to incur additional indebtedness, issue preferred stock, pay dividends and make certain distributions, make investments, sell assets, create liens, enter into certain transactions with affiliates and engage in certain other activities. In addition, the new credit facilities require Maxxim Group to maintain certain financial ratios. The new credit facilities and the guarantees thereunder are secured by substantially all of the assets of Maxxim Group and the guarantors of the new credit facilities, including real and personal property, inventory, accounts receivable and other intangibles, in each case subject to certain limited exceptions, and by the capital stock of Maxxim Group held by Maxxim Holdings. See "Description of New Credit Facilities and Other Indebtedness -- New Credit Facilities." See "Unaudited Pro Forma Financial Information of the Company."

     Maxxim Holdings and Maxxim Group incurred fees and expenses of approximately $52.2 million in connection with the recapitalization. In addition, Maxxim Holdings and Maxxim Group substantially increased their indebtedness upon consummation of the recapitalization. If the recapitalization had been completed on October 31, 1999, Maxxim Group's pro forma outstanding indebtedness would have totaled $376.3 million and Maxxim Holdings' consolidated pro forma outstanding indebtedness would have totaled $422.6 million, compared to actual historical outstanding indebtedness of Maxxim Holdings at such date of $361.7 million. As a result of the new credit facilities and the old notes, together with any exchange notes exchanged for old notes, Maxxim Group's liquidity requirements will be significantly increased relative to Maxxim Holdings' historical requirements, primarily due to increased interest expense obligations and, commencing on October 31, 2000, principal payment obligations under the new credit facilities. See "Risk Factors -- Holdings and the Company will have a substantial amount of debt that they

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

may not be able to service." See "Unaudited Pro Forma Financial Information of the Company."

     We estimate that capital expenditures for fiscal year 2000 will be $11.0 million.

     Maxxim Group's ability to satisfy its debt obligations and to pay principal and interest on debt, including the old notes and any exchange notes, fund working capital and make anticipated capital expenditures, will depend on its subsidiaries future performance, which is subject to general economic, financial and other factors, some of which are beyond its control. Management believes that based on current levels of operations and anticipated growth, cash flow from operations, together with borrowings under the revolving credit facility, will be adequate for the foreseeable future to make required payments of principal and interest on Maxxim Group's debt, including the old notes and any exchange notes, to fund working capital, and to make expected capital expenditures. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the revolving credit facility in an amount sufficient to enable Maxxim Group to service its debt, including the old notes and any exchange notes, or to fund other liquidity needs. See "Risk Factors."

BACKLOG

     It is our policy and practice to maintain an inventory of finished products or component parts and materials sufficient to ship products within a few days of receipt of a product order. As a result, we had no significant backlog of unshipped orders at October 31, 1999. Management believes that such policy and practice are typical of industry practice.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks. Market risk is the potential loss arising from adverse changes in market prices, interest rates and foreign currency exchange rates. We do not enter into derivative or other financial instruments for trading or speculative purposes.

     INTEREST RATE RISK -- We are subject to market risk exposure related to changes in interest rates on the new credit facilities. Interest on borrowings under the new credit facilities are at a fixed percentage point spread from either (1) the greater of prime, base CD or federal funds rates or (2) LIBOR. We are able to, at its option, fix the interest rate for LIBOR for periods ranging from one to six months. The interest rate on all outstanding obligations under the new credit facilities are currently set off of one month LIBOR. We are obligated to enter into within 120 days of the closing of the new credit facilities, and maintain for at least three years, one or more interest rate protection agreements in order to fix or limit our interest costs with respect to at least 50% of the outstanding term loans under the new credit facilities.

     FOREIGN CURRENCY EXCHANGE RATE RISK -- Generally we generate net sales and expenses in the local currency where our products are sold and thus are not currently subject to significant currency exchange risk. In the future, it is possible that a greater portion of our net sales outside of North America may not be denominated in the same local currency as the related expenses and thus we may be subject to currency exchange risks in connection therewith.

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     INTANGIBLE ASSET RISK -- Our balance sheet includes intangible assets. We assess the recoverability of intangible assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of asset impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting our average cost of funds. We do not believe that any impairment of goodwill exists.

INFLATION

     We believe that inflation has not had a material effect on our results of operations for the past three years. Historically, we believe that we have been able to minimize the effect of inflation by increasing the selling prices of our products, improving our manufacturing efficiency and increasing our employee productivity.

YEAR 2000

     The year 2000 problem relates to computer systems that are designed using two digits, rather than four, to represent a given year. Therefore, such systems may recognize "00" as the year 1900 rather than the year 2000, possibly resulting in major system failures or miscalculations and causing disruptions in our operations.

     We rely on electronic information systems technology to operate our business. We continuously seek to improve these systems in order to provide better serve to customers and to support our growth objectives. We have worked to resolve the potential impact of the year 2000 issue with regard to our systems, suppliers and customers. We have experienced no significant problems as a result of the changeover of the date from 1999 to 2000. Based on the information currently available, however, we cannot conclude that a failure of third parties to achieve year 2000 compliance or an unanticipated pervasive failure of our systems would not adversely affect us in the future.

     We have established a three-phased approach to address year 2000 issues, including embedded technology utilized in our facilities and equipment. The three phases included in our approach are: (1) identification, (2) compliance and (3) validation. Internally, we have substantially completed, with the aid of outside consultants, the identification and compliance phases and will continue completing the validation phase as appropriate. The validation phase consists primarily of monitoring and testing of new software and all other components and interfaces that were implemented or upgraded as part of the software installation or as a result of other identified year 2000 deficiencies. Externally, we formally communicated with significant suppliers, customers and other third parties to assess their year 2000 readiness. We are currently working with all of our significant external parties in the validation phase, which includes the monitoring and testing of significant interfaces with those external parties, among other things.

     The total incremental direct and indirect costs of our year 2000 project are estimated to be approximately $1.5 million, including approximately $1.1 million incurred through October 31, 1999. The estimated costs of the year 2000 project are not expected to have a material impact on our business, operations or financial condition in future periods. The anticipated impact and the total costs of the year 2000 project are based on management's best estimates and information currently available.

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NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), was issued by the FASB in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We will adopt SFAS No. 133 beginning in the first quarter of fiscal year 2001.

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                                    BUSINESS

OVERVIEW

     We are a leading developer, manufacturer, distributor and marketer of a broad range of single-use specialty medical products primarily used in the operating rooms of hospitals and surgery centers. Through our North American and European sales force of approximately 155 full-time representatives, we sell approximately 23,000 products to approximately 7,000 customers. Our products, and the percentage they represented of our total net sales for the fiscal year ended October 31, 1999, include:

     - custom procedure trays -- 56.8%;

     - gloves for medical examinations and surgical procedures -- 21.0%;

     - imaging and critical care products for cardiology and radiology -- 6.9%;

     - bio-safety containment products -- 5.9%;

     - drapes and gowns -- 4.9%; and

     - other single-use specialty medical products -- 4.5%.

     We are the second leading supplier of custom procedure trays in the United States, with approximately 29% of sales of such products in 1998, and we are the leading supplier of non-latex medical examination gloves to hospitals, surgery centers and other acute care facilities in the United States, with approximately 35% of sales of such products to such customers for the three months ended March 31, 1999. For the fiscal year ended October 31, 1999, approximately 89.7% of our net sales were in North America, substantially all of which were in the United States, and 10.3% of our net sales were outside the United States, primarily in Europe. For the fiscal year ended October 31, 1999, our continuing operations generated net sales of $508.7 million.

     Our custom procedure trays are kits containing single-use products used in surgical and other medical procedures, including:

- surgical drapes and gowns
- needles
- syringes
- pressure syringes
- scalpels
- tubing
- skin markers
- bowls
- bulb syringes
- cotton towels
- towel clamps
- other non-powered instruments

     We currently assemble approximately 4,000 different custom procedure trays, primarily for hospitals and surgery centers. We design these custom procedure trays in accordance with the specific preferences of individual end users that select components from a list of approximately 9,000 components manufactured by us or other third party manufacturers. Hospitals and surgery centers have increased their use of custom procedure trays in recent years in order to increase efficiency, reduce inventory levels, protect against product contamination and allow for easier identification of costs associated with specific medical procedures.

     The gloves we manufacture include non-latex medical examination gloves, which are manufactured entirely from synthetic materials, as well as non-latex and latex gloves for use in surgical procedures. A June 1997 report published by the National Institute for

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Occupational Safety and Health heightened the awareness and concern of healthcare professionals about allergic reactions from exposure to latex and has, we believe, contributed to non-latex gloves becoming the fastest growing portion of medical glove sales. To capitalize on this expanding business, we have increased our glove capacity from 2.2 billion to 3.5 billion non-latex gloves per year by investing approximately $36.0 million since the beginning of fiscal year 1998 in additional plant capacity, including two new state-of-the-art production lines. We believe our increased capacity and high product quality position us to grow in the expanding non-latex medical glove business.

     Hospitals and surgery centers are the primary end-use customers of our products. Our North American sales force, consisting of approximately 140 full-time representatives, maintains close, direct relationships with the healthcare professionals and administrators who make the purchasing decisions for these customers. In addition, a majority of our U.S. hospital and surgery center customers are members of buying groups. See "-- Industry" for a description of buying groups. Our nationwide customer service and distribution capabilities, broad product offerings and sophisticated supply management systems, combined with the efforts of our 10 national account managers, have enabled us to develop close relationships with a number of buying groups, including the six largest buying groups, as ranked by number of member hospitals:

  - Premier Research Worldwide Ltd.
  - AmeriNet, Inc.
  - Novation, LLC
  - MHA/MedEcon
- Mid-Atlantic Group Network of Shared Services Inc.
- Health Services Corporation of America

     Buying groups typically enter into contracts with various suppliers that provide that the suppliers will make available specified products at agreed-upon prices to members of the buying groups. Buying groups strongly encourage their members to purchase these products, although compliance by different buying group members may vary. Our sales efforts at the hospital and surgery center level, which are strengthened by the use of our proprietary DataStat(TM) and ValuQuote(TM) systems, increase demand for our products among our end-use customers, including those that make purchases under buying group contracts.

     Led by our Chairman, President and Chief Executive Officer, Kenneth W. Davidson, and a team of senior managers who average approximately 18 years of experience in the medical products industry, we have grown through strategic acquisitions as well as through the development of new products. Our strategy has been to acquire companies and develop products that expand or complement existing product groups, increase vertical integration or enlarge our customer base. Since Mr. Davidson's arrival in 1986, we have completed 20 acquisitions, excluding Circon, which, when combined with internal growth, have generated a compound annual growth rate through October 31, 1999 of 43.5% in net sales, excluding Circon.

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INDUSTRY

     We compete primarily in the U.S. single-use specialty medical products industry, which had estimated sales of $5.3 billion in 1998. The industry has been growing at a compound annual rate of approximately 6.6% since 1993 and is expected to grow at a compound annual rate of approximately 6.3% through 2003. The products included in the U.S. single-use specialty medical products industry are:

  - latex and non-latex medical gloves
  - custom procedure trays
  - drapes
  - gowns
- shoe covers
- face masks
- non-powered instruments
- headgear
- needles
- syringes
- tubing
- prepackaged needle kits and trays

     We sell all such products. The primary customers for single-use specialty medical products are hospitals, surgery centers, alternate site care providers and physician practices.

     We believe several trends have had and will continue to have an impact on the single-use specialty medical products industry. First, we expect the projected aging of the population to increase demand for such products because older people tend to undergo more surgical procedures. Second, we expect efforts to reduce the transmission of infectious diseases and to address the occupational safety of healthcare professionals to favorably impact demand for single-use specialty medical products. Finally, in recent years, widespread efforts have been made in both the public and private sectors to control healthcare costs in the United States and abroad. Among other implications, this has led to a growing trend in the United States for hospitals and surgery centers to consolidate and/or to join buying groups, which are groups of independent hospitals and surgery centers that coordinate their purchasing and supply requirements on a regional or national basis in order to obtain price concessions and contain costs. We believe this trend favors suppliers, like us, that are able to serve national contracts with:

     - a broad product line;

     - sophisticated supply management processes;

     - high brand name recognition with member hospitals and other end use customers and;

     - nationwide customer service and distribution capabilities.

     CUSTOM PROCEDURE TRAYS. The custom procedure tray portion of the U.S. single-use specialty medical products industry had estimated sales of $1.1 billion in 1998. This portion of the industry has been growing at a compound annual rate of approximately 7.2% since 1993 and is expected to grow at a compound annual rate of approximately 6.3% through 2003. Custom procedure trays were used in approximately 65% of all surgical procedures in the United States in 1998. We believe several factors will contribute to continued growth in demand for custom procedure trays in the United States, including:

     - continued growth in the number of overall surgical procedures;

     - growth in the number of more complex surgical procedures for which custom procedure trays are used; and

     - growing demand for products that improve productivity and contain costs.

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     MEDICAL EXAMINATION AND SURGICAL GLOVES.  The medical glove portion of the
U.S. single-use specialty medical products industry had estimated sales of $1.2 billion in 1998. This portion of the industry has been growing at a compound annual rate of approximately 8.9% since 1993 and is expected to grow at a compound annual rate of approximately 10.0% through 2003. The medical glove portion can be divided into latex gloves and non-latex gloves, each of which can be designed either for medical examinations or surgical procedures. U.S. sales of medical examination gloves, estimated at $940 million in 1998, are projected to grow at a compound annual rate of approximately 9.9% through 2003, with the non-latex category estimated to grow at a compound annual rate of approximately 17.5% through 2003. U.S. sales of surgical procedure gloves, estimated at $223 million in 1998, are projected to grow at a compound annual rate of approximately 10.1% through 2003, with the non-latex category estimated to grow at a compound annual rate of approximately 30.9% through 2003. A greater emphasis on protecting healthcare professionals from the transmission of infectious diseases is expected to help drive growth in sales of both latex and non-latex gloves. A June 1997 report published by the National Institute for Occupational Safety and Health heightened the awareness and concern of healthcare professionals about allergic reactions from exposure to latex and has, we believe, contributed to non-latex gloves becoming the fastest growing portion of medical glove sales.

     EUROPEAN INDUSTRY TRENDS. Although we believe the number of surgical procedures performed in Europe is only slightly less than the number of surgical procedures performed in the United States, the use of single-use specialty medical products, including custom procedure trays, currently is not as prevalent in Europe as it is in the United States. Custom procedure trays were used in approximately 8% of all surgical procedures in Europe in 1998 versus approximately 65% in the United States during such time. We believe that European healthcare providers will increase their use of single-use specialty medical products, including custom procedure trays, as demand increases in Europe for products that improve productivity, help contain healthcare costs and reduce the transmission of infectious diseases.

INDUSTRY INFORMATION

     Unless otherwise indicated, and except as provided in the following sentence, information in this prospectus concerning the U.S. single-use specialty medical products industry and the custom procedure tray and medical glove portions of such industry and the European custom procedure tray industry, including, but not limited to, information as to historical sales, historical growth rates, projected growth rates and our position in the custom procedure tray portion of the U.S. single-use specialty medical products industry, is based on a report dated September 7, 1999, that was prepared in connection with the sale of the old notes by Frost & Sullivan, a market research firm. Information regarding our percentage of total sales of non-latex medical examination gloves to hospitals, surgery centers and other acute care facilities in the United States is based on reports prepared by IMS Health Incorporated, a supplier of market research data to the pharmaceutical and healthcare industries. We have not independently verified any of the information in the Frost & Sullivan or IMS reports. Information presented in this prospectus based on the Frost & Sullivan and IMS reports is based on estimates, but is, we believe, generally indicative of such industries' size and our positions within such industries or their components. Our general expectations concerning the U.S. single-use specialty medical products industry and its components and the European custom procedure tray industry

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involve risks and uncertainties and are subject to change based on various factors, including those discussed under "Risk Factors."

BUSINESS STRATEGY

     Our key business objectives are to enhance growth, profitability and our position as an industry leader through the following key strategic initiatives:

          EMPHASIZE RELATIONSHIPS WITH BUYING GROUPS. We believe that the trend among buying groups to concentrate their supply contracting with fewer, larger suppliers favors suppliers, like us, that offer the ability to serve national contracts with a broad product line, sophisticated supply management processes, high brand name recognition with buying group members and nationwide customer service and distribution capabilities. We intend to leverage our strengths in these areas and our existing relationships in order to:

        - increase the number of buying groups with which we do business;

        - increase the number of our products approved by each buying group for purchase by its members; and

        - increase sales of approved products to the members of each buying group.

          SEEK GREATER VERTICAL INTEGRATION. Our profitability is greatly affected by our ability to vertically integrate the products we manufacture into our custom procedure trays. Most of the items included in our custom procedure trays, based on the cost of materials, are purchased from third parties. We intend to increase the percentage of our products integrated into our custom procedure trays through an aggressive marketing effort designed to encourage hospitals and surgery centers to select products we manufacture when selecting the components of the custom procedure trays we sell.

          CONTINUE GROWTH THROUGH STRATEGIC ACQUISITIONS AND PRODUCT DEVELOPMENT. An important focus of our overall strategy is to:

          - acquire companies and product groups that expand or complement our existing product groups, increase vertical integration or enlarge our customer base; and

          - continue our internal product development and enhancement efforts in order to maintain a leadership position in the medical glove business and to increase the number of products we manufacture that either can be sold directly or can be included in our custom procedure trays.

          We have successfully used acquisitions to build Maxxim Group into a leading single-use specialty medical products company and we intend to continue to grow through additional select acquisitions. Since 1986, we have successfully completed 20 acquisitions, excluding Circon, which, when combined with internal growth, have generated compound annual growth rates through October 31, 1999 of 43.5% in net sales, excluding Circon. We believe that we have an attractive platform from which to grow for the following reasons:

          - our strong relationships with buying groups and approximately 7,000 end-use customers;

          - our North American and European sales force of approximately 155 full-time representatives;

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

          - our senior management team's experience and track record of integrating acquisitions; and

          - our custom procedure tray business, which creates margin-improvement opportunities from the vertical integration of newly acquired or developed products that can be included in our trays.

          EXPAND EUROPEAN PRESENCE. We plan to increase our penetration of the expanding European single-use specialty medical products business by using our current European operations as a platform for growth and by leveraging the expertise we have developed from our U.S. experience in the manufacture, assembly, marketing and distribution of these products. We believe that European healthcare providers will increase their use of single-use specialty medical products, including custom procedure trays, as demand increases in Europe for products that improve productivity, help contain healthcare costs and reduce the transmission of infectious diseases. We first introduced products in Europe in January of 1995 through the acquisition of our Medica subsidiary. For the fiscal year ended October 31, 1999, our net sales into Europe were $44.9 million, or 8.8% of our total net sales.

PRODUCTS

     CUSTOM PROCEDURE TRAYS. Our custom procedure trays are kits containing single-use products used in surgical and other medical procedures, including:

- surgical drapes
- gowns
- needles
- syringes
- pressure syringes
- bulb syringes
- scalpels
- tubing
- skin markers
- bowls
- cotton towels
- towel clamps
- other non-powered instruments

     We currently assemble approximately 4,000 different custom procedure trays. We design these custom procedure trays in accordance with the specific preferences of individual end users that select components from a list of approximately 9,000 component parts manufactured by us and third party manufacturers. For a description of the components that we manufacture and those that we purchase from third party manufacturers, see "-- Manufacturing."

     The price of custom procedure trays ranges from $5 to $1,200 depending on the complexity of the procedure, with a weighted average selling price of approximately $50 per tray for the fiscal year ended October 31, 1999. For the fiscal year ended October 31, 1999, our net sales from custom procedure trays were $289.0 million, representing 56.8% of our total net sales.

     By using our custom procedure trays, customers receive the following benefits:

     - productivity increases, by reducing the amount of preparation and turnaround time required for surgical procedures;

     - improved supply management, by access to approximately 9,000 single-use specialty medical components for use in procedures without the need to maintain a significant inventory of these products;

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

     - cost savings, by reducing the commitment of capital and personnel needed in the administration, inventory management and sterilization of a large number of reusable medical supplies for surgical and other medical procedures; and

     - cost information and reporting on a procedure-specific basis, which is important for determining a hospital's or surgery center's cost per procedure.

     Our custom procedure trays are also components in our EnCompass(SM) Integrated Product Packaging system, which is an innovative system that packages most of the single-use sterile and non-sterile components used in a surgical procedure, together with the custom procedure tray, into a single modular container. We specifically design and label these containers to meet inventory and operating room set-up, turnaround and disposal needs of hospitals and surgery centers.

     In addition, our custom procedure tray sales are supported by our proprietary DataStat(TM) software system, which reviews various surgical procedures, tracks components used in each procedure and records surgery time and operating delays, and ValueQuote(TM) software system, which allows account managers to search our component database for cost-effective component parts that meet the sequencing needs of each customer.

     GLOVES. We manufacture gloves for medical examinations and surgical procedures. Our gloves, which are sold under brand names such as:

- Tru-Touch(TM)
- SensiCare(TM)
- Sensicare PF(R)
- Tradition(TM)
- Eudermic(TM)
- Integron(TM)
- Neolon(TM)

     Our gloves are manufactured from synthetic rubber, various non-latex materials or latex and are offered lightly powdered or powder-free. For the fiscal year ended October 31, 1999, sales of non-latex medical examination gloves, latex surgical gloves and non-latex surgical gloves accounted for 87.8%, 10.2% and 2.0% of our total glove net sales, respectively. We believe that our non-latex medical gloves provide a viable alternative to traditional latex gloves. A June 1997 report published by the National Institute for Occupational Safety and Health heightened the awareness and concern of healthcare professionals about allergic reactions from exposure to latex and has, we believe, contributed to non-latex gloves becoming the fastest growing portion of medical glove sales. In addition, we expect that the increasing concern of healthcare professionals regarding allergic reactions to, or the mess caused by, the powder commonly used as a lubricant will increase demand for our powder-free glove products.

     Our most technologically advanced non-latex gloves are manufactured using a combination of trade secrets and patented formulations and manufacturing processes that we believe provide us with technological and performance advantages over our competitors in these product areas. These advantages include greater tactility and barrier protection for the user. In order to maintain our advantage, we continue to research and develop new compounds to improve our non-latex products and powder-free products. For the fiscal year ended October 31, 1999, our net sales from gloves were $106.8 million, excluding immaterial net sales of gloves sold as part of our custom procedure trays, representing 21.0% of our total net sales.

     VASCULAR SYSTEMS PRODUCTS. This product group includes products relating to coronary and peripheral diagnostic and interventional procedures, including products used in radiology, as well as products used in critical care procedures. Our core products in this

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

category include catheters, guidewires, introducers and fluid management systems. We sell vascular systems products primarily on a standalone basis rather than as part of our custom procedure trays. For the fiscal year ended October 31, 1999, our standalone net sales from vascular systems products were $35.3 million, representing 6.9% of our total sales.

     BIO-SAFETY CONTAINMENT PRODUCTS. Bio-safety containment products, such as plastic boxes and bags, are used to dispose of sharp medical instruments and biological waste. We primarily sell our bio-safety containment products on a standalone basis rather than as part of our custom procedure trays. For the fiscal year ended October 31, 1999, standalone net sales from bio-safety containment products totaled $29.9 million, representing 5.9% of our total net sales.

     DRAPES AND GOWNS. Our drapes and gowns product group includes single-use, non-woven infection control apparel for operating room personnel and patient draping systems such as:

- drapes
- gowns
- face masks
- headgear
- shoe coverings

     We manufacture drapes and gowns for our custom procedure trays as well as for sale on a standalone basis. We sell our drapes and gowns products under the Boundary(R) brand name. For the fiscal year ended October 31, 1999, our standalone net sales from drapes and gowns were $24.9 million, representing 4.9% of our total net sales.

     OTHER PRODUCTS. Our other products include a variety of single-use medical bowls and special purpose containers, as well as our Medica(TM) products, which include various self-manufactured and assembled single-use specialty medical products such as:

-    scrub brushes    -    custom procedure kits for transfusions,
-    swabbing sticks       infusions and patient monitoring

     We primarily sell these products on a standalone basis rather than as part of our custom procedure trays. For the fiscal year ended October 31, 1999, our standalone net sales from these products were $22.8 million, representing approximately 4.5% of our total net sales.

PRODUCT DEVELOPMENT AND PATENTS; OTHER INTELLECTUAL PROPERTY

     Although we have developed a number of our own products, most of our research and development efforts have historically been directed towards product improvement and enhancement of previously developed or acquired products, with an emphasis on medical gloves. We bring a team approach to research and development that involves the cooperative effort of our engineering, manufacturing and marketing resources, including 68 dedicated research and development employees. By working closely with our sales force, our research and development teams get up-to-date feedback and information from the hospitals, surgery centers and healthcare professionals that use our products. Our research and development expenses were $5.2 million, $5.6 million and $6.1 million in fiscal years 1997, 1998 and 1999, respectively.

     We pursue a policy of seeking exclusive licenses and/or patent protection both in the United States and abroad for certain of our technology and/or manufacturing processes. While no patent covered product sales that constituted 5% or more of our total net sales for the fiscal year ended October 31, 1999, obtaining or maintaining patents and/or

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

exclusive technology licenses on certain of our new products or products under development, including for our SensiCare(TM) brand gloves, may be critical to the success of such products. The failure to obtain or maintain such patents and licenses could have an adverse effect on our prospects or future operating results.

     We also rely on trade secrets and know-how to maintain our competitive position and to protect significant portions of our technology and/or manufacturing processes, including our DataStat(TM) and ValuQuote(TM) software systems and our EnCompass(SM) Integrated Product Packaging System. It is our practice to enter into confidentiality agreements with key employees and consultants. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of our trade secrets and know-how or that others may not independently develop similar trade secrets or know-how or obtain access to our trade secrets, know-how or proprietary technology.

     Maxxim Medical(TM) is a registered trademark of our company. Other important registered and common law trademarks, service marks and copyrights of our company include:

- Argon(TM)
- Argon BiCath(R)
- Boundary()(R)
- DataStat(TM)
- EnCompass(SM)
- Eudermic(TM)
- Integra(TM)
- Medica(TM)
- Neolon(TM)
- SensiCare(R)
- SensiCare PF(R)
- Tradition(TM)
- Tru-Touch(R)
- ValuQuote(TM)

MANUFACTURING

     Our products are manufactured and/or assembled from a variety of component parts and materials. The products included in our custom procedure trays are finished products, all of which we expect to continue to be readily available at reasonable costs from a variety of manufacturers and suppliers, including, where applicable, our manufacturing facilities. We assemble our custom procedure trays at our plants in California, Florida, Texas and Virginia in the United States and Ommen in The Netherlands. Each custom procedure tray is assembled to the exact specifications of the end-use customer using a procedure in which employees are provided with exact directions as to which components to include and how to assemble them on the custom procedure tray. The products we purchase from third-party vendors for inclusion in our custom procedure trays include:

- drapes and gowns
- bowls
- tubing
- syringes
- pressure syringes
- bulb syringes
- towel clamps
- scalpels
- cotton towels
- skin markers

     Of these products, we manufacture a portion of the following that we use as components in our custom procedure trays:

- drapes and gowns
- bowls
- tubing
- syringes
- pressure syringes
- towel clamps

     Currently, most of the items included in our custom procedure trays, based on the cost of materials, are purchased from third parties. No single third-party manufacturer is material to our custom procedure tray sales.

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

     We also manufacture approximately 95% of the gloves we sell. The primary raw materials used to manufacture our medical gloves are synthetic resins, polymers and latex. All of the gloves that we manufacture are manufactured at our facilities in Ohio and South Carolina in the United States and Canada and Belgium. Our glove manufacturing facilities are highly automated, unlike most of our other operations, which are labor intensive. We manufacture our gloves utilizing two different processes. The primary process is a high-speed continuous line that transports a single line of glove molds through dipping, curing, automatic glove stripping and automatic packaging. The secondary and less widely used process is a medium-speed process that transports a batch of multiple side-by-side molds through dipping, curing, automatic glove stripping and automatic packaging. Process logic controllers and sensors control both processes and allow on-line real-time manufacturing and quality adjustments.

     From the summer of 1997 through the spring of 1999, we were unable to meet demand for our non-latex medical examination gloves due to manufacturing capacity constraints. As a result, during that time period, our share of U.S. sales of non-latex medical examination gloves to hospitals, surgery centers and acute care centers declined from approximately 55% in 1997 to approximately 35% for the three months ended March 31, 1999, although our total net sales of such products remained approximately constant. To remedy our capacity limitations, we have spent $36 million since the beginning of fiscal year 1998 in additional plant capacity, including two new state-of-the-art production lines. As a result, we have increased our capacity from 2.2 billion to 3.5 billion non-latex gloves per year.

     All of the imaging and critical care products that we manufacture are manufactured at our facility in Texas. All of the bio-safety containment products that we manufacture are manufactured at our facilities in California and West Virginia. All of the drapes and gowns that we manufacture are manufactured at our facilities in Mississippi and the Dominican Republic. The products that we describe as our other products are manufactured at our facilities in Texas and The Netherlands. For products other than gloves, we currently operate our manufacturing facilities using one or two shifts per day and, as a result, we have the capacity to produce more of such products by adding additional shifts.

SALES, MARKETING AND DISTRIBUTION

     Through our North American and European sales force of approximately 155 full-time sales representatives, we sell approximately 23,000 products, including approximately 4,000 different custom procedure trays, to approximately 7,000 customers. For the fiscal year ended October 31, 1999, 89.7% of our total net sales were in North America, substantially all of which were in the United States, 8.8% were in Europe, primarily in The Netherlands, Germany and Belgium, and 1.5% were in the rest of the world.

     NORTH AMERICA. Our primary customers are hospitals and surgery centers, a majority of which purchase our products under supply contracts negotiated with us by the buying group of which the hospital or surgery center is a member. As a result, our sales and marketing efforts target both hospitals and surgery centers as well as buying groups. To increase sales and awareness of our products at the hospital and surgery center level, our North American sales force of approximately 140 full-time representatives maintains close, direct relationships with the healthcare professionals and administrators who make the purchasing decisions for these customers, including by offering access to our proprietary

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

DataStat(TM) and ValuQuote(TM) systems. At the same time, our 10 national account managers focus on building relationships with buying groups. The buying group contracts typically contain the key purchasing terms and conditions, including price, for a list of products approved by the buying group for purchase by its member hospitals and surgery centers. Buying groups strongly encourage their members to purchase under their buying group contracts, although compliance by different buying group members may vary.

     Whether purchasing independently or under a buying group contract, our North American hospitals and surgery center customers have the option of having our products delivered directly by us or through a distributor. In the event a customer chooses to purchase though a distributor, the distributor purchases our product from us and resells them to the end-use customer. In general, customers who choose to have products delivered by a distributor do so in order to streamline their purchasing process and to consolidate deliveries, and such customers bear the cost of such distributor. Under such arrangements, we maintain purchase orders or supply agreements directly with the hospital or surgery center customer that set forth the basic terms upon which the hospital or surgery center purchases our products from the distributor, including price. If the customer is a member of a buying group, the terms, including price, will ordinarily be dictated by the contract between the buying group and us. Because we typically maintain direct contact with the hospital or surgery center even if a buying group or distributor is involved, our sales representatives can provide superior customer service to increase sales of our products that are currently under contract with the buying group, and introduce and sell certain of our products that are not included on the buying group contract. For the fiscal year ended October 31, 1999, direct sales to hospitals/surgery centers and distributors accounted for 21.6% and 78.4%, respectively, of our total net sales in North America. We believe that direct sales to distributors were made primarily on behalf of hospitals and surgery centers with which we had a purchase order or supply contract but which elected to have the products distributed by a distributor. In each of the past three fiscal years, no individual hospital or surgery center that purchased directly or through a distributor represented more than 5% of our total net sales.

     For products that we do not directly ship to customers, we distribute primarily through major distributors in the United States such as Owens & Minor, Inc., which typically serve as distributors under a purchase order or supply agreement between the end-user and us. Sales through Owens & Minor, Inc., our largest distributor, were 23.1%, 25.7% and 25.3% of our North American total net sales for the fiscal years 1997, 1998 and 1999, respectively. For the fiscal year ended October 31, 1999, no other single distributor accounted for more than 10% of our North American total net sales. We believe that in most cases, our relationship with and sales to any hospital or surgery center is not dependent upon our relationship with the distributor.

     In North America, we utilize distribution centers in 17 U.S. states and in the province of Ontario, Canada.

     EUROPE. Our sales and marketing efforts in The Netherlands, Belgium and, increasingly, France closely track our North American model by focusing on the end-users of our products. In the rest of Europe, dealers play a large role in our sales, marketing and distribution efforts. In such countries, dealers typically purchase for their own account, and are responsible for selling and marketing the product to the end-user. In these cases, we typically do not maintain standing purchase orders with hospitals and surgery centers and our sales representatives generally have less contact with the end-users of our products. For

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

the fiscal year ended October 31, 1999, direct sales to dealers accounted for 46.8% and direct sales to end-users accounted for 53.2% of our total net sales in Europe.

     In Europe, we utilize a contract warehousing and logistics company to deliver products to our customers, including dealers. We primarily warehouse our products at facilities in The Netherlands and Belgium that are linked to our European computer system at our headquarters in 's-Hertogenbosch, The Netherlands.

FACILITIES

     Our principal executive and administrative offices are located in Clearwater, Florida. The following table sets forth information with respect to our principal facilities:

                                                                        BUILDING AREA
                                                      OWNED OR LEASED      (SQUARE
LOCATION                              USE               FACILITIES          FEET)
--------                              ---             ---------------   -------------
San Diego, California....  Bio-Safety Containment
                           Manufacturing;                 Leased            45,000
                           Distribution
Temecula, California.....  Tray Manufacturing;            Leased           162,500
                           Distribution
Clearwater, Florida......  Tray Manufacturing              Owned           107,500
Clearwater, Florida......  Headquarters                    Owned            21,000
Oldsmar, Florida.........  Tray Manufacturing;             Owned            45,000
                           Distribution
Oldsmar, Florida.........  Distribution;                  Leased            20,000
                           Office/Warehouse
Columbus, Mississippi....  Drapes and Gowns                Owned           135,000
                           Manufacturing;
                           Distribution
Eaton, Ohio..............  Glove Manufacturing;            Owned           230,000
                           Distribution
Honea Path, South
  Carolina...............  Glove Manufacturing;            Owned            89,000
                           Distribution
Athens, Texas............  Vascular Systems                Owned           142,900
                           Manufacturing;
                           Distribution
Richmond, Virginia.......  Tray Manufacturing;            Leased           253,000
                           Distribution
Clarksburg, West
  Virginia...............  Bio-Safety Containment          Owned            45,000
                           Manufacturing;
                           Distribution
Aalst/Erembodegem,
  Belgium................  Glove Manufacturing             Owned           150,700
Mississauga, Ontario,
  Canada.................  Glove Manufacturing;            Owned           170,000
La Romana, Dominican
  Republic...............  Drapes and Gowns               Leased            69,000
                           Manufacturing
's-Hertogenbosch, The
  Netherlands............  Distribution;                   Owned            25,000
                           Headquarters

                                                                        BUILDING AREA
                                                      OWNED OR LEASED      (SQUARE
LOCATION                              USE               FACILITIES          FEET)
--------                              ---             ---------------   -------------
's-Hertogenbosch, The
  Netherlands............  Medica Products                Leased            20,580
                           Manufacturing
Ommen, The Netherlands...  Tray Manufacturing;             Owned            24,340
                           Distribution

COMPETITION

     Our products compete with the products of numerous companies in the business of developing, manufacturing, distributing and marketing single-use specialty medical products. Some of these competitors have more extensive financial resources, research and development facilities and marketing organizations than we do. We do not typically provide the least expensive products available. Instead, we emphasize overall value through a combination of pricing, product quality and customer service.

     CUSTOM PROCEDURE TRAYS. Four companies accounted for approximately 90% of the total sales of custom procedure trays in the United States in 1998. These four companies were:

  - Cardinal Health, Inc.'s Allegiance Corporation subsidiary
  - Maxxim
- DeRoyal Industries, Inc.
- Medline Industries, Inc.

     We compete based on:

     - the quality of relationships with hospitals, surgery centers and individual healthcare providers;

     - price;

     - capacity; and

     - size and, in the case of contracts with buying groups, the ability to service accounts nationally from regional distribution centers.

     We believe that the barriers to entry in the custom procedure tray business are fairly low and it would be reasonably easy for medical products companies currently not in the custom procedure tray business or others to enter the business. This is because the business is not highly capital or technology intensive as a supplier of trays does not need to manufacture single-use specialty medical products. There are currently many manufacturers that package specialty medical products that may not technically be "custom procedure trays," but that effectively compete with our custom procedure trays or could be packaged with other products so as to directly compete with our custom procedure trays. In addition, our end-use customers could revert to the in-house preparation of a tray containing the same components that are found in a custom procedure tray. There are also numerous companies that supply medical procedure trays to niche markets, such as dental and eye, that could broaden their product lines.

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

     MEDICAL GLOVES. Our primary North American competitors in the manufacture of medical examination and surgical procedure gloves include:

  - Cardinal Health Inc.'s Allegiance Corporation subsidiary
  - Safeskin Corporation
- Ansell Perry, Inc.
- Johnson & Johnson
- Medline Industries, Inc.

     Factors affecting medical glove competition include glove price and performance and whether the glove is latex or non-latex. Medical glove performance is measured by the degree of tactility and barrier protection that the glove affords and, as a result, technology plays a significant role in the development, manufacture and sale of medical gloves. See "-- Product Development and Patents; Other Intellectual Property."

     EUROPE. In Europe, our primary competitors in custom procedure trays include:

     - the European divisions of Cardinal Health, Inc., DeRoyal Industries, Inc. and Medline Industries, Inc. and

     - locally based competitors such as Schneider Worldwide, a unit of Pfizer, Inc., and Molnlycke Health Care AB.

     Our primary competitors in Europe in medical examination gloves include the European divisions of:

     - Cardinal Health, Inc.

     - Safeskin Corporation.

     - Ansell Perry, Inc.

     - Johnson & Johnson

     - Medline Industries, Inc.

     - locally based competitors such as Schneider Worldwide and Molnlycke Health Care AB.

     Factors affecting competition in Europe that differ from those affecting competition in the United States include the ability to address local market concerns, such as language and product labeling, and, because direct sales are smaller in Europe, strength of the manufacturer's relationship with dealers. See "-- Sales, Marketing and Distribution -- Europe."

GOVERNMENT REGULATION

     Our activities are subject to numerous and evolving state, federal and foreign regulations.

     DOMESTIC REGULATION. In the United States, most of our products, and products that we are likely to develop or market in the future, are subject to regulation as medical devices by the U.S. Food and Drug Administration ("FDA") pursuant to the U.S. Food, Drug and Cosmetic Act and regulations promulgated under the act (collectively, the "FDCA"). The FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, promotion and distribution of medical devices in the United States to

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

ensure that medical products distributed domestically are safe and effective for their intended uses.

     Pursuant to the FDCA, a medical device is classified as either a class I, class II or class III device depending on the degree of risk associated with the device and the extent of control necessary to ensure safety and effectiveness. Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls and guidelines that are applicable to all medical devices. Such general controls include compliance with the applicable portions of the Quality Systems Regulations ("QSR") regarding FDA registration and inspections of facilities, "good manufacturing practices," labeling, promotion and advertising, maintenance of records, reporting of adverse medical events and filings with the FDA (the "General Controls"). Some class I devices also require premarket clearance by the FDA through the section 510(k) premarket notification process described below. Class II devices are those that are subject to the General Controls and most require premarket demonstration of adherence to certain performance standards or other special controls, as specified by the FDA, and clearance by the FDA. Class III devices are those that have a new intended use or are based on advanced technology that is not substantially equivalent to a use or technology with respect to a legally marketed device.

     Most of our products are class II devices and the remainder are class I devices. We do not manufacture and are not developing any products that are or that we expect to be classified as class III devices. FDA marketing approval of class II devices is obtained through the premarket notification procedure under section 510(k) of the FDCA. For most class II devices, the manufacturer must submit to the FDA a premarket notification submission, demonstrating that the device is "substantially equivalent" to either:

     - a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or

     - another commercially available, similar device that was subsequently cleared through the section 510(k) process.

     If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device. By regulation, the FDA is required to clear a section 510(k) application within 90 days of submission of the application. As a practical matter, clearance often takes longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not "substantially equivalent," the FDA will place the device, or the particular use of the device, into class III, and the device sponsor must then fulfill much more rigorous premarket approval ("PMA") application process.

     Approval of a PMA application from the FDA is required before the marketing of products that are class III devices can proceed. The PMA process is much more demanding than the section 510(k) premarket notification process. A PMA application, which is intended to demonstrate that the device is safe and effective, must be supported by extensive data, including data from preclinical studies and human clinical trials and existing research material. It must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Following receipt of a PMA application, once the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will accept the application for review. The FDA, by statute and by regulation, has

180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period of time, up to several years. In approving a PMA application or clearing a section 510(k) application, the FDA may also require some form of post-market surveillance whereby the manufacturer follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

     In addition, our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the:

- design
- testing
- production
- processes
- controls
- quality assurance
- labeling
- packaging
- shipping

of our products.

     The QSR also, among other things, requires maintenance of a device master record, device history record and complaint files. Our facilities, records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. In addition, all of our products must be periodically listed with the FDA. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The export of devices is also subject to regulation in certain instances.

     The FDA's mandatory Medical Device Reporting ("MDR") regulation obligates us to keep records and provide information to the FDA on injuries alleged to have been associated with the use of a product or in connection with certain product failures that could cause injury. If, as a result of FDA inspections, MDR reports or other information, the FDA believes that we are not in compliance with the law, the FDA can institute proceedings to:

     - detain or seize products;

     - enjoin future violations; and

     - impose product labeling restrictions or enforce product recalls or withdrawals from the market.

     Failure to comply with the applicable FDA medical device regulatory requirements could result in, among other things:

-    warning letters;                           -    civil penalties;
-    additional product labeling requirements;  -    repairs;
-    fines;                                     -    replacements;
-    injunctions;                               -    refunds;

     - recalls or seizures of products;         - total or partial suspension of
production;

     - the FDA's refusal to grant future premarket clearances or approvals; and

     - withdrawals or suspensions of current product applications and criminal prosecution.

     There are currently no adverse regulatory compliance issues or actions pending with the FDA at any of our facilities or relating to our products and no recent FDA audit of our facilities has resulted in any enforcement action by the FDA.

     There are no restrictions under United States law on the export from the United States of any medical device that can be legally distributed in the United States. Certificates for export, certifying the status of a product under the FDCA, are not required by the FDA for export. However, they are often required by the foreign country importing the product.

     Many of the states in which we do business or in which our products are sold impose licensing, labeling or certification requirements that are in addition to those imposed by the FDA. To date, we have not experienced difficulty in complying with these requirements; however, there can be no assurance that one or more states will not impose additional regulations or requirements that have a material adverse effect on our ability to sell our products. In addition, numerous other federal, state and local agencies, such as environmental, fire hazard control, working condition and other similar regulators, have jurisdiction to take actions that could have a material adverse effect upon our business, financial condition or results of operations, though none have done so to date.

     We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including antikickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid and Veterans Affairs health programs. We believe that our operations are in material compliance with such laws; however, because of the far-reaching nature of these laws, we or certain of our sales representatives may be required to alter one or more of our or their practices to be in compliance with these laws. In addition, we cannot assure you that the occurrence of one or more violations of these laws would not result in a material adverse effect on our business, financial condition or results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition or results of operations.

     INTERNATIONAL REGULATION. The products manufactured and sold by us in Europe are subject to the European Community regulations for medical devices. The European Community has a registration process which includes certification of manufacturing facilities ("ISO certification") and product certification ("CE Mark certification"). ISO certification requires that there be functioning quality systems at each facility. Following an acceptable certification inspection, the facility receives an ISO certification number. The CE Mark certification is granted once it is determined that certain products or product types meet the European Community requirements for those products. Following CE Mark certification, the "CE" symbol is printed on the product label to show the customer that the product complies with the requirements of the European Community. We have obtained ISO certification and CE Mark certification for our facilities and products in Europe as well as for those facilities and products in North America that are sold into those markets or countries which require such certification. However, there is no guarantee that we will be successful in obtaining European certifications for new facilities or products, or that we will be able to maintain our existing certifications for facilities or products in the future.

     In many of the countries in which we do business or in which our products are sold outside of the United States, we are subject to regulation by national governments and supranational agencies as well as by local agencies affecting, among other things:

- product standards
- packaging requirements
- labeling requirements
- import restrictions
- tariff regulations
- duties
- tax requirements

     To date, we have not experienced difficulty in complying with these regulations; however, there can be no assurance that one or more countries or agencies will not impose additional regulations or requirements that could have a material adverse effect on our ability to sell our products. The harmonization of standards in the European Community has caused a shift from a country-by-country regulatory system to a European Community-wide single regulatory system. However, many members of the European Community have imposed additional country specific regulations and/or requirements. Although our products generally are already subject to European Community regulation through the ISO certification and CE Mark certification processes, there can be no assurance that the changes in the regulatory schemes imposed either by the European Community, supranational agencies or individual countries affecting our products will not have a material adverse effect on our ability sell our products in Europe.

ENVIRONMENTAL AND OTHER MATTERS

     Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. We believe we are currently in substantial compliance with such requirements and we do not currently anticipate any material adverse effect on our business or financial condition as a result of such environmental, health or safety requirements. In the future, federal, state, local or foreign governments could enact new or more stringent requirements concerning environmental, health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination. Changes in environmental, health and safety requirements or liabilities from newly discovered contamination could have a material adverse effect on our business, financial condition or results of operations.

EMPLOYEES

     At October 31, 1999, we had 2,858 full-time domestic employees and 1,222 full-time foreign employees. Approximately 116 employees in Canada were covered by a collective bargaining agreement that expired in October 1999. The Company currently is negotiating contract language for renewal of this agreement. Additionally, we have negotiated a collective bargaining agreement that will cover approximately 60 employees in Clarksburg, West Virginia. We have never experienced any strikes or other work stoppages. However, there can be no assurance that we will not experience strikes or work stoppages in the future. We believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

     GENERAL. We are currently, and are from time to time, subject to claims and lawsuits arising in the ordinary course of business, including those relating to product liability, safety and health and employment matters. In some of such actions, plaintiffs request punitive or other damages or nonmonetary relief, which may not be covered by insurance, and which could, in the case of nonmonetary relief, if granted, materially affect the conduct of our business. Although we maintain insurance that we believe to be reasonable and appropriate, the amount and scope of any coverage may be inadequate to protect us in the event of a substantial adverse judgment. In management's opinion, taking third party indemnities into consideration, these various asserted claims and litigation in which we are currently involved are not reasonably likely to have a material adverse effect on our business, results of operations or financial position. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation.

     LATEX GLOVE LITIGATION. Since March 1996, we have been served with lawsuits alleging various adverse reactions to the latex used in certain of the medical gloves alleged to have been manufactured by us or the prior owner of the assets relating to our latex glove operations acquired in June 1995 as well as certain glove products distributed by us since 1989. We believe that most of such claims relate to gloves sold or shipped prior to June 1995. We have been and we believe we will continue to be indemnified by the prior owner with regard to such claims. Because we, as well as our competitors, have continued to manufacture and sell latex gloves, we may be subject to further claims. We are not entitled to indemnification from the prior owner for gloves that were manufactured, sold or shipped in or from one of their plants or our plants after June 1995. We intend to vigorously defend against such claims. We are aware that an increasing number of lawsuits have been brought against latex glove manufacturers with respect to such adverse reactions. There can be no assurance that we will prevail in any such lawsuits, that the prior owner will continue to indemnify us or that we will not incur costs or liabilities relating to such claims that will result in a material adverse effect on our business, financial condition or results of operations.

     SHAREHOLDER LITIGATION. A complaint was filed on June 25, 1999 in state court in Pinellas County, Florida, naming Maxxim Holdings, its former directors and Fox Paine & Company, LLC as defendants. The case is styled Burnetti v. Maxxim Medical, Inc. et al. No. 99-4347-CI-15 (6th Judl. Circ., Pinellas Cty., Fla.). The complaint is brought on behalf of a purported class of former public shareholders of Maxxim Holdings and alleges that the consideration paid in the merger was unfair and inadequate, and that the former directors of Maxxim Holdings breached their fiduciary duties by failing to obtain the best price for Maxxim Holdings. As remedies, the complaint seeks, among other things, equitable relief and damages in an unspecified amount. On September 30, 1999, counsel for the plaintiffs and counsel for defendants entered into a memorandum of understanding providing that, subject to court approval and certain other conditions, the claims asserted in the case will be settled, the action will be dismissed and all defendants will receive a release of any claims.

     On September 28, 1999, a complaint was filed in state court in Henderson County, Texas naming Maxxim Holdings and its former directors as defendants. This case is styled Krim v. Maxxim Medical, Inc., et al., No. 99-143 (3rd Judl. Dist., Henderson Cty., Tex). The complaint is brought on behalf of a purported class of former public shareholders of

Maxxim Holdings and alleges, among other things, that the consideration paid in the merger was unfair and inadequate and that the former directors of Maxxim Holdings breached their fiduciary duties by failing to obtain the best price for Maxxim Holdings. As remedies, the complaint seeks, among other things, equitable relief and damages in an unspecified amount. On January 31, 2000, a Stipulation and Agreed Order of Abatement, submitted by agreement of the parties, was entered by the court providing that the Krim action shall remain abated until the earlier of sixty days following the final resolution of the Burnetti action described above, or notification to the Henderson county court that the action has been resolved by agreement and should be dismissed. Under the order, the plaintiffs have the right to participate generally in confirmatory discovery in the Burnetti action. Additionally, they may withdraw their agreement to the terms of the order at any time and seek a hearing before the court to request that the abatement be terminated. The defendants in this action believe the allegations of the complaint are without merit and intend to vigorously defend the lawsuit should the abatement be terminated.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     As a result of the recapitalization, the executive officers and directors of Maxxim Holdings have also become the executive officers and directors of Maxxim Group. In accordance with the shareholders agreement among Maxxim Holdings' shareholders, the continuing Maxxim Holdings shareholders have the right to designate up to three members and Fox Paine has the right to designate up to four members of the board of directors of Maxxim Holdings. The initial representatives of the continuing Maxxim Holdings shareholders are Kenneth W. Davidson and Ernest J. Henley, Ph.D., and one other individual to be chosen by Mr. Davidson in the future. The initial representatives of Fox Paine are Saul A. Fox, W. Dexter Paine, III, Jason B. Hurwitz and James R. Kroner. So long as Mr. Davidson remains as the Chief Executive Officer or Chairman of Maxxim Holdings' board, he will be entitled to designate all three representatives of the continuing Maxxim Holdings shareholders. Thereafter, the representatives of the continuing Maxxim Holdings shareholders will be elected by plurality vote of the shares held by the continuing Maxxim Holdings shareholders. See "Certain Relationships and Related Party Transactions -- Shareholders Agreement -- Board of Directors."


     The following table sets forth the names, ages and positions with Maxxim Holdings and Maxxim Group of the individuals who serve as the executive officers and directors of Maxxim Holdings and Maxxim Group. Subject to Maxxim Holdings' obligations under the investor participation agreement and the employment agreements described under "Certain Relationships and Related Party Transactions -- Employment Agreements," the directors and officers of Maxxim Holdings and Maxxim Group will be elected at Maxxim Holdings' or Maxxim Group's annual meeting of shareholders, respectively, and will serve until they resign or are removed or until their successors are elected and qualified.

NAME                                  AGE                 POSITION
----                                  ---                 --------
Kenneth W. Davidson.................  53    Chairman of the Board, President and
                                              Chief Executive Officer
Peter M. Graham.....................  53    Senior Executive Vice President,
                                            Chief Operating Officer and
                                              Secretary
David L. Lamont.....................  53    Executive Vice President, Research
                                            and Development
Alan S. Blazei......................  44    Executive Vice President, Controller
                                            and Treasurer
Henry T. DeHart III.................  53    Executive Vice President,
                                            Manufacturing Operations
Joseph D. Dailey....................  51    Executive Vice President,
                                            Information Services
Jack F. Cahill......................  50    Executive Vice President, Sales and
                                              Marketing
Suzanne R. Garon....................  47    Executive Vice President, Human
                                              Resources
Rob W. Beek.........................  54    Executive Vice President, Managing
                                              Director, Maxxim Medical Europe

NAME                                  AGE                 POSITION
----                                  ---                 --------
Ernest J. Henley, Ph.D..............  72    Director
Saul A. Fox.........................  46    Director
W. Dexter Paine, III................  38    Director
Jason B. Hurwitz....................  27    Director
James R. Kroner.....................  38    Director (Maxxim Holdings only)



     KENNETH W. DAVIDSON has served as a director of Maxxim Holdings since 1982, and as Chairman of the Board of Directors, Chief Executive Officer and President of Maxxim Holdings since November 1, 1986. Mr. Davidson is also a director of Henley Healthcare, Inc., a manufacturer of products used in physical therapy; Encore Orthopedics, Inc., a designer and manufacturer of implantable orthopedic devices, and Bovie Medical Corporation, a manufacturer and marketer of electrosurgical medical devices.


     PETER M. GRAHAM has served as Senior Executive Vice President of Maxxim Holdings since January 1999, as Executive Vice President and Chief Operating Officer of Maxxim Holdings since January 1986, and as Secretary of Maxxim Holdings since July 1997. Mr. Graham also served as Treasurer of Maxxim Holdings from April 1986 through June 1997.

     DAVID L. LAMONT has served as Executive Vice President, Research and Development of Maxxim Holdings since January 1999 and as Vice President of Maxxim Holdings since March 1988. Mr. Lamont also served as Group Vice President of Maxxim Holdings from July 1993 through December 1998, and as President of the Argon Medical division of Maxxim Holdings from January 1992 through July 1993.

     ALAN S. BLAZEI has served as Executive Vice President and Controller of Maxxim Holdings since January 1999 and as Vice President and Controller of Maxxim Holdings since December 1990, and as Treasurer of Maxxim Holdings since July 1997.

     HENRY T. DEHART has served as Executive Vice President, Manufacturing Operations of Maxxim Holdings since January 1999 and as Vice President of Maxxim Holdings since November 1993. Mr. DeHart also served as Executive Vice President Manufacturing Operations, Case Management of Maxxim Holdings from June 1995 through December 1998, and as President of the Boundary Healthcare division of Maxxim Holdings from December 1992 through July 1995.

     JOSEPH D. DAILEY has served as Executive Vice President, Information Services of Maxxim Holdings since January 1999 and as Vice President, Information Services of Maxxim Holdings since August 1994. Mr. Dailey served as Director of Information Services of Maxxim Holdings from January 1992 until August 1994.

     JACK F. CAHILL has served as Executive Vice President, Sales and Marketing of Holdings since January 1999 and as Vice President of Maxxim Holdings since May 1995. Mr. Cahill served as Executive Vice President Sales and Marketing, Case Management of Maxxim Holdings from June 1995 through December 1998, President of the Sterile Design division of Maxxim Holdings from May 1994 through June 1995, and Executive Vice President, Sterile Design division of Maxxim Holdings from July 1993 through May 1994.

     SUZANNE R. GARON has served as Executive Vice President, Human Resources of Maxxim Holdings since January 1999 and as Vice President of Maxxim Holdings since

January 1997. Ms. Garon served as Vice President Human Resources, Case Management of Maxxim Holdings beginning August 1995, and Manager of Human Resources, Sterile Design division of Maxxim Holdings from July 1993 through August 1995.

     ERNEST J. HENLEY, PH.D. has served as a director of Maxxim Holdings since 1976. Dr. Henley served as a consultant to Holdings from 1976 until May 1996. Dr. Henley's principal employment for more than the past five years has been as a Professor of Chemical Engineering at the University of Houston. Dr. Henley also is a consultant and director of Henley Healthcare, Inc.

     SAUL A. FOX has served as a director of Maxxim Holdings since November 1999. Mr. Fox is the founder and has been a managing member of Fox Paine & Company, LLC and of Fox Paine Capital, LLC since their respective formations in 1997 and has served as a director of Alaska Communications Holdings Group, Inc. and Alaska Communications Systems Holdings since May, 1999. Prior to founding Fox Paine, Mr. Fox was a general partner of Kohlberg Kravis Roberts & Co.

     W. DEXTER PAINE, III has served as a director of Maxxim Holdings since November 1999. Mr. Paine is the founder and has been a managing member of Fox Paine & Company, LLC and of Fox Paine Capital, LLC since their respective formations in 1997 and has served as a director of Alaska Communications Holdings Group, Inc. since October, 1998 and Alaska Communications Systems Holdings since July, 1998. Prior to founding Fox Paine, Mr. Paine was a general partner of Kohlberg & Company.

     JASON B. HURWITZ has been a director of Maxxim Holdings since November 1999. Mr. Hurwitz has been a director, vice president, treasurer and secretary of Circon Holdings since its formation on June 10, 1999. Mr. Hurwitz has been employed at Fox Paine & Company, LLC since June 1997 and has served as an associate, Vice President and, currently, a director of Fox Paine & Company, LLC. Mr. Hurwitz was an associate at McCown De Leeuw & Co. from August 1996 to June 1997 and was an analyst at James D. Wolfensohn Incorporated from July 1994 to July 1996.


     JAMES R. KRONER has been a director of Maxxim Holdings since February 2000. He currently is a Managing Director at Fox Paine, a position he has held since February 2000. From February 1998 to February 2000, Mr. Kroner was a Managing Director in the investment banking division of JP Morgan & Co., and from December 1997 to February 1998, he was a Managing Director in the Financial Institutions practice of Salomon Smith Barney. Prior to December 1997, Mr. Kroner served as Senior Vice President and Treasurer of American Re Corporation.


     No family relationships exist between any of the directors and the executive officers of Maxxim Holdings.

COMPENSATION OF DIRECTORS

     The directors of Maxxim Holdings, as well as those of Maxxim Group, presently serve without monetary compensation for their service as directors. In the past, Maxxim Holdings issued options to purchase shares of Maxxim Holdings common stock to non-employee directors. In connection with the merger, the eight continuing Maxxim Holdings shareholders who were part of senior management were granted options to acquire shares of Maxxim Holdings common stock and shares of Circon Holdings common stock. These options have an exercise price of $26.00 per share and are fully vested. See "The Recapitalization" and "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options."

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation, incentive and employment arrangements for the executive officers of Maxxim Holdings and Maxxim Group, as well as such individuals' compensation and incentive arrangements with Circon Holdings, are described under "Certain Relationships and Related Party Transactions."

     The following table is a summary of the compensation paid or accrued by Maxxim Holdings for the last three fiscal years for services in all capacities to each of the individuals who qualified as a "named executive officer," as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act, during fiscal year 1999.

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                                              SECURITIES
                                 ANNUAL COMPENSATION                          UNDERLYING
                             ---------------------------    OTHER ANNUAL       OPTIONS       OTHER ANNUAL
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)   BONUS(1)   COMPENSATION(2)      (#)(3)      COMPENSATION(4)
---------------------------  ----   ---------   --------   ---------------   ------------   ---------------
Kenneth W. Davidson.....     1999   $350,000    $275,000      $123,589              --          $   --
Chief Executive              1998    350,000     192,500       109,305          40,000           4,750
  Officer                    1997    320,000     160,000        70,525          40,000           4,750
Peter M. Graham.........     1999    200,000     150,000        57,889              --              --
Senior Executive Vice        1998    200,000     110,000        44,349          25,000           3,001
  President                  1997    140,000      68,750        23,343          25,000           4,750
Alan S. Blazei..........     1999    175,000     137,500        43,360              --              --
Executive Vice               1998    175,000      96,250        35,329          20,000           2,913
  President                  1997    125,000      60,000        18,208          20,000           4,750
Jack F. Cahill..........     1999    165,000     107,500        43,628              --              --
Executive Vice               1998    165,000      90,750        35,631          20,000           2,475
  President                  1997    140,000      68,750        20,542          20,000           4,750
David L. Lamont.........     1999    150,000     100,000        39,235              --              --
Executive Vice               1998    150,000      82,500        34,359          20,000           2,526
  President                  1997    125,000      61,250        18,208          20,000           4,750
Henry T. DeHart III.....     1999    150,000     100,000        39,235              --              --
Executive Vice               1998    150,000      82,500        34,359          20,000           2,526
  President                  1997    125,000      61,250        18,208          20,000           4,750

-------------------------

(1) Compensation deferred at the election of a named executive officer is included in the category and year it would have otherwise been reported had it not been deferred.

(2) Includes the value of the interest imputed on non-interest bearing loans made by Maxxim Holdings and Maxxim Holdings' matching contributions on compensation deferred by the named executive officers.

(3) Fiscal year 1998 includes options granted effective as of January 8, 1999 with respect to the performances of the named executive officers during fiscal year 1998. Fiscal year 1997 includes options granted effective as of November 3, 1997 with respect to the performances of the named executive officers during fiscal year 1997.

(4) Includes contributions made by Maxxim Holdings to its 401(k) plan on behalf of the employee. Each eligible employee has the option to contribute up to 15% of his or her salary, but in no event more than $9,500, and to have such deferred amounts invested in the 401(k) plan. Maxxim Holdings may, but is not required to, make a matching contribution to the 401(k) plan of up to the first 6% of the salary of such participating employee. All employee contributions are fully vested. Maxxim Holdings' contributions vest over a six-year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the merger, the Maxxim Holdings' compensation committee was comprised of Mr. Davidson, Donald R. DePriest and Richard O. Martin. Messrs. DePriest and Martin ceased to be directors upon the consummation of the merger. The new board of directors has not appointed a compensation committee.

     Mr. Davidson is the Chairman of the Board, President and Chief Executive Officer of Maxxim Holdings. Maxxim Holdings entered into an employment agreement with Mr. Davidson effective November 1, 1997 that replaced a previous employment agreement effective November 1, 1994. Among other things, that employment agreement required Maxxim Holdings to make a loan or loans to Mr. Davidson not to exceed an aggregate of $500,000, including loans made under Mr. Davidson's previous employment agreement, to enable Mr. Davidson to pay any federal income taxes associated with the exercise by him of options to purchase shares of Maxxim Holdings common stock. Each loan made to Mr. Davidson is non-interest bearing, unsecured and is repayable in ten equal annual installments, on the third through twelfth anniversaries of the date of such loan. The total amount outstanding under all such loans at October 31, 1999 was $460,000. Mr. Davidson was, during fiscal year 1999, and at October 31, 1999, current in all of his repayment obligations under the loans.

     In connection with, and effective upon the completion of, the recapitalization (1) Mr. Davidson's employment agreement was terminated and he and Maxxim Holdings entered into a new employment agreement, the terms of which are summarized under "Certain Relationships and Related Party
Transactions -- Employment Agreements," (2) all options held by Mr. Davidson were treated as set forth in "Certain Relationships and Related Party Transactions -- Treatment of Continuing Shares and Options" and (3) all loans made to Mr. Davidson in connection with his past employment agreements remain outstanding and will be repaid pursuant to the terms thereof.

     In May 1997, Mr. Davidson purchased 100,000 shares of Maxxim Holdings common stock from Maxxim Holdings at a price of $13.00 per share under the Senior Management Stock Purchase Plan. Payment for the shares was made by means of a full recourse promissory note in the amount of $1.3 million, the payment of which is secured by a pledge of the shares. The note is non-interest bearing until its due date. If the note is not paid when due, it will bear interest at the highest maximum legal rate, or, if no maximum rate is established under applicable law, then at 18% per year. In connection with the merger, the note was canceled and replaced with a new note containing substantially identical terms, except that the new note provides for a due date of November 12, 2009, and for mandatory prepayments upon the sale by Mr. Davidson of any shares of Maxxim Holdings or Circon Holdings common stock or options to purchase such common stock. In addition, the old note contained a provision requiring repayment of the note upon the termination of Mr. Davidson's employment. The new note does not. See "Certain Relationships and Related Party
Transactions -- Treatment of Continuing Shares and Options."

THE CONTINUING MAXXIM HOLDINGS SHAREHOLDERS AND THE EIGHT MANAGEMENT INVESTORS

     Messrs. Davidson, Graham, Lamont, Blazei, DeHart, Dailey and Cahill and Ms. Garon are the eight continuing Maxxim Holdings shareholders who were part of senior management. These eight management investors, together with Dr. Henley and Mr. Davis Henley, are the continuing Maxxim Holdings shareholders. Dr. Henley, in addition to serving as a director of Maxxim Holdings, is Professor of Chemical Engineering at the University of Houston. Mr. Davis Henley is the son of Dr. Henley and is a Vice President of a subsidiary of Maxxim Group.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the outstanding capital stock of Maxxim Group is owned by Maxxim Holdings. The following table sets forth certain information regarding beneficial ownership of the Maxxim Holdings common stock and the Circon Holdings common stock after the recapitalization by (1) each person known by us to own beneficially more than 5% of the Maxxim Holdings common stock or the Circon Holdings common stock, (2) each director and each named executive officer of Maxxim Holdings and the other Maxxim Holdings continuing shareholders and (3) all executive officers and directors of Maxxim Holdings as a group. Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by such owner.


                                                       PERCENT OF
                                      MAXXIM             MAXXIM             CIRCON         PERCENT OF FOX
                                     HOLDINGS           HOLDINGS           HOLDINGS         PAINE CIRCON
                                   COMMON STOCK       COMMON STOCK       COMMON STOCK       COMMON STOCK
                                   BENEFICIALLY       OUTSTANDING        BENEFICIALLY       OUTSTANDING
                                 OWNED AFTER THE       AFTER THE       OWNED AFTER THE       AFTER THE
                           NAME  RECAPITALIZATION   RECAPITALIZATION   RECAPITALIZATION   RECAPITALIZATION
                           ----  ----------------   ----------------   ----------------   ----------------
Fox Paine Capital, LLC(1)......     4,850,824             84.1%           3,691,484             86.8%
Fox Paine Capital Fund,
  L.P.(1)......................     3,930,217             68.1            2,990,901             70.3
FPC Investors, L.P.(1).........        58,317              1.0               44,379              1.0
GS Mezzanine Partners, L.P. and
  GS Mezzanine Partners
  Offshore, L.P.(2)............       394,968(2)           6.1              273,379(3)           6.3
Kenneth W. Davidson............       304,761(4)           5.2              226,607(5)           5.2
Peter M. Graham................       162,598(6)           2.8              120,901(7)           2.8
David L. Lamont................       128,043(8)           2.2               95,207(9)           2.2
Henry T. DeHart................        79,091(10)          1.4               58,809(11)          1.4
Jack F. Cahill.................        83,392(12)          1.4               62,007(13)          1.4
Alan S. Blazei.................       108,972(14)          1.9               81,027(15)          1.9
Joseph D. Dailey...............        47,776(16)          0.8               35,524(17)          0.8
Suzanne R. Garon...............         9,636(18)          0.2                7,164(19)          0.2
Ernest J. Henley, Ph.D.........       143,385              2.5              106,615              2.5
Davis C. Henley................        86,031              1.5               63,969              1.5
Saul A. Fox(1).................        58,317              1.0               44,379              1.0
W. Dexter Paine, III(1)........        58,317              1.0               44,379              1.0
Jason B. Hurwitz...............            --               --                   --               --
James R. Kroner................            --               --                   --               --
All directors and executive
  officers as a group (13
  Persons)(20).................     1,125,970             18.1              838,241             17.8



     A person is deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under the beneficial ownership rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be beneficial owner of securities as to which such person has no economic interest. The address of Fox Paine Capital, LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P. and Messrs. Paine, Fox, Hurwitz and Kroner is 950 Tower Lane, Suite 1150, Foster City, CA 94404. The addresses of Dr. Henley, Messrs. Davidson, Graham, Lamont, DeHart, Cahill, Blazei, Dailey and Henley and Ms. Garon is 10300 49th Street North, Clearwater, Florida 33762.

-------------------------

 (1) Fox Paine Capital, LLC is (a) General Partner of (1) Fox Paine Capital Fund, L.P. and (2) FPC Investors, L.P. and (b) the sole manager of (1) Maxxim Coinvestment Fund I, LLC, Maxxim Coinvestment Fund II, LLC, Maxxim

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


     Coinvestment Fund III, LLC, Maxxim Coinvestment Fund IV, LLC and Maxxim Coinvestment Fund V, LLC, only one of which funds owns in excess of 5% of the outstanding shares of Holdings common stock, and (2) Circon Coinvestment Fund I, LLC, Circon Coinvestment Fund II, LLC, Circon Coinvestment Fund III, LLC, Circon Coinvestment Fund IV, LLC and Circon Coinvestment Fund V, LLC, only one of which funds owns in excess of 5% of the outstanding shares of Circon Holdings common stock, and possesses voting and investment power over all shares held by each of such entities. Fox Paine Capital, LLC is not the record owner of any shares of Maxxim Holdings common stock or Circon Holdings common stock. Messrs. Fox and Paine are the members of Fox Paine Capital, LLC and share voting power of Fox Paine Capital, LLC. None of the shares shown as beneficially owned by either Messrs. Fox or Paine are owned of record by such individuals. Each of such individuals disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest therein.


 (2) The general partner of each of GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P. is an indirect wholly-owned subsidiary of the Goldman Sachs Group. Includes 218,407 shares held of record by GS Mezzanine Partners, L.P. or its designee and 176,561 shares purchasable under currently exercisable warrants. The address of GS Mezzanine Partners, L.P. is 85 Broad Street, New York, New York 10004.

 (3) Includes 166,208 shares held of record by GS Mezzanine Partners, L.P. or its designee and 107,171 shares purchasable under currently exercisable warrants.

 (4) Includes 194,514 shares held of record by Mr. Davidson and 120,247 shares purchasable under currently exercisable options.

 (5) Includes 102,934 shares held of record by Mr. Davidson and 123,673 shares purchasable under currently exercisable options.

 (6) Includes 75,364 shares held of record by Mr. Graham and 87,234 shares purchasable under currently exercisable options.

 (7) Includes 30,065 shares held of record by Mr. Graham and 90,836 shares purchasable under currently exercisable options.

 (8) Includes 59,917 shares held of record by Mr. Lamont and 68,126 shares purchasable under currently exercisable options.

 (9) Includes 24,415 shares held of record by Mr. Lamont and 70,792 shares purchasable under currently exercisable options.

(10) Includes 36,737 shares held of record by Mr. DeHart and 42,354 shares purchasable under currently exercisable options.

(11) Includes 17,016 shares held of record by Mr. DeHart and 41,793 shares purchasable under currently exercisable options.

(12) Includes 39,660 shares held of record by Mr. Cahill and 43,732 shares purchasable under currently exercisable options.

(13) Includes 18,764 shares held of record by Mr. Cahill and 43,243 shares purchasable under currently exercisable options.

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

(14) Includes 46,520 shares held of record by Mr. Blazei and 62,452 shares purchasable under currently exercisable options.

(15) Includes 16,632 shares held of record by Mr. Blazei and 64,395 shares purchasable under currently exercisable options.

(16) Includes 24,321 shares held of record held by Mr. Dailey and 23,455 shares purchasable under currently exercisable options.

(17) Includes 12,069 shares held of record by Mr. Dailey and 23,455 shares purchasable under currently exercisable options.

(18) Includes 5,024 shares held of record by Ms. Garon and 4,612 shares purchasable under currently exercisable options.

(19) Includes 2,985 shares held of record by Ms. Garon and 4,179 shares purchasable under currently exercisable options.

(20) Includes shares deemed to be beneficially owned by Messrs. Fox and Paine as a result of their relationships with and to Fox Paine. Excluding such shares, all directors and executive officers as a group beneficially own 1,067,655 Maxxim Holdings shares and 793,863 Circon Holdings shares representing 17.2% and 16.8% of the common stock of Maxxim Holdings and Circon Holdings, respectively.

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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE INVESTOR PARTICIPATION AGREEMENT

     In connection with the merger, Fox Paine Medic Acquisition Corporation entered into an investor participation agreement, dated as of June 13, 1999, as amended, with the continuing Maxxim Holdings shareholders. Pursuant to the investor participation agreement Fox Paine Medic Acquisition Corporation and each continuing Maxxim Holdings shareholder agreed to be bound by all the terms and conditions set forth in a term sheet relating to the retention by the continuing Maxxim Holdings shareholders of an equity interest in Maxxim Holdings, the purchase by the continuing Maxxim Holdings shareholders of an equity interests in Circon Holdings at the time of the Circon sale and the terms for employment, compensation and equity incentive compensation for the eight management investors. We describe the key provisions of the investor participation agreement in the next few sections.

TREATMENT OF CONTINUING SHARES AND OPTIONS

     STOCK ROLLOVER. Immediately prior to the merger, the continuing Maxxim Holdings shareholders collectively owned 1,125,402 shares of Maxxim Holdings common stock. In the merger, these shares of Maxxim Holdings common stock were treated as follows:

     -- 198,084 shares of Maxxim Holdings common stock, all but 2,150 of which are owned by Dr. Henley or Mr. Henley, were converted into $26.00 per share in cash;

     -- 531,854 shares of Maxxim Holdings common stock were retained by the continuing Maxxim Holdings shareholders in the merger, and not converted into cash, and continue to represent an ownership interest in Maxxim Holdings; and

     -- 395,464 shares of Maxxim Holdings common stock were converted into $26.00 per share in cash, with the gross proceeds of approximately $10.3 million immediately being reinvested in shares of Circon Holdings common stock. See "Security Ownership of Certain Beneficial Owners and Management."

     The continuing Maxxim Holdings shareholders and Maxxim Holdings entered into agreements requiring Maxxim Holdings to make loans to the continuing Maxxim Holdings shareholders in an amount sufficient to cover the taxes due on the cash received from the conversion of the 395,464 shares of Maxxim Holdings common stock used to purchase shares of Circon Holdings common stock. There will be no cash interest payments on these tax loans. Instead, interest will be imputed and the eight management investors will receive gross-up payments from Maxxim Holdings in respect of the taxes due on that imputed interest. These tax loans will be mandatorily repayable from the after-tax proceeds of future sales of shares of Circon Holdings common stock.

     In May 1997, Maxxim Holdings issued 400,000 shares of Maxxim Holdings common stock at a price of $13.00 per share to members of Maxxim Holdings' senior management, including the eight management investors, under a Maxxim Holdings stock purchase plan. These shares were issued in exchange for non-interest bearing, full recourse promissory notes due May 23, 2000. The aggregate outstanding principal amount owed by the eight management investors under these promissory notes was $4,498,000 at October 31, 1999. The amounts due under the promissory notes were divided between Maxxim Holdings and Circon Holdings. The old notes were canceled and replaced with new notes containing

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

substantially identical terms, except as described below. New notes for an aggregate amount of $1,918,215 were transferred to Circon Holdings, to reflect the fact that some of each of the eight management investor's shares of Maxxim Holdings common stock that were subject to the notes were exchanged for shares of Circon Holdings common stock in the recapitalization. Pursuant to the terms of the investor participation agreement, the new notes extend the due date until the tenth anniversary of the completion of the recapitalization. The new notes also provide for mandatory prepayments using the after-tax proceeds of any sales of shares of Maxxim Holdings or Circon Holdings common stock or options to purchase Maxxim Holdings common stock or Circon Holdings common stock after the completion of the recapitalization. The old notes contained a provision requiring repayment of the note upon the termination of the manager's employment. The new notes do not. In addition, the Maxxim Holdings stock purchase plan was amended to remove the provision that required the holder to forfeit to Maxxim Holdings 50% of the profit from the sale of shares of Maxxim Holdings common stock that are subject to the promissory notes.

     OPTION ROLLOVER. Immediately prior to the merger, the eight management investors collectively owned options to acquire 1,084,200 shares of Maxxim Holdings common stock at a weighted average exercise price of $13.97 per share. Upon the completion of the recapitalization, vested or unvested options on 621,832 shares of Maxxim Holdings common stock were canceled in exchange for a cash payment equal to the difference between the $26.00 merger price and the exercise price per share under the relevant option. The eight management investors used the after-tax proceeds of this cash-out to purchase 169,619 new shares of Maxxim Holdings common stock at $26.00 per share, and were granted 452,213 new options to acquire shares of Maxxim Holdings common stock, which equals the number of shares of Maxxim Holdings common stock subject to the cashed-out options (621,832) minus the number of newly issued shares of Maxxim Holdings common stock (169,619). The new options have an exercise price of $26.00 per share. The remaining 462,368 options held by the eight management investors were canceled, and the eight management investors received new options to acquire 462,368 shares of Circon Holdings common stock at a price of $26.00 per share. These options are fully vested, permit cashless exercise with previously owned shares and have no built-in gain.

NEW MANAGEMENT EQUITY INCENTIVE PLANS

     In connection with the recapitalization, Maxxim Holdings and Circon Holdings each adopted a new management equity incentive plan that grants the eight management investors options to purchase up to a total of 10% of the common equity on a fully-diluted basis of each of Maxxim Holdings and Circon Holdings at an exercise price of $26.00 per share. The new incentive plans generally provide for a ten-year option term, and allow cashless exercise of the options through the payment of the exercise price with previously owned shares. The options are split evenly into two pools:

     -- a pool of options that will vest on the ninth anniversary of the date of grant, which vesting may be earlier accelerated (1) to the first through fifth anniversaries of the date of grant if certain corporate financial goals established under the new incentive plans are achieved, or (2) upon Fox Paine's realization of an internal rate of return of at least 30% on its investment in Maxxim Holdings or Circon Holdings, as the case may be; and

     -- a pool of options that vest in 20% increments on each of the first through fifth anniversaries of the merger, or earlier, upon Fox Paine's realization of an internal

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

        rate of return of at least 30% on its investment in Maxxim Holdings or Circon Holdings, as the case may be.

     With regard to any of the eight management investors, any options granted under the new incentive plans that remain unvested as of the date of his or her termination of employment with Maxxim Holdings or Circon Holdings for any reason will be forfeited on the date of termination. However, any options that are vested at the time of termination may be exercised for one year following the termination of employment, after which they will be forfeited.

     Options granted under the new equity incentive plans were granted to each of the eight management investors and other members of Maxxim Holdings or Circon management based upon the recommendation of Mr. Davidson to the board of directors.

SPECIAL BONUS PROGRAMS

     In connection with the recapitalization, Maxxim Holdings established a key executive special bonus program, valued at approximately $3.7 million, for the benefit of the eight management investors. The bonus payments for all the participants, other than Mr. Graham and Mr. Blazei, became payable upon completion of the recapitalization. A portion of Mr. Graham's and Mr. Blazei's bonus became payable upon completion of the recapitalization, with the remaining portion to be paid subsequently, part of which will be based on the achievement of performance goals.

     In addition, the special bonus program provides that the unpaid portion of Mr. Graham's and Mr. Blazei's respective bonuses will be forfeited if their employment is terminated either by Maxxim Holdings for cause or by Messrs. Graham or Blazei without good reason. If, however, Mr. Graham's or Mr. Blazei's employment is terminated by Maxxim Holdings without cause or by Messrs. Graham or Blazei for good reason, or upon their disability or death, the unpaid portion of their respective bonuses will become payable in accordance with an agreed upon schedule and conditions.

     In addition, Circon Holdings established a bonus pool of approximately $5.6 million in the aggregate for the benefit of the eight management investors. Bonuses will be paid upon the occurrence of certain events and will be related to the value of the Circon Holdings equity.

EMPLOYMENT AGREEMENTS

     Effective upon the completion of the recapitalization, each of the eight management investors, including Mr. Davidson, whose prior employment agreement was terminated, entered into a new employment agreement with Maxxim Holdings and the executive continuity agreements between the eight management investors and Maxxim Holdings were terminated without any termination benefits being paid under them. The following is a summary of the material terms of such new employment agreements.

     The employment period under the new employment agreements commenced upon completion of the recapitalization and will terminate on the fifth anniversary of the merger, with automatic one-year renewals, unless previously terminated. Pursuant to the new employment agreements, each executive will continue in the position and with the duties and responsibilities as in effect prior to the completion of the recapitalization, subject to reassignment from time to time by Mr. Davidson, in the case of all executives other than

Mr. Davidson. The new employment agreements provide that each executive will receive an annual base salary equal to his or her annual base salary prior to the merger and an annual performance bonus opportunity equal to a percentage of his or her annual base salary. The annual base salary and bonus opportunity percentage for Mr. Davidson are $350,000 and 90%, respectively, and are less for the other executives. In addition, during the employment period, each executive is entitled to participate in compensation and benefit plans on terms and conditions no less favorable in the aggregate than those in effect prior to the recapitalization.

     Pursuant to the new employment agreements, upon the termination of an executive's employment by Maxxim Holdings other than for cause, or by the executive for good reason, the executive will be entitled to a cash payment equal to a multiple of the sum of the executive's annual base salary and the most recent annual bonus earned by the executive, as well as continued participation in Maxxim Holdings' benefit plans for a number of years equal to that executive's multiple. Mr. Davidson's multiple is three, so that he is entitled to receive a payment of three times the sum of his annual base salary and most recent annual bonus, as well as continued participation in Maxxim Holdings' benefit plans for a period of three years. The compensation, multiple and length of continuing participation are less for the other executives.

     Under the new employment agreements, Maxxim Holdings is required to provide term life insurance with death benefits equal to two times the sum of the executive's then-current base salary and annual bonus opportunity. Should the executive become disabled, Maxxim Holdings is required to pay the executive's then-current base salary and bonus opportunity for a period of 24 months.

     The new employment agreements provide that if any amounts payable to the executive in connection with a change in control, other than the recapitalization, would be subject to excise tax under Section 4999 of the Internal Revenue Code an additional payment will be made so that after the payment of all income and excise taxes the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Internal Revenue Code had been imposed. In addition, the new employment agreements with Messrs. Davidson, Graham and Blazei provide for a similar additional payment in the event any amounts payable to these individuals in connection with the recapitalization would be subject to excise tax under Section 4999 of the Internal Revenue Code.

     Pursuant to the new employment agreements, each executive also has agreed to non-competition and non-solicitation restrictions during the employment period and thereafter for the number of years equal to the executive's multiple.

SHAREHOLDERS AGREEMENT

     As a result of the recapitalization, the continuing Maxxim Holdings shareholders, together with the new investors who purchased shares of Fox Paine Medic Acquisition Corporation prior to the merger, own all of the equity of Maxxim Holdings. The continuing Maxxim Holdings shareholders and the new investors entered into a shareholders agreement that permits the new investors and the continuing Maxxim Holdings shareholders to transfer or sell their shares in some circumstances, and anyone who becomes a shareholder of Maxxim Holdings as a result of a permitted transfer or sale will be required to sign the shareholders agreement and be bound in the same way as the person who transferred or sold the shares to the new shareholder. Unless otherwise indicated, the following items apply equally to the new investors' and the continuing Maxxim Holdings shareholders' participation in Maxxim Holdings, as well as the participation in Maxxim Holdings by any person who obtains shares of Maxxim Holdings common stock upon the exercise of the warrants issued with the old notes or the Maxxim Holdings notes. The following is a summary of the material terms of the shareholders agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     TAG-ALONG RIGHTS. If, at any time before an initial public offering of stock, a shareholder accepts an offer from a third party to sell any or all of its shares, each of the other shareholders will be able to participate in the offer on a proportionate basis, at the same price and on the same terms.

     DRAG-ALONG RIGHTS. If, at any time before an initial public offering of stock, Fox Paine sells at least 50% of its shares in a bona fide arm's-length transaction or series of related transactions, Fox Paine may require the other shareholders to sell a proportionate number of their shares and, at the election of Fox Paine, options or warrants, in each case whether vested or unvested, in the same transaction at the same price and on the same terms, with appropriate adjustments for warrants or options.

     REGISTRATION RIGHTS. After an initial public offering of stock, the continuing Maxxim Holdings shareholders will collectively have the right, which can only be used twice, to demand that Maxxim Holdings register their Maxxim Holdings' shares for sale under the Securities Act. The new shareholders, excluding the shareholders who purchased the Maxxim Holdings notes, will have the same right, which they will be permitted to use as a group up to five times. The shareholders who purchased the Maxxim Holdings notes will also have the same right, which they will be permitted to use as a group once. The purchasers of the Maxxim Holdings common stock obtained upon exercise of the warrants sold with the old notes will have a similar one-time right, which they will be permitted to use as a group. In addition, the continuing Maxxim Holdings shareholders, the new shareholders and the holders of the Maxxim Holdings common stock obtained upon exercise of the warrants sold with the old notes will all have customary and full "piggyback" registration rights on registrations initiated by the other shareholders. If the underwriters request a reduction in the number of shares to be sold in any registered offering, the number of shares offered by any participating shareholders will be cut back proportionally based on the number of shares owned by each person, regardless of who initiated the registration. Expenses related to all demand registrations and piggyback registrations will be borne by Maxxim Holdings. Other customary registration rights provisions will apply, including holdbacks, indemnification, and contribution provisions. If the new shareholders are permitted to include any of their shares in an initial public offering, the other shareholders will be entitled to participate proportionately as well.

     RIGHT OF FIRST OFFER. Before an initial public offering of stock, if any shareholder proposes to sell or transfer any of its shares, it will first be required to offer to sell the shares to the other shareholders at a minimum price suggested by the selling shareholder. If the other shareholders elect not to purchase all of the offered shares, the selling shareholder will have the right to sell the shares to any other party as long as the sale price is equal to or above the minimum price offered to the other shareholders. These right of first offer provisions do not apply to transfers to customary permitted transferees, such as affiliates of the new investors or family members of the continuing Maxxim Holdings shareholders. These right of first offer provisions also do not apply to certain transfers to related parties or otherwise by the purchasers of the Maxxim Holdings common stock obtained upon exercise of the warrants sold with the old notes and the shareholders who purchased the Maxxim Holdings notes.

     LIQUIDITY UPON DEATH OR DISABILITY AND SOME TERMINATIONS. The eight management investors have the right to sell any shares of Maxxim Holdings common stock that are acquired upon the exercise of stock options, provided that the shares have been held for at least six months, back to Maxxim Holdings at fair market value upon death or disability or termination of employment by such management investors for good reason or by Maxxim Holdings without cause. The eight management investors' liquidity rights described above will end upon completion of an initial public offering of Maxxim Holdings shares of common stock and, in any event, are subject to Maxxim Holdings' available cash flow, debt restrictions and any legal restrictions on distributions of cash. If payments related to these rights are not made immediately, the payments will remain a continuing obligation of Maxxim Holdings and will be made, with interest, before the payment of any dividends or distributions to other shareholders.

     BOARD OF DIRECTORS. Pursuant to the terms of the shareholders agreement, the continuing Maxxim Holdings shareholders have the right to appoint three members of the board of directors, and Fox Paine has the right to appoint at least four members. So long as Mr. Davidson is the Chief Executive Officer or Chairman of the Board of Directors, Mr. Davidson will have the right to designate all three representatives of the continuing Maxxim Holdings shareholders. Thereafter, the representatives of the continuing Maxxim Holdings shareholders will be elected by plurality vote of shares held by the continuing Maxxim Holdings shareholders. The shareholders who purchased the Maxxim Holdings notes have the right to appoint one observer to the board of directors. Fox Paine's and the continuing Maxxim Holdings shareholders' right to designate directors will terminate upon an initial public offering of stock or a significant reduction in ownership percentage by either group. See
"Management -- Executive Officers and Directors."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the merger agreement, the indemnification and exculpation provisions of Maxxim Holdings' articles of incorporation and bylaws as in effect at the time of the completion of the merger will, to the extent they relate to matters arising before the completion of the merger, remain in force after the merger. In addition, for a period of six years after the completion of the merger, Maxxim Holdings will maintain in effect the current policies of directors' and officers' liability insurance maintained by Maxxim Holdings with respect to matters arising on or before the completion of the merger. Maxxim Holdings will obtain only as much comparable insurance as is available at an annual premium of 150% of Maxxim Holdings' annual premium prior to the merger. In addition, pursuant to the investor participation agreement, Maxxim Holdings has adopted customary mandatory indemnification and expense advancement policies for its officers.

MANAGEMENT AND ADVISORY SERVICES PROVIDED BY FOX PAINE

     In connection with the recapitalization, Maxxim Holdings and Maxxim Group entered into a management services agreement with an affiliate of Fox Paine pursuant to which such affiliate will provide certain financial and strategic consulting and advisory services to Maxxim Holdings and Maxxim Group. In exchange for these services, the Fox Paine affiliate will receive a fee based on the services provided, with an initial annual retainer of $722,000. Thereafter such fee shall be equal to 1% of the annual adjusted EBITDA of

Maxxim Group for the prior fiscal year. In addition, upon the completion recapitalization, Maxxim Holdings paid to such affiliate aggregate transaction fees of approximately $9,814,000, plus reimbursement of its expenses.

SERVICES AGREEMENT

     Maxxim Holdings, Maxxim Group, Circon Holdings and Circon have entered into a services agreement that provides for Maxxim Holdings and Maxxim Group to provide services to Circon Holdings and Circon, including services and advice provided by management employees as well as general corporate overhead services. In exchange for these services, Circon Holdings and Circon will reimburse Maxxim Holdings and Maxxim Group for all direct expenses or out of pocket fees directly attributable to the services provided to Circon Holdings and Circon. For services without expenses or fees directly attributable to Circon Holdings and Circon, the actual cost of such services will be allocated between Maxxim Holdings and Maxxim Group, on the one hand, and Circon Holdings and Circon, on the other hand, pro rata based on net sales.

LOAN TO OFFICER

     In connection with his relocation from Houston, Texas to our corporate headquarters in Clearwater, Florida, we made a loan on September 30, 1999, in the amount of $325,000, to Peter M. Graham, our Senior Executive Vice President and Chief Operating Officer. The loan is unsecured, non-interest bearing and repayable upon the earlier of the sale of his prior residence in Houston, Texas or December 31, 2000.

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          DESCRIPTION OF NEW CREDIT FACILITIES AND OTHER INDEBTEDNESS

NEW CREDIT FACILITIES

     Maxxim Group has entered into a credit agreement with The Chase Manhattan Bank, as Administrative Agent and Collateral Agent, Bankers Trust Company and Merrill Lynch Capital Corporation, as Co-Syndication Agents, Canadian Imperial Bank of Commerce and Credit Suisse First Boston, as Co-Documentation Agents, and certain other lenders that governs the new credit facilities. Chase Securities Inc. acted as advisor, lead arranger and book manager in connection with the new credit facilities. The following is a summary of the principal terms of the new credit facilities, and is subject to and qualified in its entirety by reference to the credit agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     STRUCTURE.  The new credit facilities consist of:

     - an $80.0 million tranche A term loan;

     - a $90.0 million tranche B term loan;

     - a $90.0 million tranche C term loan; and

     - a $50.0 million revolving credit facility, which will be available, in part, for up to $25.0 million in letters of credit and up to $10.0 million in the form of swingline loans.

     SECURITY; GUARANTEES. Maxxim Group's obligations under the new credit facilities, any hedging arrangements entered into with a lender in relation to the new credit facilities and all obligations relating to any overdrafts and related liabilities owed to Chase or any of its affiliates arising from treasury, cash management or depository services or in connection with certain automated transfers of funds are unconditionally and irrevocably guaranteed, jointly and severally, by Maxxim Holdings and by each of Maxxim Group's existing and subsequently acquired or organized U.S. subsidiaries and may, in certain circumstances, become guaranteed by certain non-U.S. subsidiaries. In addition, the new credit facilities and the guarantees thereunder are secured by collateral consisting of substantially all of the assets of Maxxim Group and the guarantors of the new credit facilities, including, but not limited to:

     - a perfected first priority pledge by Maxxim Holdings of all of Maxxim Group's capital stock;

     - to the extent not prohibited by law or any existing contract, a perfected first priority pledge by Maxxim Group of:

          -- all of the capital stock held by it of companies in which it holds a minority stake; and

          -- all of the capital stock held by it or any of its U.S. subsidiaries and, in certain circumstances, by its non-U.S. subsidiaries, in any existing and subsequently acquired or organized subsidiary. In the case of the pledge of stock of any non-U.S. subsidiary, the pledge is generally limited to 65% of the capital stock of such non-U.S. subsidiary;

     - a perfected first priority security interest in, and mortgage on, substantially all of the tangible and intangible assets of Maxxim Group and each guarantor of the new credit facilities, including, but not limited to:

- accounts receivable
- general intangibles
- real property
- intellectual property
- investment property
- cash and cash accounts
- inventory
- equipment
- documents

     - the proceeds of the foregoing, in each case, subject to certain limited exceptions.

     The credit agreement and related guarantee and security agreements provide for the release of guarantees and of collateral under certain limited circumstances.

     AVAILABILITY. Amounts repaid or prepaid under the term loan facilities may not be reborrowed. Amounts repaid under the revolving credit facility will be available for reborrowing on a revolving basis, subject to the terms of the revolving credit facility.

     AMORTIZATION; INTEREST. The tranche A term loan is repayable in 6 principal payments over 6 years of $10.0 million, $12.0 million, $12.0 million, $14.0 million and $16.0 million on October 31, 2000, 2001, 2002, 2003 and 2004, respectively, with the balance of the tranche A term loan ($16,000,000) payable at maturity on the sixth anniversary of the closing date for the new credit facilities. The tranche A term loan bears interest at an annual rate equal, at Maxxim Group's option, to: (1) an adjusted London interbank offered rate ("Adjusted LIBOR") plus 2.75% or (2) a rate equal to the greater of the administrative agent's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1% (the "Alternate Base Rate") plus 1.75%, in each case, subject to certain adjustments based on Maxxim Group's leverage.

     The tranche B term loan is repayable in 8 principal payments over 7 1/2 years, consisting of 6 payments of $250,000 on October 31, 2000, 2001, 2002, 2003, 2004, 2005, a payment of $40.0 million on October 31, 2006 with the balance of the tranche B term loan ($48,500,000) payable at maturity on the seven-and-one-half year anniversary of the closing date for the new credit facilities. The tranche B term loan bears interest at an annual rate equal, at Maxxim Group's option, to: (1) Adjusted LIBOR plus 3.25% or (2) the Alternate Base Rate plus 2.25%.

     The tranche C term loan is repayable in 9 principal payments over 8 1/2 years, consisting of 7 payments of $250,000 on October 31, 2000, 2001, 2002, 2003, 2004, 2005, 2006, a payment of $30.0 million on October 31, 2007, with the balance of the tranche C term loan ($58,250,000) payable at maturity on the eight-and-one-half year anniversary of the closing date for the new credit facilities. The tranche C term loan bears interest at an annual rate equal, at Maxxim Group's option, to: (1) Adjusted LIBOR plus 3.50% or (2) the Alternate Base Rate plus 2.50%.

     The revolving credit facility is a six-year facility, and outstanding balances thereunder bear interest at an annual rate equal, at Maxxim Group's option, to: (1) Adjusted LIBOR plus 2.75% or (2) the Alternate Base Rate plus 1.75%, in each case, subject to certain adjustments based on Maxxim Group's leverage. All outstanding loans under the revolving credit facility will be payable at maturity.

     Amounts under the new credit facilities not paid when due bear interest at a default rate equal to 2.0% above the otherwise applicable rate.

     PREPAYMENTS. The new credit facilities permit Maxxim Group to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. In addition, Maxxim Group is required to make mandatory prepayments of the term loan facilities, subject to certain exceptions, in amounts equal to:

     - 50% of excess cash flow for each fiscal year (as specified in the credit agreement);

     - 100% of the net cash proceeds of certain dispositions of assets of Maxxim Holdings or any of its subsidiaries; and

     - 100% of certain issuances of debt obligations of Maxxim Holdings or any of its subsidiaries.

     Mandatory and optional prepayments will be allocated ratably among the three term loans, and, within each term loan, applied ratably to the remaining amortization payments under such term loan, except that the lenders participating in the tranche B and C term loans, as applicable, will have the right to refuse mandatory prepayments, in which case such prepayments will be applied to the tranche A term loan, or, if no portion of the tranche A term loan remains outstanding, Maxxim Group may retain the prepayments. Any prepayment of Adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs as described in the credit agreement.

     FEES. Maxxim Group is required to pay to the lenders, on a quarterly basis, a commitment fee equal to 1/2 of 1% per year on the unused commitments under the revolving credit facility, subject to adjustments based upon Maxxim Group's financial performance. Maxxim Group also is required to pay:

     - on a quarterly basis, a commission on the face amount of all outstanding letters of credit equal to the applicable margin then in effect for Adjusted LIBOR loans under the revolving credit facility;

     - on a quarterly basis, a fronting fee to the issuing bank in the amount of 0.25% per year on each letter of credit;

     - standard fees of the issuing bank with respect to issuance, amendment, renewal or extension of any letters of credit; and

     - fees payable to the administrative agent.

     COVENANTS, EVENTS OF DEFAULT. The credit agreement contains covenants that, among other things, restrict the ability of Maxxim Holdings, the ability of Maxxim Group and the ability of Maxxim Group's subsidiaries to:

- dispose of assets
- incur additional indebtedness
- incur guarantee obligations
- prepay other indebtedness or amend other debt instruments
- pay dividends
- create liens on assets
- enter into sale and leaseback transactions
- make investments
- loans or advances
- make acquisitions
- engage in mergers or consolidations
- change the business of Maxxim Group
- make capital expenditures
- engage in certain transactions with affiliates
- otherwise restrict certain corporate activities.

     In addition, under the new credit facilities, Maxxim Group is required to comply with specified financial ratios, including minimum interest coverage ratios and maximum total and senior leverage ratios.

     The credit agreement obligates Maxxim Holdings and Maxxim Group to maintain separate books and records and separate financial statements for Maxxim Holdings and Maxxim Group, on the one hand, and Circon Holdings and Circon, on the other, to not comingle financial assets or certain other assets, to have certain affiliate transactions specifically approved by the board of directors or determined to be fair by an independent expert, and to observe a number of other formalities intended to ensure that Maxxim Holdings and Maxxim Group, on the one hand, and Circon Holdings and Circon, on the other, are managed as separate companies. The credit agreement also contains provisions that prohibit any modification of the indenture as well as representations and warranties, affirmative covenants and events of default, including cross default, material judgments and change in control.

MAXXIM HOLDINGS NOTES

     As part of the recapitalization, Maxxim Holdings issued $98.5 million principal amount at maturity of senior unsecured discount notes. The Maxxim Holdings notes were sold at a discount from their face value, resulting in accreted interest accruing on the then accreted value at a semi-annual rate of 7.0% until November 15, 2004. The Maxxim Holdings notes will mature 11 years from the date of issuance and, beginning November 15, 2004, will pay interest semi-annually in cash at a rate of 14.0% per year on the accreted value of the Maxxim Holdings notes on the issue date. For the first five years from the date the Maxxim Holdings notes are issued, interest that becomes payable will be added to the then outstanding principal amount of the Maxxim Holdings notes, and will not be payable in cash. After five years from the issuance date, cash interest will be payable in cash unless cash interest cannot be paid without violating certain terms of Maxxim Group's senior or senior subordinated debt, in which case Maxxim Holdings may issue additional Maxxim Holdings notes in payment of such interest. The Maxxim Holdings notes were not registered for sale under the Securities Act and are not eligible for offer or sale in the United States absent registration or an exemption from the registration process. In addition, the purchasers of the Maxxim Holdings notes received warrants to purchase 144,132 shares of Maxxim Holdings common stock at a purchase price of $0.01 per share in connection with their purchase of the Maxxim Holdings notes. They also purchased 218,407 shares of Fox Paine Medic stock which was converted into an equal number of shares of Maxxim Holdings common stock in the merger. The purchasers signed and entered into the Maxxim Holdings shareholders agreement.

CAPITAL LEASES, INDUSTRIAL REVENUE BONDS AND OTHER LONG-TERM OBLIGATIONS

     CAPITAL LEASES. We lease our Clarksburg, West Virginia production facility as well as certain equipment at the facility under long-term leases and have the option to purchase the assets for a nominal cost at the termination of the leases. Obligations under the Clarksburg Capital Lease totaled $4.5 million as of October 31, 1999.

     INDUSTRIAL REVENUE BONDS. In 1991, the Bucks County, Pennsylvania Industrial Development Authority issued industrial revenue bonds to finance the purchase of land and facilities in Bucks County, Pennsylvania. Our obligations under these industrial revenue bonds totaled $2.4 million as of October 31, 1999.

     OTHER LONG-TERM OBLIGATIONS. We have various other long-term obligations, which totaled $.9 million as of October 31, 1999.

                       DESCRIPTION OF THE EXCHANGE NOTES

     Maxxim Group will issue the exchange notes under the same indenture, dated as of November 12, 1999 among Maxxim Group, the guarantors and The Bank of New York, as trustee, that governs the old notes. The indenture contains provisions that define your rights under the exchange notes. In addition, the indenture governs the obligations of Maxxim Group and of each guarantor under the exchange notes and the old notes. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. For all purposes under the indenture, the exchange notes and the old notes are treated as one class and references to the exchange notes in this "Description of the Exchange Notes" refers to both old notes and exchange notes, unless stated otherwise.

     THE FOLLOWING DESCRIPTION IS MEANT TO BE ONLY A SUMMARY OF THE INDENTURE. IT DOES NOT RESTATE THE TERMS OF THE INDENTURE IN THEIR ENTIRETY. WE URGE THAT YOU CAREFULLY READ THE INDENTURE AS IT, AND NOT THIS DESCRIPTION, GOVERNS YOUR RIGHTS AS A HOLDER. THE INDENTURE HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

     Definitions for capitalized terms found in this section can be found under the caption "-- Certain Definitions" at the end of the section.

PRINCIPAL, MATURITY AND INTEREST

     Maxxim Group will issue exchange notes in exchange for old notes in an aggregate principal amount at maturity of up to $144,552,000. The exchange notes will mature on November 15, 2009. The exchange notes but not the old notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede and Co., as nominee of DTC, on behalf of the acquirors of exchange notes for credit to the accounts of the acquirors or to other accounts as they may direct. Such accounts may be at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme.

     Each exchange note will bear cash interest at a rate of 11% per annum on the initial accreted value of such exchange note ($761) on November 12, 1999. Beginning on May 15, 2000, and on each May 15 and November 15 thereafter as long as the exchange notes are outstanding, Maxxim Group will pay semiannually cash interest equal to $41.86 per $1,000 in principal amount at maturity to holders of record at the close of business on the May 1 or November 1 before the interest payment date. In addition, the accreted value will accrete between November 12, 1999 and November 15, 2009, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the accreted value will be equal to the full principal amount at maturity of the exchange notes on November 15, 2009. Maxxim Group will pay interest on overdue principal at 12% annually and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

PAYING AGENT AND REGISTRAR

     Maxxim Group will pay the principal of, and interest on, the exchange notes at any office of Maxxim Group or any agency designated by Maxxim Group which is located in the Borough of Manhattan, The City of New York. Maxxim Group has initially designated the corporate trust office of the trustee to act as the paying agent of Maxxim Group in such matters. The location of the corporate trust office of the trustee is 101 Barclay Street, New York, NY 10268 attention of: Trust Department. Maxxim Group reserves the right, however, to pay interest to holders by check mailed directly to their registered addresses.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, Maxxim Group may not redeem the exchange notes at its option prior to November 15, 2004. After that date, it may redeem the exchange notes in whole or in part at the following redemption prices, which are expressed as percentages of accreted value, plus accrued and unpaid interest thereon to the redemption date. Holders of record on the relevant record date will also have the right to receive interest due on the relevant interest payment date.

                                                              REDEMPTION
DATE                                                            PRICE
----                                                          ----------
November 15, 2004 to November 14, 2005......................   106.875%
November 15, 2005 to November 14, 2006......................   104.583
November 15, 2006 to November 14, 2007......................   102.292
November 15, 2007 and thereafter............................   100.000

     Prior to November 15, 2002, Maxxim Group may, at its option, on one or more occasions, also redeem exchange notes representing up to a maximum of 35% of the original aggregate principal amount at maturity of the old notes with the net cash proceeds of one or more equity offerings by Maxxim Group or by Maxxim Holdings to the extent the net cash proceeds thereof are contributed to Maxxim Group or used to purchase capital stock, other than Disqualified Stock, of Maxxim Group from Maxxim Group. This purchase must be at a redemption price equal to 113 3/4% of the accreted value of the exchange notes, plus accrued and unpaid interest thereon to the redemption date. Holders of record on the relevant record date will also have the right to receive interest due on the relevant interest payment date. Such purchases may only be made if after giving effect to the purchase at least 65% of the original aggregate principal amount at maturity of the old notes remains outstanding. Further, the purchase must be made within 90 days of such related equity offering by Maxxim Group or Maxxim Holdings, as the case may be, and must be made in accordance with certain procedures set forth in the indenture.

SELECTION

     If Maxxim Group partially redeems the exchange notes, the trustee will select the exchange notes to be redeemed on a ratable basis, by lot or by such other method as the trustee determines to be fair and appropriate. No exchange note of $1,000 in principal amount at maturity or less will be redeemed in part. On and after the redemption date the accreted value of exchange notes or portion thereof called for redemption shall cease to accrete and interest will cease to accrue on exchange notes or portions of exchange notes called for redemption so long as Maxxim Group has deposited with the paying agent funds sufficient to pay the principal of and accrued and unpaid interest on the exchange notes to be redeemed.

RANKING

     The exchange notes:

     - will be general unsecured obligations of Maxxim Group;

     - will be subordinated in right of payment to all existing and future Senior Indebtedness of Maxxim Group;

     - will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of Maxxim Group;

     - will be senior in right of payment to all existing and future subordinated obligations of Maxxim Group;

     - will be effectively subordinated to all secured Indebtedness to the extent of the value of the assets securing such Indebtedness;

     - will be effectively subordinated to all liabilities, including trade payables, and preferred stock of each subsidiary of Maxxim Group that is not a guarantor; and

     - are guaranteed by Maxxim Holdings and each of the domestic subsidiaries of Maxxim Group.

     The guarantee of each guarantor:

     - will be a general unsecured obligation of such guarantor;

     - will be subordinated in right of payment to all existing and future Senior Indebtedness of such guarantor;

     - will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such guarantor;

     - will be senior in right of payment to all existing and future subordinated obligations of such guarantor;

     - will be effectively subordinated to all secured Indebtedness of such guarantor and its subsidiaries to the extent of the value of the assets securing such Indebtedness; and

     - will be effectively subordinated to all liabilities, including trade payables, and preferred stock of each subsidiary of such guarantor that is not also a guarantor.

     Maxxim Group currently conducts all its operations through its subsidiaries. To the extent such subsidiaries are not guarantors, creditors, including trade creditors, and preferred stockholders, if any, of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Maxxim Group, including the holders of the exchange notes. The exchange notes, therefore, will be effectively subordinated to the interests of creditors, including trade creditors, and preferred stockholders, if any, of subsidiaries of Maxxim Group that are not guarantors. The non-U.S. subsidiaries of Maxxim Group will not initially guarantee the exchange notes. As of October 31, 1999, on a pro forma basis, the non-U.S. subsidiaries would have had total liabilities, including trade payables, of approximately $9.8 million and no outstanding preferred stock.

     As of October 31, 1999, on a pro forma basis giving effect to the recapitalization, there would have been outstanding:

     - $261.6 million of Senior Indebtedness of Maxxim Group, exclusive of unused commitments under the new credit agreement, all of which would have been Secured Indebtedness;

     - $50.0 million of Senior Indebtedness of Maxxim Holdings under the Maxxim Holdings notes, but excluding Maxxim Holdings' guarantee of Indebtedness under the new credit agreement, none of which would have been secured Indebtedness;

     - $7.7 million of Senior Indebtedness of the subsidiaries of Maxxim Group that are guarantors, exclusive of guarantees of Indebtedness under the new credit agreement, $6.9 million of which would have been secured Indebtedness;

     - no Senior Subordinated Indebtedness of Maxxim Group, other than the old notes and the remaining $5,000 of 10 1/2% senior subordinated notes due 2006, or of the guarantors, other than their guarantees of the remaining $5,000 of 10 1/2% senior subordinated notes due 2006; and

     - no subordinated obligations of Maxxim Group or the guarantors.

     Although the indenture will limit the incurrence of Indebtedness by Maxxim Group and its subsidiaries and the issuance of preferred stock by the subsidiaries, such limitations are subject to a number of significant qualifications. Maxxim Group and its subsidiaries may be able to incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. In addition, the indenture will not limit the incurrence of Indebtedness by Maxxim Holdings. See "-- Restrictive Covenants -- Limitation on Indebtedness."

     Maxxim Group has agreed in the indenture that neither it nor its restricted subsidiaries will incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

     In general, Maxxim Group may not make any payments on the exchange notes if:

          - Maxxim Group is in default on any Designated Senior Indebtedness for failure to make any payment thereon or

          - any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated,

unless, in either case,

          - Maxxim Group cures the default has been cured or it is waived and any such acceleration has been rescinded or

          - such Designated Senior Indebtedness has been paid in full.

     During the continuance of any default, other than a default described in the preceding paragraph, with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice, except notice required to effect such acceleration, or the expiration of any applicable grace periods, Maxxim Group may not pay the exchange notes for a period (a "Payment Blockage Period"). The Payment Blockage Period will commence upon the receipt by the trustee of written notice (a "Blockage Notice") of the default from the representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period ending 179 days thereafter, or earlier if such Payment Blockage Period is terminated:

          - by written notice to the trustee and Maxxim Group from the person or persons who gave such Blockage Notice;

          - because such Designated Senior Indebtedness has been repaid in full; or

          - because the default giving rise to such Blockage Notice is no longer continuing.

     Notwithstanding the provisions described in the prior paragraph, but subject to the provisions contained in the second preceding paragraph and in the next paragraph, unless the holders of such Designated Senior Indebtedness or the representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, Maxxim Group may resume payments on the exchange notes after the end of such Payment Blockage Period.

     Not more than one Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of Maxxim Group upon a total or partial liquidation or a total or partial dissolution of Maxxim Group or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maxxim Group or its properties:

          (1) the holders of Senior Indebtedness of Maxxim Group will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness, including interest accruing after, or that would accrue but for, the commencement of such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not such claim for such interest would be allowed, before the holders of the exchange notes are entitled to receive any payment; and

          (2) until such Senior Indebtedness is paid in full in cash or cash equivalents, any payment or distribution to which holders of the exchange notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of the exchange notes may receive and retain:

             (A) Permitted Junior Securities; and

             (B) payments made from the defeasance trust described under the caption "-- Defeasance," so long as, on the date or dates the respective amounts were paid into the defeasance trust, such payments were made with respect to the exchange notes without violating the subordination provisions described herein.

     If a payment or distribution is made to holders of the exchange notes that, due to the subordination provisions of the indenture, should not have been made to them, such holders will be required to hold the distribution in trust for the holders of Senior Indebtedness of Maxxim Group and pay it over to them.

     If payment of the exchange notes is accelerated because of a default under the exchange notes or indenture, Maxxim Group or the trustee must promptly notify the holders of the Designated Senior Indebtedness, or their representative, of the acceleration. If any Designated Senior Indebtedness of Maxxim Group is outstanding, Maxxim Group may not pay the exchange notes until five business days after the holders or the representative of such Designated Senior Indebtedness receive notice of such acceleration. Thereafter, Maxxim Group may pay the exchange notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     Due to the subordination provisions of the indenture, in the event of the insolvency of Maxxim Group:

          - creditors of Maxxim Group who are holders of Senior Indebtedness of Maxxim Group may recover more, ratably, than the holders of the exchange notes and

          - creditors of Maxxim Group who are not holders of Senior Indebtedness of Maxxim Group or of Senior Subordinated Indebtedness of Maxxim Group may recover less, ratably, than holders of Senior Indebtedness of Maxxim Group and more, ratably, than the holders of Senior Subordinated Indebtedness, including the exchange notes, of Maxxim Group.

     The indenture contains substantially identical subordination provisions relating to each guarantor's obligations under its guarantee.

GUARANTEES

     Maxxim Holdings and each current U.S. subsidiary of Maxxim Group, as primary obligors and not merely as sureties, have jointly and severally irrevocably and unconditionally guaranteed on an unsecured senior subordinated basis the performance and full and punctual payment when due, of all obligations of Maxxim Group under the indenture and the exchange notes. The guarantors have agreed to pay all costs and expenses incurred by the trustee or the holders of the exchange notes in enforcing any rights under the guarantees.

     Each guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable guarantor without rendering the guarantee, as it relates to the guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Subject to the provisions of the last paragraph of this section, Maxxim Group will cause:

          - each new U.S. subsidiary, and

          - each non-U.S. subsidiary, present or future, that guarantees any Indebtedness of Maxxim Group, other than the outstanding $5,000 of 10 1/2% senior subordinated notes due 2006, or a U.S. subsidiary, to execute and deliver to the trustee a supplemental indenture pursuant to which such subsidiary will guarantee payment of the exchange notes.

     Each guarantee is a continuing guarantee and will, except as described in the immediately succeeding paragraph:

          - remain in full force and effect until payment in full of all the guaranteed obligations;

          - be binding upon each guarantor and its successors; and

          - inure to the benefit of, and be enforceable by, the trustee, the holders of the exchange notes and their successors, transferees and assigns.

     Any guarantee by a subsidiary of Maxxim Group will be automatically released upon:

          - the sale or other disposition of the capital stock, or all or substantially all the assets, of the applicable subsidiary if such sale or other disposition is made in compliance with the covenant described under the caption "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock;" or

          - the applicable subsidiary ceasing to be a subsidiary of Maxxim Group as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof if such subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, such Bank Indebtedness.

     In addition, if any subsidiary is released from its guarantee of, and all pledges and security interests granted in connection with, or it is not required to guarantee or provide security for, any Indebtedness of Maxxim Group or any of its subsidiaries, or in the case of a non-U.S. subsidiary, Maxxim Group or any of its U.S. subsidiaries, then such guarantor's guarantee will also be automatically released, or not required, for so long as such guarantor does not guarantee, or provide security interests for, any Indebtedness of Maxxim Group or any of its subsidiaries, or in the case of a non-U.S. subsidiary, Maxxim Group or any of its U.S. subsidiaries. However, if the subsidiary is a U.S. subsidiary, such subsidiary's guarantee will only be so released or not required if, after giving effect to such release or lack of guarantee, such subsidiary and all other U.S. subsidiaries that are not guarantors:

          - would have generated 10% or less of the EBITDA of Maxxim Group and its U.S. subsidiaries on a consolidated basis for the period of the most recent four consecutive fiscal quarters ending at the end of the most recent fiscal quarter for which financial statements are publicly available and

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          - would have had assets that represented 10% or less of the
     Consolidated Net Tangible Assets of Maxxim Group and its U.S. subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter for which financial statements are publicly available.

     Once a subsidiary guarantee is released or not required as contemplated above, the applicable subsidiary of Maxxim Group will not be required to give a guarantee unless it guarantees, or provides security interests for, any Indebtedness of Maxxim Group or any of its subsidiaries, or in the case of a non-U.S. subsidiary, Maxxim Group or any of its U.S. subsidiaries.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder of the exchange notes will have the right to require Maxxim Group to repurchase all or any part of such holder's exchange notes at a purchase price in cash equal to 101% of the accreted value thereof, plus accrued and unpaid interest thereon to the date of repurchase. Holders of record on the relevant record date will also have the right to receive interest due on the relevant interest payment date. Notwithstanding the occurrence of a Change of Control, however, Maxxim Group shall not be obligated to repurchase the exchange notes pursuant to this section in the event that it has exercised its right to redeem all the exchange notes under the terms described under the caption
"-- Optional Redemption."

     Each of the following will constitute a Change of Control:

          - Prior to the earlier to occur of (a) the first public offering of common stock of Maxxim Holdings or (b) the first public offering of common stock of Maxxim Group, the Permitted Holders cease to be the "beneficial owner," directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of Maxxim Holdings or Maxxim Group. For purposes of this paragraph, "beneficial owner" has the same definition as in Rules 13d-3 and 13d-5 under the Securities Exchange Act. Also for the purposes of this paragraph, the Permitted Holders also shall be deemed to beneficially own any voting stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the voting stock of the parent entity.

          - (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of Maxxim Holdings or Maxxim Group and (b) the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock of Maxxim Holdings or Maxxim Group than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Maxxim Holdings or Maxxim Group, as the case may be. For purposes of this paragraph, "beneficial owner" has the same definition as in Rules 13d-3 and 13d-5 under the Securities Exchange Act when applied to the Permitted Holders, but a person other than a Permitted Holder is deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether such right is exercisable immediately or only after the passage of time. Also for the purposes of this paragraph,

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     the Permitted Holders also shall be deemed to beneficially own any voting stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the voting stock of the parent entity. However, a person other than a Permitted Holder shall be deemed to beneficially own any voting stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in the second preceding sentence), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity.

          - During any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Maxxim Group or Maxxim Holdings, together with any new directors:

             -- whose election by such board of directors of Maxxim Holdings or Maxxim Group, or whose nomination for election by the shareholders of Maxxim Holdings or Maxxim Group, was approved by a majority vote of the directors of Maxxim Holdings or Maxxim Group then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or

             -- who are designees of the Permitted Holders or were nominated by the Permitted Holders cease for any reason to constitute a majority of the Board of Directors of Maxxim Group or Maxxim Holdings then in office.

          - The adoption of a plan relating to the liquidation or dissolution of Maxxim Holdings or Maxxim Group.

          - The merger or consolidation of Maxxim Holdings or Maxxim Group with or into another person or the merger of another person with or into Maxxim Holdings or Maxxim Group, or the sale of all or substantially all the assets of Maxxim Holdings or Maxxim Group to another person, other than a person that is controlled by the Permitted Holders, and, in the case of any such merger or consolidation, the securities of Maxxim Holdings or Maxxim Group that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the voting stock of Maxxim Holdings or Maxxim Group are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person or transferee.

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     In the event that at the time of such Change of Control the terms of the
Bank Indebtedness restrict or prohibit the repurchase of exchange notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the next paragraph, but in any event within 30 days following any Change of Control, Maxxim Group shall:

          - repay in full all Bank Indebtedness or, if doing so will allow the repurchase of exchange notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

          - obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the exchange notes.

     Within 30 days following any Change of Control, Maxxim Group shall mail a notice to each holder of exchange notes with a copy to the trustee (the "Change of Control Offer") stating that a Change of Control has occurred and that such holder has the right to require Maxxim Group to purchase all or a portion of such holder's exchange notes.

     In the event that holders of not less than 98% of the principal amount of the outstanding exchange notes accept a Change of Control Offer and Maxxim Group purchases all of the exchange notes held by such holders, Maxxim Group will have the right to redeem all the exchange notes that remain outstanding following such purchase at the purchase price specified in the Change of Control Offer plus accrued and unpaid interest thereon to the date of redemption. Holders of record on the relevant record date will also have the right to receive interest on the relevant interest payment date.

     Maxxim Group will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Maxxim Group and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

     Certain of the events that constitute a Change of Control would constitute a default under Maxxim Group's new senior credit agreement. Future Senior Indebtedness of Maxxim Group may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of exchange notes of their right to require Maxxim Group to repurchase the exchange notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Maxxim Group. Finally, Maxxim Group's ability to pay cash to the holders of exchange notes upon a repurchase may be limited by Maxxim Group's then existing financial resources. Sufficient funds may be unavailable when necessary to make any required repurchases. The provisions under the indenture relative to Maxxim Group's obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the exchange notes.

RESTRICTIVE COVENANTS

     The indenture contains covenants including, among others, the following:

          Limitation on Indebtedness. (1) Maxxim Group will not, and will not permit any restricted subsidiary to, incur any Indebtedness, unless on the date of and after

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     giving effect to such incurrence the Consolidated Coverage Ratio would be greater than 2:1 if such Indebtedness is incurred on or prior to November 12, 2002, and 2.25:1 if such Indebtedness is incurred thereafter.

          (2) Notwithstanding the foregoing paragraph (1), Maxxim Group and the restricted subsidiaries may incur the following Indebtedness:

             (a) Bank Indebtedness of Maxxim Group in an aggregate principal amount not to exceed $310.0 million less the aggregate amount of all prepayments of principal of such Indebtedness pursuant to the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

             (b) Indebtedness of Maxxim Group owed to and held by any wholly owned subsidiary or Indebtedness of a restricted subsidiary owed to and held by Maxxim Group or any wholly owned subsidiary; provided, however, that (i) any subsequent issuance or transfer of any capital stock or any other event that results in any such wholly owned subsidiary ceasing to be a wholly owned subsidiary or any subsequent transfer of any such Indebtedness, except to Maxxim Group or a wholly owned subsidiary, shall be deemed to constitute the incurrence of such Indebtedness by the issuer thereof, (ii) if Maxxim Group is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash or cash equivalents of all obligations with respect to the exchange notes and (iii) if a restricted subsidiary that is a guarantor of the exchange notes is the obligor on such Indebtedness and such Indebtedness is owed to and held by a wholly owned subsidiary that is not a guarantor of the exchange notes, such Indebtedness is expressly subordinated to the prior payment in full in cash or cash equivalents of all obligations of such restricted subsidiary with respect to its guarantee of the exchange notes;

             (c) Indebtedness (i) represented by the exchange notes and the guarantees thereof, (ii) outstanding on November 12, 1999, other than the Indebtedness described in clauses (a) and (b) above, (iii) consisting of Refinancing Indebtedness incurred in respect of any Indebtedness described in this clause (c), including Indebtedness that is Refinancing Indebtedness, or the foregoing paragraph (1), or (iv) consisting of guarantees of any Indebtedness otherwise permitted under the indenture, other than guarantees of Indebtedness of subsidiaries that are not guarantors of the exchange notes;

             (d) (i) Indebtedness of a restricted subsidiary incurred and outstanding on or prior to the date on which such restricted subsidiary was acquired by Maxxim Group, other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such restricted subsidiary became a subsidiary of, or was otherwise acquired by, Maxxim Group; provided, however, that, if $10 million in the aggregate of Indebtedness incurred by restricted subsidiaries and/or other persons pursuant to this clause
        (d)(i) and clause (h)(i) of this paragraph (2) remains outstanding, Indebtedness may be incurred under this clause (d)(i) only if, on the date that such restricted subsidiary is acquired by Maxxim Group, Maxxim Group would have been able to incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (1) after giving effect to the incurrence of such Indebtedness pursuant to this clause (d)(i) and (ii) Refinancing Indebtedness incurred by Maxxim Group or a

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        restricted subsidiary in respect of Indebtedness incurred pursuant to subclause (i) of this clause (d);

             (e) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by Maxxim Group and the restricted subsidiaries in the ordinary course of their business;

             (f) Indebtedness incurred by Maxxim Group or any restricted subsidiary to finance the purchase, lease or improvement of property or equipment, whether through the direct purchase of assets or capital stock of any person owning such assets that becomes a wholly owned subsidiary, in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (f), does not exceed $20.0 million;

             (g) hedging obligations of Maxxim Group or any guarantor entered into in the ordinary course of business for the purpose of fixing or hedging interest rate risk or currency fluctuations;

             (h) (i) Indebtedness of another person incurred and outstanding on or prior to the date on which such person consolidates with or merges with or into Maxxim Group, other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such person consolidates with or merges with or into Maxxim Group; provided, however, that (A) such transaction complies with the covenant described under the caption
        "-- Merger and Consolidation," and (B) if $10 million in the aggregate of Indebtedness incurred by any persons and/or restricted subsidiaries pursuant to this clause (h)(i) and clause (d)(i) of this paragraph (2) remains outstanding, Indebtedness may be incurred under this clause
        (h)(i) only if, on the date that such transaction is consummated, Maxxim Group would have been able to incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (1) after giving effect to the incurrence of such Indebtedness pursuant to this clause (h)(i) and (ii) Refinancing Indebtedness incurred by Maxxim Group or the successor company in respect of Indebtedness incurred pursuant to subclause (i) of this clause (h);

             (i)(i) Indebtedness of a non-U.S. subsidiary that is not a guarantor of the exchange notes; provided, however, that, on the date that such non-U.S. subsidiary incurs such Indebtedness, (A) Maxxim Group would have been able to incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (1) after giving effect to the incurrence of such Indebtedness pursuant to this clause (i)(i), and (B) the Foreign Coverage Ratio would be greater than 2.5:1.0 after giving effect to the incurrence of such Indebtedness pursuant to this clause (i)(i), and (ii) Refinancing Indebtedness incurred by such non-U.S. subsidiary in respect of Indebtedness incurred pursuant to subclause (i)of this clause (i); or

             (j) Indebtedness, other than Indebtedness permitted to be incurred pursuant to the foregoing paragraph (1) or any other clause of this paragraph (2), in an aggregate principal amount on the date of Incurrence that, when added to all

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        other Indebtedness incurred pursuant to this clause (j) and then outstanding, shall not exceed $10.0 million.

          (3) Notwithstanding the foregoing, a U.S. subsidiary that is not a guarantor of the exchange notes may not incur any Indebtedness pursuant to paragraph (1) or (2), except pursuant to clauses (b) and (c) of paragraph
     (2) above if such subsidiary, together with all other U.S. subsidiaries that are not guarantors of the exchange notes, (x) generated in excess of 10% of the EBITDA of Maxxim Group and its U.S. subsidiaries on a consolidated basis for the period of the most recent four consecutive fiscal quarters ending at the end of the most recent fiscal quarter for which financial statements are publicly available or (y) had assets representing more than 10% of the Consolidated Net Tangible Assets of Maxxim Group and its U.S. subsidiaries on a consolidated basis as of the end of the fiscal quarter for which financial statements are publicly available.

          (4) Notwithstanding the foregoing, Maxxim Group may not incur any Indebtedness pursuant to paragraph (2) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any subordinated obligations, unless such Indebtedness will be subordinated to the exchange notes to at least the same extent as such subordinated obligations. Maxxim Group may not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, Maxxim Group may not incur any secured Indebtedness that is not Senior Indebtedness unless at the time effective provision is made to secure the exchange notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the exchange notes) such secured Indebtedness for so long as such secured Indebtedness is secured by a lien. A guarantor of the exchange notes may not incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such guarantor. In addition, a guarantor may not incur any secured Indebtedness that is not Senior Indebtedness of such guarantor unless at the time effective provision is made to secure the guarantee of the exchange notes of such guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such guarantee) such secured Indebtedness for as long as such secured Indebtedness is secured by a lien.

          (5) Notwithstanding any other provision of this covenant, an increase in the dollar amount of Indebtedness of Maxxim Group or any restricted subsidiary that comes about solely as a result of fluctuations in the exchange rates of currencies shall not be deemed to be the incurrence by Maxxim Group or such restricted subsidiary of additional Indebtedness.

          (6) For purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to this covenant:

             (a) Indebtedness incurred pursuant to the new senior credit agreement on November 12, 1999 shall be treated as incurred pursuant to clause (a) of paragraph (2) above;

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             (b) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

             (c) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, Maxxim Group shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

          Limitation on Restricted Payments. (1) Maxxim Group will not, and will not permit any restricted subsidiary, directly or indirectly, to:

             (a) declare or pay any dividend, make any distribution on or in respect of its capital stock or make any similar payment, including any payment in connection with any merger or consolidation involving Maxxim Group, to the holders of its capital stock, except (i) dividends or distributions payable solely in its capital stock, other than Disqualified Stock, and (ii) dividends or distributions payable to Maxxim Group or another restricted subsidiary and, if such restricted subsidiary has shareholders other than Maxxim Group or other restricted subsidiaries, to its other shareholders on a pro rata basis;

             (b) purchase, repurchase, redeem or otherwise acquire or retire for value any capital stock of Maxxim Holdings, Maxxim Group or any restricted subsidiary held by persons other than Maxxim Group or another restricted subsidiary;

             (c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any subordinated obligations, other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of acquisition or payment; or

             (d) make any Investment, other than a Permitted Investment in any Person,

     any such dividend, distribution, purchase, repurchase, redemption, defeasance, retirement, other acquisition or Investment referred to in clauses (a) through (d) of this paragraph (1) being herein referred to as a "Restricted Payment," if at the time Maxxim Group or such restricted subsidiary makes such Restricted Payment:

          (i) a default under the exchange notes or indenture will have occurred and be continuing or would result therefrom;

          (ii) Maxxim Group could not incur at least $1.00 of additional Indebtedness under paragraph (1) of the covenant described under the caption "-- Limitation on Indebtedness;" or

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          (iii) the aggregate amount of such Restricted Payment and all other
     Restricted Payments declared or made subsequent to November 12, 1999 would exceed the sum, without duplication, of:

             (A) 50% of the Consolidated Net Income accrued during the period from January 31, 2000 to the end of the most recent fiscal quarter for which financial statements are publicly available or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit; plus

             (B) the aggregate net cash proceeds received by Maxxim Group from the issue or sale of its capital stock (other than Disqualified Stock) after November 12, 1999, other than (x) an issuance or sale to a subsidiary of Maxxim Group, (y) an issuance or sale to an employee stock ownership plan or other trust established by Maxxim Group or any of its subsidiaries or (z) to the extent used in accordance with clause (e)(ii) or (f)(iii)(B) of paragraph (2) below; plus

             (C) the aggregate net cash proceeds received by Maxxim Group or a restricted subsidiary from the sale or other disposition (other than to
        (x) Maxxim Group or a subsidiary of Maxxim Group or (y) an employee stock ownership plan or other trust established by Maxxim Group or any of its subsidiaries) of any Investments previously made by Maxxim Group or a restricted subsidiary and treated as a Restricted Payment; provided that the amount added pursuant to this clause (C) shall not (x) exceed the amount of such Investments previously made by Maxxim Group or any restricted subsidiary, which amount was included in the calculation of the amount of Restricted Payments and (y) include any amounts from such sale or disposition previously included in clause (iii) of this paragraph (1); plus

             (D) the amount by which Indebtedness of Maxxim Group or the restricted subsidiaries is reduced on Maxxim Group's balance sheet upon the conversion or exchange (other than by a subsidiary of Maxxim Group) after November 12, 1999, of any Indebtedness of Maxxim Group or the restricted subsidiaries issued after November 12, 1999 that is convertible or exchangeable for capital stock (other than Disqualified Stock) of Maxxim Group, less the amount of any cash or the fair market value of other property distributed by Maxxim Group or any restricted subsidiary upon such conversion or exchange; plus

             (E) the amount equal to the net reduction in Investments in unrestricted subsidiaries resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to Maxxim Group or any restricted subsidiary from unrestricted subsidiaries or (ii) the redesignation of unrestricted subsidiaries as restricted subsidiaries (valued, in each case, as provided in the definition of "Investment") not to exceed, in the case of any unrestricted subsidiary, the amount of Investments previously made by Maxxim Group or any restricted subsidiary in such unrestricted subsidiary, which amount was included in the calculation of the amount of Restricted Payments; plus

             (F) $5.0 million.

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     (2) The provisions of the foregoing paragraph (1) will not prohibit:

             (a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of capital stock or subordinated obligations of Maxxim Group made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Maxxim Group, other than Disqualified Stock and other than capital stock issued or sold to a subsidiary of Maxxim Group or an employee stock ownership plan or other trust established by Maxxim Group or any of its subsidiaries; provided, however, that:

                  (i) such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments; and

                  (ii) the net cash proceeds from such sale applied in the
             manner set forth in this clause (a) will be excluded from the calculation of amounts under clause (iii)(B) of paragraph (1) above;

                  (b) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated obligations of Maxxim Group made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Maxxim Group that is permitted to be incurred pursuant to paragraph (2) of the covenant described under the caption "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

                  (c) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated obligations of Maxxim Group or any guarantor of the exchange notes, other than Maxxim Holdings, from Net Available Cash to the extent permitted by the covenant described under the caption "-- Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

                  (d) dividends paid within 60 days after the date of
             declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

                  (e) any purchase, repurchase, redemption or other acquisition or retirement for value of shares of, or options to purchase shares of, common stock of Maxxim Group or any of its subsidiaries from employees, former employees, consultants, former consultants, directors or former directors of Maxxim Group or any of its subsidiaries, or their permitted transferees, pursuant to the terms of agreements or plans approved by the board of directors of Maxxim Group under which such individuals purchase or sell, or are granted the option to purchase or sell, such shares of common stock or such options; provided, however, that the aggregate amount of such purchases, repurchases, redemptions and other acquisitions or retirements for value, together with any amounts or other distributions to Maxxim Holdings

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             under paragraph (f)(iii) below, shall not exceed in any calendar year the sum of (i) $5.0 million plus (ii) the net cash proceeds
             (A) received since November 12, 1999 by Maxxim Group or received by Maxxim Holdings and contributed to Maxxim Group from the sale of capital stock to employees, consultants and directors of Maxxim Group or Maxxim Holdings and (B) not previously credited to any purchase, repurchase, redemption or retirement for value or other acquisition of such shares or options to purchase shares of common stock pursuant to this clause (e)(ii) or clause (f)(iii)(B) below; provided, further, however, that such purchase, repurchase, redemption or other acquisition or retirement for value shall be included in the calculation of the amount of Restricted Payments, unless made with net cash proceeds excluded pursuant to clause
             (d)(iii)(B)(z) of the foregoing paragraph (1);

                  (f) any payment of dividends, other distributions or other amounts by Maxxim Group solely for the purposes set forth in clauses (i) through (iv) below; provided, however, that any such dividend, distribution or other amount set forth in clauses (i),
             (iii) (unless made with net cash proceeds excluded pursuant to clause (d)(iii)(B)(z) of the foregoing paragraph (1)) and (iv) (but not clause (ii)) shall be included in the calculation of the amount of Restricted Payments:

                       (i) to Maxxim Holdings to provide for operating costs in
                  an aggregate amount not to exceed $1.0 million per fiscal year;

                       (ii) to Maxxim Holdings in amounts equal to amounts
                  required for Maxxim Holdings to pay U.S. federal, state and local or foreign income taxes to the extent such income taxes are attributable to the income of Maxxim Group and the restricted subsidiaries and, to the extent of amounts actually received from its unrestricted subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such unrestricted subsidiaries;

                       (iii) to Maxxim Group in amounts equal to amounts
                  expended by Maxxim Holdings to purchase, repurchase, redeem or otherwise acquire or retire for value shares of, or options to purchase shares of, common stock of Maxxim Holdings from employees, former employees, consultants, former consultants, directors or former directors of Maxxim Holdings, Maxxim Group or any of Maxxim Group's subsidiaries, or their permitted transferees, pursuant to the terms of agreements or plans approved by the board of directors of Maxxim Holdings under which such individuals purchase or sell, or are granted the option to purchase or sell, such shares of common stock of Maxxim Holdings or such options; provided, however, that the aggregate amount paid, loaned or advanced to Maxxim Holdings pursuant to this clause (iii), together with the amounts of any repurchases or other acquisitions under clause (e) above, shall not exceed in any calendar year the sum of (A) $5.0 million plus (B) the net cash proceeds (1) received since November 12, 1999 by Maxxim Group or received by Maxxim Holdings and contributed to Maxxim Group from the sale of capital stock to employees, consultants and directors of Maxxim Holdings or Maxxim Group and (2) not previously credited to any purchase, repurchase,

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                  redemption or other acquisition or retirement for value of such shares or options to purchase shares of common stock pursuant to this clause (f)(iii)(B) or clause (e)(ii) above; and

                       (iv) to Maxxim Holdings in amounts equal to amounts
                  necessary for Maxxim Holdings to make loans or advances to employees in the ordinary course of business in accordance with past practices, but in any event not to exceed, when aggregated with amounts loaned or advanced under clause (6) of the definition of "Permitted Investment," $5.0 million in the aggregate outstanding at any one time; and

                  (g) any payment of dividends from Maxxim Group to Maxxim
             Holdings on or prior to November 12, 1999 in order to complete the recapitalization, provided, however, that any such dividend shall be excluded in the calculation of the amount of Restricted Payments.

          Limitation on Restrictions on Distributions from Restricted Subsidiaries. Maxxim Group will not, and will not permit any restricted subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary to:

             (1) pay dividends or make any other distributions on its capital stock or pay any Indebtedness or other obligations owed to Maxxim Group or any of the restricted subsidiaries;

             (2) make any loans or advances to Maxxim Group or any of the restricted subsidiaries; or

             (3) transfer any of its property or assets to Maxxim Group or any of the restricted subsidiaries, except:

             (a) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on November 12, 1999;

             (b) any encumbrance or restriction with respect to a restricted subsidiary pursuant to an agreement relating to any Indebtedness incurred by such restricted subsidiary prior to the date on which such restricted subsidiary was acquired by Maxxim Group and outstanding on such date, other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such restricted subsidiary became a restricted subsidiary or was otherwise acquired by Maxxim Group;

             (c) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (a) or (b) above or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or
        (b) above or this clause (c); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the holders of the exchange notes than the encumbrances and restrictions contained in such predecessor agreements;

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

             (d) in the case of clause (3), any encumbrance or restriction:

                  (i) that restricts in a customary manner the subletting,
             assignment or transfer of any property or asset that is subject to a lease, license or similar contract; or

                  (ii) contained in security agreements securing Indebtedness of a restricted subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

             (e) with respect to a restricted subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of such restricted subsidiary pending the closing of such sale or disposition;

             (f) any encumbrance or restriction relating to Purchase Money Indebtedness or capitalized lease obligations for property acquired in the ordinary course of business that imposes restrictions on the ability of Maxxim Group or a restricted subsidiary to sell, lease or transfer the acquired property to Maxxim Group or its restricted subsidiaries;

             (g) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

             (h) any encumbrance or restriction contained in joint venture agreements and other similar agreements entered into in the ordinary course of business and customary for such types of agreements.

     Limitation on Sales of Assets and subsidiary Stock. (1) Maxxim Group will not, and will not permit any restricted subsidiary to, make any Asset Disposition unless:

             (a) Maxxim Group or such restricted subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition;

             (b) at least 75% of the consideration therefor received by Maxxim Group or such restricted subsidiary is in the form of cash; provided that the following shall be deemed to be cash for purposes of this clause (b), but not for purposes of the definition of Net Available
        Cash: (i) the amount of any liabilities shown on Maxxim Group's or such restricted subsidiary's most recent balance sheet or in the notes thereto that are assumed by the transferee of any such assets, other than liabilities that are by their terms subordinated to the exchange notes or the guarantees of the exchange notes, (ii) the amount of any securities received by Maxxim Group or such restricted subsidiary from such transferee that are converted or scheduled to be converted by Maxxim Group or such restricted subsidiary into cash (to the extent of the cash received or scheduled to be received) within 90 days following the closing of such Asset Disposition, (iii) the fair market value of any Related Assets received by Maxxim Group or such restricted subsidiary in such Asset Disposition and (iv) any Designated Noncash Consideration received by Maxxim Group or such restricted subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that has not been converted into cash or cash equivalents, not to exceed 10% of Consolidated Net Tangible Assets as of the end of the most recent fiscal

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

        quarter for which financial statements are publicly available at the time such Designated Noncash Consideration is received, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

             (c) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Maxxim Group, or such restricted subsidiary, as the case may be:

                  (i) first, to the extent Maxxim Group elects or is required by the terms of any Indebtedness to prepay, repay, redeem, purchase, repurchase, defease or otherwise acquire or retire for value Senior Indebtedness of Maxxim Group or Indebtedness, other than obligations in respect of any preferred stock, of a wholly owned subsidiary (in each case, other than Indebtedness owed to Maxxim Group or an affiliate of Maxxim Group and other than obligations in respect of Disqualified Stock) within 360 days of the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

                  (ii) second, to the extent of the balance of Net Available
             Cash after application in accordance with clause (i) above, to the extent Maxxim Group or such restricted subsidiary elects to, or enters into a binding agreement to, reinvest in Additional Assets, including by means of an Investment in Additional Assets by a restricted subsidiary with cash in an amount equal to the amount of Net Available Cash received by, or to be received by, Maxxim Group or another restricted subsidiary, within 360 days of the later of such Asset Disposition or the receipt of such Net Available Cash; and

                  (iii) third, to the extent of the balance of such Net
             Available Cash after application in accordance with clauses (i) and
             (ii) above, to make an offer to purchase exchange notes pursuant to and subject to the conditions set forth in paragraph (2) below; provided, however, that, if Maxxim Group elects or is required by the terms of any other Senior Subordinated Indebtedness, such offer may be made ratably to purchase the exchange notes and other Senior Subordinated Indebtedness of Maxxim Group;

        provided, however that, in connection with any prepayment, repayment, purchase, repurchase, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (i) or (iii) above, Maxxim Group or such restricted subsidiary will retire such Indebtedness and will cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, defeased or otherwise acquired or retired for value.

          Upon completion of any offer, the amount of Net Available Cash shall be reset at zero and Maxxim Group shall be entitled to use any remaining proceeds for any corporate purposes to the extent permitted under the indenture.

          Notwithstanding the foregoing provisions of this covenant, Maxxim Group and the restricted subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available

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     Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million.

          (2) In the event of an Asset Disposition that requires the purchase of exchange notes pursuant to clause (c)(iii) above, Maxxim Group will be required to offer to purchase exchange notes tendered pursuant to an offer by Maxxim Group for the exchange notes at a purchase price of 100% of their accreted value plus accrued and unpaid interest thereon to the date of purchase in accordance with the procedures set forth in the indenture and to purchase other Senior Subordinated Indebtedness on the terms and to the extent contemplated thereby. Maxxim Group will not be required to make an offer for exchange notes pursuant to this covenant if the Net Available Cash available therefor, after application of the proceeds as provided in clauses (c)(i) and (c)(ii) above, is less than $10.0 million for any particular Asset Disposition. If so, the lesser amount will be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition.

          (3) Maxxim Group will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Maxxim Group will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

          Limitation on Transactions with Affiliates. (1) Maxxim Group will not, and will not permit any restricted subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions with any affiliate of Maxxim Group (an "Affiliate Transaction") unless such Affiliate Transaction is on terms:

             (a) that are no less favorable to Maxxim Group or such restricted subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a person who is not such an affiliate;

             (b) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million:

                  (i) are set forth in writing; and

                  (ii) have been approved by a majority of the members of the board of directors of Maxxim Group having no personal stake, other than as a holder of capital stock of Maxxim Holdings, Maxxim Group or such restricted subsidiary, in such Affiliate Transaction; and

             (c) that, in the event such Affiliate Transaction involves an amount in excess of $25.0 million or does not comply with clause (b) above, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to Maxxim Group and the restricted subsidiaries.

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          (2) The provisions of paragraph (1) above will not prohibit:

             (a) any Restricted Payment permitted pursuant to the covenant described under the caption "-- Restrictive Covenants -- Limitation on Restricted Payments;"

             (b) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Maxxim Group;

             (c) the grant of stock options or similar rights to employees, consultants and directors of Maxxim Group, Maxxim Holdings or the subsidiaries of Maxxim Group pursuant to plans approved by the board of directors of Maxxim Group or Maxxim Holdings;

             (d)(x) extensions and refinancings of loans or advances existing on November 12, 1999 that were made to employees or consultants and (y) loans or advances to employees in the ordinary course of business in accordance with past practices of Maxxim Holdings, but in any event in the case of this clause (y) not to exceed $10.0 million in the aggregate outstanding at any one time;

             (e) the payment of reasonable fees to directors of Maxxim Holdings, Maxxim Group and the subsidiaries of Maxxim Group who are not employees of Maxxim Holdings, Maxxim Group or such subsidiaries;

             (f) any transaction between Maxxim Group and a restricted subsidiary or between restricted subsidiaries;

             (g) customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of Maxxim Holdings, Maxxim Group or any of the restricted subsidiaries;

             (h) the purchase and sale of inventory in the ordinary course of business on an arm's-length basis consistent with customary market pricing;

             (i) marketing and/or distribution arrangements on arm's-length terms;

             (j) payments by Maxxim Group or any of the restricted subsidiaries to Fox Paine and its affiliates for any financial advisory, management, financing, underwriting or other placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the members of the board of directors of Maxxim Group referred to in clause (b)(ii) of paragraph (1) above in good faith;

             (k) the existence of, or the performance by Maxxim Group or any restricted subsidiary of the obligations under the terms of, any stockholders' agreements, including any registration rights agreement or purchase agreement related thereto to which any of them is a party as of November 12, 1999, as such agreements may be amended from time to time pursuant to the terms thereof; provided, however, that the terms of any such amendment are no less favorable to the holders of the exchange notes than the terms of any such agreements in effect as of November 12, 1999;

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             (l) the issuance of capital stock, other than Disqualified Stock, of Maxxim Group for cash to any Permitted Holder;

             (m) any transaction between Circon and Maxxim Group or a restricted subsidiary in respect of the Circon Note; and

             (n) the performance of the Services Agreement as in effect on November 12, 1999, or any addition or deletion of services thereunder on substantially similar terms, or any other amendment, modification, or replacement thereof so long as any such other amendment, modification or replacement agreement is not materially more disadvantageous to the holders of the exchange notes than the original agreement as in effect on November 12, 1999.

          Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Maxxim Group will not sell or otherwise dispose of any shares of capital stock of a restricted subsidiary, and will not permit any restricted subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its capital stock except:

             (1) to Maxxim Group or a wholly owned subsidiary;

             (2) if, immediately after giving effect to such issuance, sale or other disposition, neither Maxxim Group nor any of its subsidiaries owns any capital stock of such restricted subsidiary; or

             (3) if, immediately after giving effect to such issuance or sale, such restricted subsidiary would no longer constitute a restricted subsidiary and any Investment in such person remaining after giving effect thereto would have been permitted to be made under the covenant described under the caption "-- Restrictive Covenants -- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

          The cash proceeds of any sale of such capital stock permitted hereby will be treated as cash proceeds from an Asset Disposition and must be applied in accordance with the terms of the covenant described under the caption "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

          SEC Reports. Maxxim Holdings will file with the SEC and provide the trustee and holders and prospective holders of the exchange notes (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a public Equity Offering, Maxxim Group will furnish to the trustee and holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Maxxim Group or Maxxim Holdings to its public shareholders generally. Maxxim Group also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

          Future Guarantors. Subject to the last paragraph under "Guarantees," Maxxim Group will cause (1) each U.S. subsidiary that is acquired or formed after November 12, 1999, and (2) each current and future foreign subsidiary that guarantees any Indebtedness of Maxxim Group, other than the remaining $5,000 of 10 1/2% senior subordinated notes due 2006, or of a U.S. subsidiary, to become a guarantor of the exchange notes, and, if applicable, execute and deliver to the trustee a supplemental indenture in the form set forth in the indenture pursuant to which such subsidiary will guarantee payment of the exchange notes. Each guarantee will be

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     limited to an amount not to exceed the maximum amount that can be guaranteed by that subsidiary without rendering the guarantee, as it relates to such subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

          Limitation on Lines of Business. Maxxim Group will not, and will not permit any restricted subsidiary to, engage in any business, other than a Permitted Business.

MERGER AND CONSOLIDATION

     Maxxim Group will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person, unless:

          (1) the successor company will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and the successor company, if not Maxxim Group, will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Maxxim Group under the exchange notes and the indenture;

          (2) immediately after giving effect to such transaction, no default under the exchange notes or indenture shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the successor company would be able to incur an additional $1.00 of Indebtedness under paragraph (1) of the covenant described under the caption "-- Restrictive Covenants -- Limitation on Indebtedness";

          (4) Maxxim Group shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture; and

          (5) Maxxim Group shall have delivered to the trustee an opinion of counsel to the effect that the holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     Notwithstanding the foregoing clause (2) or (3), Maxxim Group may merge with an affiliate incorporated or formed solely for the purpose of reincorporating Maxxim Group in another jurisdiction.

     The successor company will succeed to, and be substituted for, and may exercise every right and power of, Maxxim Group under the indenture, but Maxxim Group, in the case of a conveyance, transfer or lease of all or substantially all its assets, will not be released from the obligation to pay the principal of and interest on the exchange notes.

     In addition, Maxxim Group will not permit any guarantor of the exchange notes to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person unless:

          (1) the successor company will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such successor guarantor, if not such guarantor, will expressly assume,

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     by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such guarantor under its guarantee;

          (2) immediately after giving effect to such transaction, no default under the exchange notes or indenture shall have occurred and be continuing; and

          (3) Maxxim Group will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

     Notwithstanding clauses (2) and (3)of the first paragraph of this section and clause (2) of the immediately preceding paragraph, any restricted subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Maxxim Group or another restricted subsidiary. In addition, the foregoing will not apply to any such consolidation with, merger with or into, or conveyance, transfer or lease to, any person if the resulting, surviving or transferee person will not be a subsidiary of Maxxim Group and the other terms of the indenture, including the covenant described under "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock," are complied with.

DEFAULTS

     Each of the following is an "Event of Default":

          (1) a default in any payment of interest on any exchange note when due and payable, whether or not prohibited by the provisions described under the caption "-- Ranking," continued for 30 days;

          (2) a default in the payment of principal of any exchange note when due and payable at its stated maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under the caption "-- Ranking";

          (3) the failure by Maxxim Group to comply with its obligations under the covenant described under the caption "-- Merger and Consolidation";

          (4) the failure by Maxxim Group to comply for 30 days after notice to Maxxim Group and the trustee with any of its obligations under the covenants described under the captions "-- Change of Control" or "-- Restrictive Covenants," in each case, other than a failure to purchase exchange notes;

          (5) the failure by Maxxim Group or any guarantor to comply for 60 days after notice with its other agreements contained in the exchange notes or the indenture;

          (6) the failure by Maxxim Group or any subsidiary of Maxxim Group to pay any Indebtedness, other than Indebtedness owing to Maxxim Group or a subsidiary of Maxxim Group, within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice to Maxxim Group and the trustee;

          (7) certain events of bankruptcy, insolvency or reorganization of Maxxim Group or a Significant Subsidiary (the "bankruptcy provisions"); or

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          (8) the rendering of any judgment or decree for the payment of money in excess of $5.0 million or its foreign currency equivalent against Maxxim Group or a restricted subsidiary, to the extent such judgment or decree is not covered by insurance or is in excess of insurance coverage, if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

          (9) any guarantee of the exchange notes ceases to be in full force and effect, except as contemplated by the terms thereof, or any guarantor of the exchange notes, or person acting by or on behalf of such guarantor, denies or disaffirms such guarantor's obligations under the indenture or any guarantee and such default continues for 10 days after receipt of the notice specified in the indenture.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clause (4), (5) or (6) above will not constitute an Event of Default until the trustee or the holders of at least 25% in aggregate principal amount of the outstanding exchange notes notify Maxxim Group and the trustee of the default and Maxxim Group or the guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) above after receipt of such notice.

     If an Event of Default, other than an Event of Default under the bankruptcy provisions, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding exchange notes by notice to Maxxim Group and the trustee may declare the principal of and accrued but unpaid interest on all the exchange notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default under the bankruptcy provisions occurs, the principal of and interest on all the exchange notes will become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding exchange notes may rescind any such acceleration with respect to the exchange notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of exchange notes, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due on the exchange notes, no holder may pursue any remedy with respect to the indenture or the exchange notes unless:

          (1) such holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in aggregate principal amount of the outstanding exchange notes have requested the trustee in writing to pursue the remedy;

          (3) such holders have offered the trustee security or indemnity reasonably acceptable to the trustee against any loss, liability, fees or expenses including reasonable fees and expenses of legal counsel;

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          (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity;
     and

          (5) the holders of a majority in aggregate principal amount of the outstanding exchange notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding exchange notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     If a default occurs and is continuing and is known to a trust officer, the trustee must mail to each holder notice of the default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by a trust officer. Except in the case of a default in the payment of principal of or interest on any exchange note, including payments pursuant to the redemption provisions of such exchange note, if any, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders. The trustee shall not be deemed to have notice of a default unless a trust officer shall have actual knowledge thereof or shall have received written notice thereof from any holder. In addition, Maxxim Group will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. Maxxim Group will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Events of Default, its status and what action Maxxim Group is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the holders of a majority in aggregate principal amount of the exchange notes then outstanding may amend the indenture or the exchange notes and waive defaults. More significant amendments require the consent of each holder of an exchange note affected by the amendment. Without the consent of each holder of an outstanding exchange note affected, no amendment may, among other things:

          (1) reduce the amount of exchange notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any exchange note;

          (3) reduce the principal of or extend the stated maturity of any exchange note;

          (4) reduce the premium payable upon the redemption of any exchange note or change the time at which any exchange note may be redeemed as described under the caption "-- Optional Redemption";

          (5) make any exchange note payable in money other than that stated in the exchange note;

          (6) make any change to the subordination provisions of the indenture that adversely affects the rights of any holder of an exchange note;

          (7) impair the right of any holder of an exchange note to receive payment of principal of and interest on such holder's exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's exchange notes;

          (8) make any change in the amendment provisions which require each exchange note holder's consent or in the waiver provisions; or

          (9) modify the guarantees in any manner adverse to the holders of the exchange notes.

     Without the consent of any holder of the exchange notes, Maxxim Group and trustee may amend the indenture to:

          (1) cure any ambiguity, omission, defect or inconsistency;

          (2) provide for the assumption by a successor corporation of the obligations of Maxxim Group under the indenture;

          (3) provide for uncertificated exchange notes in addition to or in place of certificated exchange notes, provided that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f)(2)(B) of the Internal Revenue Code;

          (4) make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of Maxxim Group under such subordination provisions;

          (5) add additional guarantees with respect to the exchange notes;

          (6) secure the exchange notes;

          (7) add to the covenants of Maxxim Group for the benefit of the holders of the exchange notes or to surrender any right or power conferred upon Maxxim Group;

          (8) make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture;

          (9) provide for the issuance of the exchange notes;

          (10) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

          (11) to change the name or title of the exchange notes and make any conforming changes related thereto.

     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of Maxxim

Group then outstanding, unless the holders of such Senior Indebtedness, or any group or representative thereof authorized to give a consent, consent to such change.

TRANSFER AND EXCHANGE

     A holder of exchange notes will be able to transfer or exchange its exchange notes. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Maxxim Group may require a holder to pay any taxes required by law or permitted by the indenture. Maxxim Group will not be required to transfer or exchange any exchange note selected for redemption or to transfer or exchange any exchange note for a period of 15 days prior to a selection of exchange notes to be redeemed.

DEFEASANCE

     Maxxim Group may at any time terminate all its obligations under the exchange notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of the exchange notes.

     In addition, Maxxim Group may at any time terminate:

          (1) its obligations under the covenants described under "-- Restrictive Covenants" and

          (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under "-- Defaults" and the limitations contained in clause (3) under the first paragraph under "-- Merger and Consolidation" ("covenant defeasance").

     In the event that Maxxim Group exercises its legal defeasance option or its covenant defeasance option, each guarantor of the exchange notes will be released from all of its obligations with respect to its guarantee.

     Maxxim Group may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Maxxim Group exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto.

     If Maxxim Group exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under "-- Defaults" or because of the failure of Maxxim Group to comply with clause (3) under the first paragraph under "-- Merger and Consolidation."

     In order to exercise either defeasance option, Maxxim Group must irrevocably deposit in trust (the "defeasance trust") with the trustee money, in an amount sufficient, or U.S. government obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of and interest on the outstanding exchange notes to redemption or maturity, as the case may be. Maxxim Group also must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of exchange notes will not recognize income, gain or loss

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

for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, the opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by Maxxim Group as registrar and paying agent with regard to the exchange notes.

GOVERNING LAW

     The indenture and the exchange notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "accreted value" means, as of any date, the amount provided below for each $1,000 principal amount at maturity of exchange notes:

          (1) if the specified date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the accreted value will equal the amount set forth below under the "Accreted Value" column for such Semi-Annual Accrual
     Date:

                                              ACCRETED VALUE
                                         ------------------------
       SEMI-ANNUAL ACCRUAL DATE           PER UNIT     AGGREGATE
       ------------------------          ----------   -----------
Issue Date                               $  761.000   110,004,072
May 15, 2000...........................     771.464   111,516,602
November 15, 2000                           782.071   113,049,929
May 15, 2001...........................     792.824   114,604,339
November 15, 2001                           803.725   116,180,122
May 15, 2002...........................     814.776   117,777,572
November 15, 2002                           825.979   119,396,986
May 15, 2003...........................     837.337   121,038,666
November 15, 2003                           848.850   122,702,920
May 15, 2004...........................     860.521   124,390,056
November 15, 2004                           872.353   126,100,391
May 15, 2005...........................     884.348   127,834,242
November 15, 2005                           896.507   129,591,933
May 15, 2006...........................     908.834   131,373,791
November 15, 2006                           921.330   133,180,150
May 15, 2007...........................     933.998   135,011,346
November 15, 2007                           946.841   136,867,721
May 15, 2008...........................     959.860   138,749,620
November 15, 2008                           973.057   140,657,395
May 15, 2009...........................     986.437   142,591,401
November 15, 2009......................   1,000.000   144,552,000

     ; or

          (2) if the specified date occurs between two Semi-Annual Accrual Dates, the accreted value will equal the sum of (a) the accreted value for the Semi-Annual Accrual Date immediately preceding such specified date and
     (b) an amount equal to the product of (i) the accreted value for the immediately following Semi-Annual Accrual Date less the accreted value for the immediately preceding Semi-Annual Accrual Date multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180 or, if the Semi-Annual Accrual Date immediately preceding the specified date is the issue date, the denominator of which is 182. In the event the trustee is required to take any action which requires the calculation described in the preceding sentence, upon request by the trustee Maxxim Group will calculate such accreted value and set forth such in an officers' certificate.

     "Additional Assets" means:

          (1) any property or assets, other than Indebtedness and capital stock, to be used by Maxxim Group or a restricted subsidiary in a Permitted Business;

          (2) the capital stock of a person that becomes a restricted subsidiary as a result of the acquisition of such capital stock by Maxxim Group or another restricted subsidiary; or

          (3) capital stock constituting a minority interest in any person that at such time is a restricted subsidiary;

provided, however, that any such restricted subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

     "Asset Disposition" means any sale, lease, transfer or other disposition, or series of related sales, leases, transfers or dispositions, by Maxxim Group or any restricted subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of capital stock of a restricted subsidiary, other than directors' qualifying shares or shares required by applicable law to be held by a person other than Maxxim Group or a restricted subsidiary;

          (2) all or substantially all the assets of any division or line of business of Maxxim Group or any restricted subsidiary; or

          (3) any other assets of Maxxim Group or any restricted subsidiary outside of the ordinary course of business of Maxxim Group or such restricted subsidiary;

other than, in the case of (1), (2) and (3) above:

          (a) a disposition by a restricted subsidiary to Maxxim Group or by Maxxim Group or a restricted subsidiary to a wholly owned subsidiary;

          (b) for purposes of the provisions described under the caption
     "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under the caption "-- Restrictive Covenants -- Limitation on Restricted Payments;"

          (c) a disposition of assets with a fair market value of less than $100,000;

          (d) a disposition of temporary cash investments or obsolete equipment or other obsolete assets in the course of business consistent with past practices of Maxxim Group; and

          (e) the disposition of all or substantially all of the assets of Maxxim Group in a manner permitted under the covenant described under the caption "-- Merger and Consolidation" or any disposition that constitutes a change of control under the indenture; provided that the covenant described under the caption "-- Merger and Consolidation" or "-- Change of Control," as the case may be, is complied with.

     "Attributable Debt" in respect of a sale/leaseback transaction means, as at the time of determination, the present value (discounted at 13.64%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale/leaseback transaction, including any period for which such lease has been extended.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the new senior secured credit agreement entered into on November 12, 1999 by Maxxim Group and the collateral documents relating thereto and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

     "Circon Note" means a promissory note issued in connection with the recapitalization by Circon to a restricted subsidiary of Maxxim Group as a dividend payment.

     "Closing Date" means November 12, 1999, the original date of the indenture.

     "Consolidated Coverage Ratio" means, as of any date of determination, the ratio of:

          (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at the end of the most recent fiscal quarter for which financial statements are publicly available, to

          (2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

          (a) if Maxxim Group or any restricted subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

          (b) if Maxxim Group or any restricted subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Maxxim Group or such restricted subsidiary has not earned the interest income actually earned during such period in respect of cash or temporary cash investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (c) if since the beginning of such period Maxxim Group or any restricted subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Maxxim Group or any restricted subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Maxxim Group and its continuing restricted subsidiaries in connection with such Asset Disposition for such period or, if the capital stock of any restricted subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such restricted subsidiary to the extent Maxxim Group and its continuing restricted subsidiaries are no longer liable for such Indebtedness after such sale;

          (d) if since the beginning of such period Maxxim Group or any restricted subsidiary shall have made an Investment in any restricted subsidiary, or any person that subsequently became a restricted subsidiary or was merged with or into Maxxim Group or any restricted subsidiary since the beginning of such period, or an acquisition of assets, including by acquisition of the capital stock of an entity that becomes a restricted subsidiary, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business or a product line or a line of business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period; and

          (e) if since the beginning of such period any person that subsequently became a restricted subsidiary or was merged with or into Maxxim Group or any restricted subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by Maxxim Group or a restricted subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition of assets or capital stock or Asset Disposition under clauses (c), (d) or (e) above, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Maxxim Group and shall include those adjustments permitted in accordance with GAAP and/or Article XI of Regulation S-X promulgated by the SEC. Notwithstanding the foregoing, with respect to any Investment or acquisition of assets or capital stock, by merger or otherwise, any such pro forma calculations may include the annualized amount of operating expense reductions, net of any annualized expenses incurred to achieve such operating expense reductions for such period resulting from the acquisition or other transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition or other transaction. In addition, and notwithstanding the foregoing, for purposes of calculating the Consolidated Coverage Ratio, as of any date of determination, pro forma effect may be given to the annualized amount of operating expense reductions, net of any annualized expenses incurred to achieve such operating expense reductions resulting from any acquisitions or other transactions occurring in either of the two fiscal quarters prior to the four quarter reference period for which the Consolidated Coverage Ratio is being calculated, provided that (A) such acquisition or other transaction would have been given pro forma effect under clause (d) or (e) above had it occurred in the four quarter reference period for which the Consolidated Coverage Ratio is being calculated and (B) such operating expense reductions have been realized, or the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition or other transaction, including the steps described in the immediately preceding sentence. In connection with any pro forma adjustment or adjustments made pursuant to either of the two immediately preceding sentences, such adjustment or adjustments shall be set forth in an officers' certificate signed by Maxxim Group's chief financial officer and another officer which states (x) the amount of such adjustment or adjustments, (y) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers' certificate at the time of such execution and
(z) that any related incurrence of Indebtedness is permitted pursuant to the indenture.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term as at the date of determination in excess of 12 months. In addition, for purposes of the computations referred to in clause (a) and (b) above, interest expense on any Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Current Liabilities" as of any date of determination means the aggregate amount of liabilities of Maxxim Group and its consolidated restricted subsidiaries which may properly be classified as current liabilities, including taxes accrued as estimated, on a consolidated basis, after eliminating:

          (1) all intercompany items between Maxxim Group and any restricted subsidiary; and

          (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, for any period, the total interest expense of Maxxim Group and its consolidated restricted subsidiaries, to the extent such interest expense was deducted in computing Consolidated Net Income plus, to the extent incurred by Maxxim Group and its consolidated restricted subsidiaries in such period but not included in such interest expense:

          (1) interest expense attributable to capitalized lease obligations and interest expense attributable to leases constituting part of a sale/leaseback transaction;

          (2) amortization of debt discount and debt issuance costs, other than
     (a) debt issuance costs incurred in connection with the recapitalization and (b) any other debt issuance costs incurred in amounts, and on terms, that are customary and reasonable in light of then prevailing market conditions;

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) amortization of, or other charges for, commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

          (6) interest accruing on any Indebtedness of any other person to the extent such Indebtedness is guaranteed by Maxxim Group or any restricted subsidiary;

          (7) amortization of net costs associated with hedging obligations, including amortization of fees;

          (8) dividends in respect of all Disqualified Stock of Maxxim Group and all preferred stock of any of the subsidiaries of Maxxim Group, to the extent held by persons other than Maxxim Group or a wholly owned subsidiary;

          (9) interest incurred in connection with investments in discontinued operations; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person, other than Maxxim Group, in connection with Indebtedness incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of Maxxim Group and its consolidated subsidiaries for such period; provided, however,that there shall not be included in such Consolidated Net Income:

          (1) any net income of any person, other than Maxxim Group, if such person is not a restricted subsidiary, except that:

             (a) subject to the limitations contained in clause (4) below, Maxxim Group's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or the fair market value of other assets actually distributed by such person during such period to Maxxim Group or a restricted subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution made to a restricted subsidiary, to the limitations contained in clause (3) below; and

             (b) Maxxim Group's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income, but only to the extent (cumulative of such losses) of Maxxim Group's Investment in such person;

          (2) any net income or loss of any person acquired by Maxxim Group or a subsidiary of Maxxim Group in a pooling of interests transaction for any period prior to the date of such acquisition;

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

          (3) any net income of any restricted subsidiary to the extent that the declaration or payment of dividends or similar distributions by such restricted subsidiary of its net income is not, at the date of determination, permitted without any prior governmental approval which has not been obtained or, directly or indirectly, by the operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived, except that the net loss of any such restricted subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain, but not loss, realized upon the sale or other disposition of any asset of Maxxim Group or its consolidated subsidiaries, including pursuant to any sale/leaseback transaction, that is not sold or otherwise disposed of in the ordinary course of business and any gain, but not loss, realized upon the sale or other disposition of any capital stock of any person;

          (5) any extraordinary or otherwise nonrecurring gain or loss; and

          (6) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purpose of the covenant described under the caption "-- Restrictive Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from unrestricted subsidiaries to Maxxim Group or a restricted subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (d)(iii)(E)(i) of paragraph (1) thereof.

     "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets, less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items, which would appear on a consolidated balance sheet of Maxxim Group and its consolidated restricted subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

          (1) minority interests in consolidated subsidiaries held by persons other than Maxxim Group or a restricted subsidiary;

          (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the board of directors of Maxxim Group;

          (3) any revaluation or other write-up in book value of assets subsequent to the date of the indenture as a result of a change in the method of valuation in accordance with GAAP consistently applied;

          (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (5) treasury stock;

          (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

          (7) Investments in and assets of unrestricted subsidiaries.

     "Designated Noncash Consideration" means noncash consideration received by Maxxim Group or a restricted subsidiary in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an officers' certificate that sets forth the basis for valuing such Designated Noncash Consideration.

     "Designated Senior Indebtedness" of Maxxim Group or a guarantor of the exchange notes means:

          (1) Bank Indebtedness or a guarantee thereof of Maxxim Group or such guarantor, as applicable; and

          (2) any other Senior Indebtedness of Maxxim Group or such guarantor that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by Maxxim Group or such guarantor in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Disqualified Stock" means, with respect to any person, any capital stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding capital stock convertible or exchangeable solely at the option of Maxxim Group or a restricted subsidiary provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or Disqualified Stock, as applicable; or

          (3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3) on or prior to the first anniversary of the stated maturity of the exchange notes; provided, however,that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such capital stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the stated maturity of the exchange notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the provisions of the covenants described under the captions "Change of Control" and "-- Restrictive Covenants -- Limitation on Sale of Assets and Subsidiary Stock."

     "EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

          (1) income tax expense of Maxxim Group and its consolidated restricted subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation expense of Maxxim Group and its consolidated restricted subsidiaries;

          (4) amortization expense of Maxxim Group and its consolidated restricted subsidiaries, excluding amortization expense attributable to a prepaid cash item that was paid in a prior period; and

          (5) all other non-cash charges of Maxxim Group and its consolidated restricted subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period, but that will not be expensed in such future periods) less all non-cash items of income of Maxxim Group and its consolidated restricted subsidiaries (other than non-cash items representing an accrual or reserve for cash to be received in any future period but that will not be treated as income in such future periods), in each case for such period.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges less all non-cash items of income of, a restricted subsidiary of Maxxim Group shall be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of such restricted subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Maxxim Group by such restricted subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such restricted subsidiary or its stockholders.

     "Equity Offering" means any public or private sale of capital stock, other than Disqualified Stock, of Maxxim Group or Maxxim Holdings, other than offerings of Maxxim Group or Maxxim Holdings of the type that can be registered on Form S-8, or any successor form, pursuant to the Securities Act.

     "Foreign Coverage Ratio" has the same meaning as Consolidated Coverage Ratio except that all references in the definition of Consolidated Coverage Ratio and in the definitions used therein to Maxxim Group shall be deemed to be references to the foreign subsidiaries and to "restricted subsidiaries" shall be deemed to be references only to the foreign subsidiaries.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of November 12, 1999, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entities as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to Section 13 of the Securities Exchange Act, including opinions and

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     pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP, except as specifically provided herein.

     "Indebtedness" means, with respect to any person on any date of determination, without duplication:

          (1) the principal of and premium, if any, in respect of indebtedness of such person for borrowed money;

          (2) the principal of and premium, if any, in respect of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such person under letters of credit or other similar instruments;

          (4) all obligations of such person to pay the deferred and unpaid purchase price of property or services, except trade payables and contingent obligations to pay earn-outs, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (5) all capitalized lease obligations and all Attributable Debt of such person;

          (6) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any subsidiary of such person, any preferred stock, but excluding, in each case, any accrued dividends;

          (7) all Indebtedness of other persons secured by a lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided, however, that the amount of Indebtedness of such person shall be the lesser of:

             (A) the fair market value of such asset at such date of determination and

             (B) the amount of such Indebtedness of such other persons;

          (8) to the extent not otherwise included in this definition, hedging obligations of such person; and

          (9) all obligations of the type referred to in clauses (1) through (8) above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and except as provided above the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

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     "Investment" in any person means any, direct or indirect, loan or extension of credit, other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, or capital contribution to, or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such person. For purposes of the covenant described under the caption "-- Restrictive Covenants -- Limitation on Restricted Payments:"

          (1) "Investment" shall include the portion, proportionate to Maxxim Group's equity interest in such subsidiary, of the fair market value of the net assets of any subsidiary of Maxxim Group at the time that such subsidiary is designated an unrestricted subsidiary; provided, however, that, upon a redesignation of such subsidiary as a restricted subsidiary, Maxxim Group shall be deemed to continue to have a permanent "Investment" in an unrestricted subsidiary in an amount (if positive) equal to:

             (a) Maxxim Group's "Investment" in such subsidiary at the time of such redesignation less

             (b) the portion, proportionate to Maxxim Group's equity interest in such subsidiary, of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an unrestricted subsidiary shall be valued at its fair market value.

     "Net Available Cash" from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form, in each case net of:

          (1) all legal fees and expenses, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments, including any prepayment premiums or penalties, made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Asset Disposition; and

          (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by Maxxim Group or any restricted subsidiary after such Asset Disposition.

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     "Permitted Business" means any business engaged in by Maxxim Group or any restricted subsidiary on November 12, 1999 and any related, complementary or ancillary business.

     "Permitted Holders" means:

          (1) Fox Paine Capital Fund, L.P. and its affiliates, FPC Investors, L.P., Maxxim Coinvestment Fund I, LLC, Maxxim Coinvestment Fund II, LLC, Maxxim Coinvestment Fund III, LLC, Maxxim Coinvestment Fund IV, LLC, Maxxim Coinvestment Fund V, LLC and the members of Maxxim Holdings board of directors and senior management who remained as shareholders of Maxxim Holdings after the recapitalization; and

          (2) any person acting in the capacity of an underwriter in connection with a public or private offering of Maxxim Holdings' or Maxxim Group's capital stock.

     "Permitted Investment" means an Investment by Maxxim Group or any restricted subsidiary in:

          (1) Maxxim Group, a restricted subsidiary or a person that will, upon the making of such Investment, become a restricted subsidiary; provided, however, that the primary business of such restricted subsidiary is a Permitted Business;

          (2) another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Maxxim Group or a restricted subsidiary; provided, however,that such person's primary business is a Permitted Business;

          (3) temporary cash investments;

          (4) receivables owing to Maxxim Group or any restricted subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Maxxim Group or any such restricted subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) any loans or advances to employees made in the ordinary course of business consistent with past practices of Maxxim Group or such restricted subsidiary and not exceeding, when aggregated with amounts loaned or advanced under clause (f)(iv) of paragraph (2) under the caption
     "-- Restrictive Covenants -- Limitation on Restricted Payments," $5.0 million in the aggregate outstanding at any one time;

          (7) stock, obligations or securities received in settlement or foreclosure of debts created in the ordinary course of business and owing to Maxxim Group or any restricted subsidiary or in satisfaction of judgments;

          (8) any person to the extent such Investment represents the non-cash or deemed cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under the caption "-- Restrictive Covenants -- Limitation on Sales of Assets and Subsidiary Stock;"

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

          (9) (x) any Investment existing on November 12, 1999 and (y) in the case of loans and advances made to employees and existing on November 12, 1999, such loans and advances and any extensions or refinancings thereof;

          (10) hedging obligations permitted under clause (g) of paragraph (2) of the covenant described under the caption "-- Restrictive
     Covenants -- Limitation on Indebtedness;"

          (11) guarantees of Indebtedness permitted under the covenant described under the caption "-- Restrictive Covenants -- Limitation on Indebtedness;"

          (12) the Circon Note;

          (13) Investments which are made exclusively with capital stock of Maxxim Holdings or Maxxim Group, other than Disqualified Stock; and

          (14) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed $10.0 million at the time of such Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value.

     "Permitted Junior Securities" means debt or equity securities of Maxxim Group or any successor corporation issued pursuant to a plan of reorganization or readjustment of Maxxim Group that are subordinated to the payment of all then-outstanding Senior Indebtedness of Maxxim Group at least to the same extent that the exchange notes are subordinated to the payment of all Senior Indebtedness of Maxxim Group on November 12, 1999, so long as to the extent that any Senior Indebtedness of Maxxim Group outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash or cash equivalents on such date, the holders of any such Senior Indebtedness not so paid in full in cash or cash equivalents have consented to the terms of such plan of reorganization or readjustment.

     "principal" of an exchange note means the accreted value of the exchange note plus the premium, if any, payable on the exchange note which is due or overdue or is to become due at the relevant time.

     "Purchase Money Indebtedness" means Indebtedness:

          (1) consisting of the deferred purchase price of an asset or capital stock, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

          (2) incurred to finance the acquisition by Maxxim Group or a restricted subsidiary of such asset or capital stock, including additions and improvements; provided, however, that such Indebtedness is incurred within 180 days before or after the acquisition by Maxxim Group or such restricted subsidiary of such asset.

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     "Refinancing Indebtedness" means Indebtedness that is incurred to refund, refinance, replace, repay, redeem, retire, renew, repay or extend any Indebtedness of Maxxim Group or any restricted subsidiary existing on November 12, 1999 or incurred in compliance with the indenture, including Indebtedness of Maxxim Group that refinances Refinancing Indebtedness; provided, however, that:

          (1) other than with respect to Senior Indebtedness, the Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the Indebtedness being refinanced;

          (2) other than with respect to Senior Indebtedness, the Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the average life of the Indebtedness being refinanced;

          (3) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced or, in the case of Bank Indebtedness, in an aggregate principal amount of commitments or loans thereunder of up to $310.0 million less the aggregate amount of prepayments of Bank Indebtedness pursuant to the covenant described under "Limitation on Sales of Assets and Subsidiary Stock"; and

          (4) if the Indebtedness being refinanced is subordinated in right of payment to the exchange notes, such Refinancing Indebtedness is subordinated in right of payment to the exchange notes at least to the same extent as the Indebtedness being refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

          (a) Indebtedness of a restricted subsidiary that refinances Indebtedness of Maxxim Group; or

          (b) Indebtedness of Maxxim Group or a restricted subsidiary that refinances Indebtedness of an unrestricted subsidiary.

     "Related Assets" means (1) assets used or useful in a Permitted Business or
(2) equity interests representing a majority of the voting stock of persons engaged in a Permitted Business.

     "Senior Subordinated Indebtedness" of Maxxim Group or any guarantor means the exchange notes or such guarantor's guarantee of the exchange notes, as applicable, and any other Indebtedness of Maxxim Group, or such guarantor, that specifically provides that such Indebtedness is to rank equal to the exchange notes or such guarantor's guarantee, as applicable, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Maxxim Group or such guarantor which is not Senior Indebtedness of Maxxim Group or such guarantor, as applicable.

     "Services Agreement" means the Services Agreement entered into by Circon Holdings, Circon, Maxxim Group and Maxxim Holdings in connection with the recapitalization.

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

     "Significant Subsidiary" means any restricted subsidiary that would be a "Significant Subsidiary" of Maxxim Group within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     On November 12, 1999, Maxxim Group, the purchasers of the old notes and the guarantors of Maxxim Group's obligations under the indenture and the old notes entered into an exchange and registration rights agreement. The following description is meant to be only a summary of the exchange and registration rights agreement. It does not restate the terms of the exchange and registration rights agreement in their entirety. We urge that you carefully read the exchange and registration rights agreement as it, and not this description, governs your rights as a holder. The exchange and registration rights agreement has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

     Pursuant to the exchange and registration rights agreement, Maxxim Group and the guarantors agreed to:

     - file with the SEC on or prior to 75 days after the issue date of the old notes a registration statement on an appropriate form relating to a registered exchange offer for the old notes under the Securities Act and

     - use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or prior to 150 days after the issue date.

     As soon as practicable after the effectiveness of the exchange offer registration statement, Maxxim Group will promptly offer to the holders of the old notes who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their old notes for an issue of exchange notes that are identical in all material respects to the old notes, except that the exchange notes will not contain terms with respect to transfer restrictions and will be registered under the Securities Act. Maxxim Group and the guarantors will keep the exchange offer open for not less than 30 days, or longer, if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes.

     If:

     - because of any change in law or applicable interpretations thereof by the staff of the SEC, Maxxim Group is not permitted to effect the exchange offer as contemplated by the exchange and registration rights agreement;

     - any old notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes on or prior to 180 days after the issue date of the old notes;

     - any purchaser of the old notes so requests on or prior to the 20th business day following the date on which the exchange offer is consummated with respect to old notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer;

     - any applicable law or interpretations do not permit any holder of old notes to participate in the exchange offer;

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

     - any holder of old notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered old notes so requests with respect to such old notes on or prior to the 20th business day following the date on which the exchange offer is consummated; or

     - Maxxim Group so elects,

then Maxxim Group and the guarantors will use their reasonable best efforts to file as promptly as practicable, but in the event more than 45 days after so required, with the SEC a shelf registration statement to register resales of the old notes by holders that satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     Maxxim Group and the guarantors will use their reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the SEC as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the SEC, Maxxim Group will commence the exchange offer and will use its reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 180 days after the issue date of the old notes. If applicable, Maxxim Group and the guarantors will use their reasonable best efforts to keep the shelf registration statement effective until the second anniversary of the issue date of the old notes.

     If:

     - the applicable registration statement is not filed with the SEC on or prior to 75 days after the issue date of the old notes;

     - the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective on or prior to 150 days after the issue date of the old notes, or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations thereof by the Staff of the SEC, if later, on or prior to 60 days after publication of the change in law or interpretation;

     - the exchange offer is not consummated on or prior to 180 days after the issue date of the old notes; or

     - the shelf registration statement is filed and declared effective on or prior to 150 days after the issue date of the old notes, or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations thereof by the Staff of the SEC, if later, on or prior to 60 days after publication of the change in law or interpretation, but shall thereafter cease to be effective at any time that Maxxim Group and the guarantors are obligated to maintain the effectiveness thereof, without being succeeded within 45 days by an additional registration statement filed and declared effective, then Maxxim Group and the guarantors will be in default under the exchange and registration rights agreement. In such event, Maxxim Group and the guarantors will be jointly and severally obligated to pay damages to each holder of old notes, during the period of one or more such registration defaults. Such damages will be in an amount equal to $0.192 per week per $1,000 of accreted value of the old notes, as of the most recent interest payment date, or if no interest has been paid, the issue date of the old notes. Such damages will be payable until the applicable registration statement is

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

       filed, the exchange offer registration statement is declared effective and the exchange offer is consummated, the shelf registration statement is declared effective or the shelf registration statement again becomes effective, as the case may be. All accrued damages will be paid to holders in the same manner as interest payments on the old notes on semi-annual payment dates that correspond to interest payment dates for the old notes. Following the cure of all registration defaults, the accrual of damages will cease.

     The exchange and registration rights agreement also provides that Maxxim Group and the guarantors:

     - will make available, for a period of 90 days after the consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes and

     - shall pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the old notes, and will jointly and severally indemnify certain holders of the old notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

     A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement, including certain indemnification rights and obligations.

     Each holder of old notes who wishes to exchange such old notes for exchange notes in the exchange offer will be required to make certain representations, including representations that:

     - any exchange notes to be received by it will be acquired in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes; and

     - it is not an "affiliate", as defined in Rule 405 under the Securities Act, of Maxxim Group, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it is required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it is required to deliver a prospectus in connection with any resale of such exchange notes.

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     Holders of the old notes will be required to make certain representations to Maxxim Group and the guarantors in order to participate in the exchange offer, and will be required to deliver information to be used in connection with the shelf registration statement in order to have the resale of their old notes registered under the shelf registration statement and benefit from the provisions regarding damages for breach of the registration provisions set forth in the preceding paragraphs. A holder who sells old notes pursuant to the shelf registration statement generally:

     - will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers,

     - will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder, including certain indemnification obligations.

     For so long as any old notes or exchange notes are outstanding, Maxxim Group will continue to provide to holders of the old notes and exchange notes the information required by Rule 144A(d)(4) under the Securities Act.

                         BOOK-ENTRY, DELIVERY AND FORM

     The exchange notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons, that will be deposited with, or on behalf of, DTC and registered in the name of Cede and Co., as nominee of DTC, on behalf of the acquirors of exchange notes for credit to the accounts of the acquirors or to other accounts as they may direct. Such accounts may be at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme.

     The global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for exchange notes in physical, certificated form except in the limited circumstances described below.

     All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of those systems.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided as a matter of convenience. These operations and procedures are solely within the control of the settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and you are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York,

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

     - a "banking organization" within the meaning of the New York Banking Law,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     - a "clearing agency" registered pursuant to Section 17A of the Exchange
       Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and similar organizations. Indirect access to DTC's system is also available to indirect participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC, ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

     The laws of some jurisdictions may require that purchasers of securities take physical delivery of purchased securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in exchange notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have exchange notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through the participants to take that action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any

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aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to exchange notes.

     Payments with respect to the principal of, and premium, if any, damages, if any, and interest on, any exchange notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the exchange notes under the indenture. Under the terms of that indenture, we and the trustee may treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in a global note, including principal, premium, if any, damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter year 2000 problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions, including principal and income payments, to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting and will continue to contact third party vendors from whom DTC acquires services to:

     - impress upon them the importance of their services being year 2000 compliant; and

     - determine the extent of their efforts for year 2000 remediation and, as appropriate, testing of their services.

     In addition, DTC is in the process of developing the contingency plans that it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary. However, these cross-market transactions will require delivery of instructions to Euroclear or Cedel by the counterparty in the appropriate system in accordance with the rules and procedures and within the established deadlines, Brussels time, of the appropriate system. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and that crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear and Cedel, immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE NOTES

     If:

     - we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of that notice or cessation;

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture; or

     - upon the occurrence of other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated exchange notes will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global notes. Upon that issuance, the trustee is required to register the certificated exchange notes in the name of that person, or the nominee of any thereof, and cause the same to be delivered to that person.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes, and each beneficial owner of exchange debentures may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes some of the United States federal income tax consequences of the exchange offer to holders of old notes. The discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to holders of old notes. The discussion does not include special rules that may apply to some holders, including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and does not address the tax consequences of the law of any state, locality or foreign jurisdiction. Except where noted, this summary deals only with old notes held as capital assets by U.S. holders. The discussion is based upon currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations under the Internal Revenue Code and current administrative rulings and court decisions. Everything listed in the previous sentence may change and any change could affect the continuing validity of this discussion.

     As used in this prospectus, "U.S. holder" means a beneficial owner of the old notes who or that:

     - is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Internal Revenue Code;

     - is a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision of the United States;

     - is an estate the income of which is subject to U.S. federal income taxation regardless of its source;

     - is a trust, if:

        -- a U.S. court is able to exercise primary supervision over the administration of the trust and

        -- one or more U.S. fiduciaries have authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person; or

     - is otherwise subject to U.S. federal income tax on a net income basis in respect of the old notes.

     A "non-U.S. holder" is a beneficial owner of old notes who or that is not a "U.S. holder."

     If a partnership holds old notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships should consult their own tax advisors.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR OLD NOTES FOR EXCHANGE NOTES, INCLUDING APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The issuance of the exchange notes to U.S. holders or non-U.S. holders of the old notes pursuant to the terms set forth in this prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss will be recognized by U.S. holders or non-U.S. holders of the old notes upon receipt of the exchange notes, and ownership of the exchange notes will be considered a continuation of ownership of the old notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the exchange notes, a holder's basis in the exchange notes should be the same as the holder's basis in the old notes exchanged. A holder's holding period for the exchange notes should include the holder's holding period for the old notes exchanged. The issue price and other tax characteristics of the exchange notes should be identical to the issue price and other tax characteristics of the old notes exchanged.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 90 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes.

     We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay the expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old notes, and will indemnify the holders of the exchange notes, including any broker-dealers, against related liabilities, including liabilities under the Securities Act.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act for the registration of the exchange notes offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits and schedules to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us or the exchange notes offered in this prospectus, you should refer to the registration statement, including the related exhibits and financial statements. With respect to each document filed with the SEC as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each discussion in this prospectus of any document filed as an exhibit to the registration statement qualified in its entirety by reference to the relevant exhibit.

     In connection with the exchange offer, we will become subject to the information requirements of the Securities Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement and the reports and other information we file can be inspected and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. We will make our filings with the SEC electronically. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically, which information can be accessed at <http://www.sec.gov>.

     As a result of the offering of the exchange notes, each of the guarantors will become subject to the informational requirements of the Securities Exchange Act. We will fulfill our obligations with respect to these requirements by filing periodic reports with the SEC on our own behalf or, in the case of the guarantors, by including information regarding the guarantors in our periodic reports. In addition, we will send to each holder of exchange notes copies of annual reports and quarterly reports containing the information required to be filed under the Securities Exchange Act. So long as we are subject to the periodic reporting requirements of the Securities Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the old notes and the exchange notes. We have agreed that, even if we are not required under the Securities Exchange Act to furnish this information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 of the Securities Exchange Act to the trustee and the holders of the old notes or exchange notes as if we were subject to these periodic reporting requirements.

                                    EXPERTS

     The consolidated financial statements of Maxxim Medical, Inc. and subsidiaries as of October 31, 1999 and November 1, 1998, and for each of the fiscal years in the three-year period ended October 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                         VALIDITY OF THE EXCHANGE NOTES

     The validity of the exchange notes will be passed upon for us by Wachtell, Lipton, Rosen & Katz.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              --------
Independent Auditors' Report................................    F-2
Consolidated Balance Sheets as of November 1, 1998 and
  October 31, 1999..........................................    F-3
Consolidated Statements of Operations for Fiscal Years Ended
  November 2, 1997, November 1, 1998 and October 31, 1999...    F-4
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income for Fiscal Years Ended November 2,
  1997, November 1, 1998 and October 31, 1999...............    F-5
Consolidated Statements of Cash Flows for Fiscal Years Ended
  November 2, 1997, November 1, 1998 and October 31, 1999...    F-6
Notes to Consolidated Financial Statements..................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Maxxim Medical, Inc.:

     We have audited the consolidated balance sheets of Maxxim Medical, Inc. and subsidiaries for the years ended November 1, 1998 and October 31, 1999 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the fiscal years in the three year period ended October 31, 1999. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements and financial statement schedule referred to above present fairly, in all material respects, the financial position of Maxxim Medical, Inc. and subsidiaries as of November 1, 1998, and October 31, 1999, and the results of operations and their cash flows for the fiscal years ended November 2, 1997, November 1, 1998 and October 31, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Houston, Texas
January 7, 2000

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  AS OF NOVEMBER 1, 1998 AND OCTOBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                1998       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  4,125   $  4,040
  Accounts receivable, net of allowances of $1,840 and
    $1,653, respectively....................................    70,429     61,323
  Inventory, net............................................    79,648     97,811
  Net current deferred tax asset............................    10,325      9,189
  Prepaid expenses and other................................     8,690      6,597
  Net assets held for sale..................................        --    224,909
                                                              --------   --------
    Total current assets....................................   173,217    403,869
Property and equipment......................................   169,048    194,208
  Less: accumulated depreciation............................   (41,538)   (54,902)
                                                              --------   --------
                                                               127,510    139,306
Goodwill, net of accumulated amortization of $11,826 and
  $16,152, respectively.....................................   147,016    142,459
Other assets, net...........................................    20,308     25,959
                                                              --------   --------
    Total assets............................................  $468,051   $711,593
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $     --   $    430
  Current maturities of capital lease obligations...........       508        473
  Current maturities of other long-term obligations.........     2,036        546
  Accounts payable..........................................    35,834     31,826
  Accrued liabilities.......................................    25,921     22,279
                                                              --------   --------
    Total current liabilities...............................    64,299     55,554
Long-term debt, net of current maturities...................    13,800    255,940
10 1/2% Senior subordinated notes...........................   100,000    100,000
Capital lease obligations, net of current maturities........     4,531      4,000
Other long-term obligations, net of current maturities......       808        360
Net non-current deferred tax liability......................    11,704     10,622
                                                              --------   --------
    Total liabilities.......................................   195,142    426,476
Commitments and contingencies
Shareholders' equity
  Preferred Stock, $1.00 par, 20,000,000 shares authorized,
    none issued or outstanding..............................        --         --
  Common Stock, $.001 par value, 40,000,000 shares
    authorized, 14,238,822 and 14,278,942 shares issued and
    outstanding, respectively...............................        14         14
  Additional paid-in capital................................   219,268    220,230
  Retained earnings.........................................    64,886     78,950
  Subscriptions receivable..................................    (5,200)    (5,200)
  Accumulated other comprehensive loss......................    (6,059)    (8,877)
                                                              --------   --------
    Total shareholders' equity..............................   272,909    285,117
                                                              --------   --------
    Total liabilities and shareholders' equity..............  $468,051   $711,593
                                                              ========   ========

     See accompanying notes to Consolidated Financial Statements.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FISCAL YEARS ENDED NOVEMBER 2, 1997, NOVEMBER 1, 1998 AND OCTOBER 31, 1999
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                      1997       1998       1999
                                                    --------   --------   --------
Net sales.........................................  $529,552   $522,516   $508,654
Cost of sales.....................................   397,691    381,638    366,778
                                                    --------   --------   --------
Gross profit......................................   131,861    140,878    141,876
                                                    --------   --------   --------
Operating expenses
  Marketing and selling...........................    62,603     65,837     71,070
  General and administrative......................    27,498     28,573     22,624
  Restructure charges and transition expenses.....        --         --      4,637
                                                    --------   --------   --------
                                                      90,101     94,410     98,331
                                                    --------   --------   --------
Income from operations............................    41,760     46,468     43,545
Interest expense..................................    22,145     13,420     27,789
Other income (expense), net.......................     2,751      1,042       (555)
                                                    --------   --------   --------
Income from continuing operations before income
  taxes...........................................    22,366     34,090     15,201
Income taxes......................................     9,485     14,454      7,175
                                                    --------   --------   --------
Income from continuing operations.................    12,881     19,636      8,026
Income from discontinued operations, net of tax...        --         --      6,038
                                                    --------   --------   --------
     Net income...................................  $ 12,881   $ 19,636   $ 14,064
                                                    ========   ========   ========
Basic earnings per share:
  Basic earnings from continuing operations.......  $   1.55   $   1.55   $   0.56
  Basic earnings from discontinued operations.....        --         --       0.43
                                                    --------   --------   --------
  Basic earnings per share........................  $   1.55   $   1.55   $   0.99
                                                    ========   ========   ========
Diluted earnings per share:
  Diluted earnings from continuing operations.....  $   1.42   $   1.50   $   0.55
  Diluted earnings from discontinued operations...        --         --       0.41
                                                    --------   --------   --------
  Diluted earnings per share......................  $   1.42   $   1.50   $   0.96
                                                    ========   ========   ========

See accompanying notes to Consolidated Financial Statements.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
                        EQUITY AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                               ACCUMULATED
                                                                                                  OTHER
                                    COMMON STOCK      ADDITIONAL                              COMPREHENSIVE
                                 ------------------    PAID-IN     RETAINED   SUBSCRIPTIONS      INCOME
                                 SHARES   PAR VALUE    CAPITAL     EARNINGS    RECEIVABLE        (LOSS)        TOTAL
                                 ------   ---------   ----------   --------   -------------   -------------   --------
BALANCES AT NOVEMBER 3, 1996...   8,129      $ 8       $ 92,445    $ 32,369      $    --         $(1,266)     $123,556
Senior management stock
  purchase.....................     400        1          5,199          --       (5,200)             --            --
Officer loan, net of payment
  received.....................      --       --            (11)         --           --              --           (11)
Stock options compensation.....      --       --            471          --           --              --           471
Stock options exercised,
  including federal income tax
  benefit of $122..............      43       --            536          --           --              --           536
Conversion of convertible
  debentures...................     299       --          5,232          --           --              --         5,232
Comprehensive income:
Net income.....................      --       --             --      12,881           --              --        12,881
Other comprehensive income
  (loss)
  Realized gain on investment
    securities -- net of
    reclassification
    adjustment.................      --       --             --          --           --            (259)         (259)
  Translation adjustment.......      --       --             --          --           --          (4,478)       (4,478)
                                                                                                              --------
    Total comprehensive
      income...................                                                                                  8,144
                                 ------      ---       --------    --------      -------         -------      --------
BALANCES AT NOVEMBER 2, 1997...   8,871        9        103,872      45,250       (5,200)         (6,003)      137,928
Officer loan, net of payment
  received.....................      --       --            (40)         --           --              --           (40)
Stock options compensation.....      --       --            625          --           --              --           625
Stock options exercised,
  including federal income tax
  benefit of $269..............      66       --          1,119          --           --              --         1,119
Conversion of convertible
  debentures...................   1,277        1         22,278          --           --              --        22,279
Secondary stock offering.......   4,025        4         91,414          --           --              --        91,418
Comprehensive income:
Net income.....................      --       --             --      19,636           --              --        19,636
Other comprehensive income
  (loss)
  Net unrealized gain on
    investment securities, net
    of tax.....................      --       --             --          --           --             796           796
  Translation adjustment.......      --       --             --          --           --            (852)         (852)
                                                                                                              --------
    Total comprehensive
      income...................                                                                                 19,580
                                 ------      ---       --------    --------      -------         -------      --------
BALANCES AT NOVEMBER 1, 1998...  14,239       14        219,268      64,886       (5,200)         (6,059)      272,909
Payment received on officer
  loan.........................      --       --             40          --           --              --            40
Stock options compensation.....      --       --            211          --           --              --           211
Stock options exercised,
  including federal income tax
  benefit of $227..............      40       --            711          --           --              --           711
Comprehensive income:
Net income.....................      --       --             --      14,064           --              --        14,064
Other comprehensive loss, net
  of tax
  Net unrealized loss on
    investment securities......      --       --             --          --           --          (1,657)       (1,657)
  Translation adjustment.......      --       --             --          --           --          (1,161)       (1,161)
                                 ------      ---       --------    --------      -------         -------      --------
    Total comprehensive
      income...................                                                                                 11,246
                                 ------      ---       --------    --------      -------         -------      --------
BALANCES AT OCTOBER 31, 1999...  14,279      $14       $220,230    $ 78,950      $(5,200)        $(8,877)     $285,117
                                 ======      ===       ========    ========      =======         =======      ========

See accompanying notes to Consolidated Financial Statements.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
   FISCAL YEARS ENDED NOVEMBER 2, 1997, NOVEMBER 1, 1998 AND OCTOBER 31, 1999
                                 (IN THOUSANDS)


                                                                1997       1998       1999
                                                              --------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.................................................  $ 12,881   $ 19,636   $  14,064
 Adjustment to reconcile net income to net cash provided by
   operating activities:
   Income from discontinued operations, net of tax..........        --         --      (6,038)
   Deferred income tax expense..............................     3,846      5,584       2,496
   Amortization of financing fees...........................       830      1,021       1,148
   Depreciation and amortization............................    16,665     18,379      22,526
   Compensation expense for outstanding stock options.......       471        625         211
   Gain on sale of building.................................        --        (25)       (167)
   Loss on sale of product line.............................        --         --         112
   Gain on sale of investment in equity securities..........    (1,510)        --          --
   Changes in current assets and liabilities, net of effects
     of asset acquisitions and dispositions and business
     combinations:
   Decrease in accounts receivable, net.....................     8,694     10,680       8,905
   Decrease (increase) in inventory, net....................    11,073      6,057     (19,891)
   (Increase) decrease in prepaid expenses and other........      (619)      (454)        462
   Increase (decrease) in accounts payable..................        23     (1,716)     (4,444)
   Decrease in accrued liabilities..........................    (2,777)    (4,245)     (3,809)
                                                              --------   --------   ---------
     Net cash provided by continuing operations.............    49,577     55,542      15,575
     Net cash provided by discontinued operations...........        --         --      26,765
                                                              --------   --------   ---------
     Net cash provided by operating activities..............    49,577     55,542      42,340
                                                              --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from building sale................................       500      1,200         338
 Proceeds from product line sale............................        --         --       1,635
 Proceeds from sale of investment securities................     3,130      1,650          --
 Purchase of investment securities..........................        --         --        (400)
 Purchase of Circon, net of cash acquired...................        --         --    (247,067)
 Purchase of Winfield Medical, net of cash acquired.........        --    (31,267)         --
 Purchase of glove plant assets and assumption of
   liabilities, net.........................................        --    (16,096)         --
 Purchase of property and equipment of discontinued
   operations...............................................        --         --        (540)
 Purchase of property and equipment, net of asset
   acquisitions and business combinations...................    (6,829)   (23,441)    (25,757)
                                                              --------   --------   ---------
     Net cash used in investing activities..................    (3,199)   (67,954)   (271,791)
                                                              --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term borrowings...........................    (7,500)   (81,000)    (15,405)
 Increase in long-term borrowings...........................        --         --     200,000
 Net (payments) borrowing on revolving line of credit.......   (29,790)    (1,539)     55,200
 Payments on capital lease obligations......................        --       (172)       (566)
 Borrowings on capital lease obligations....................        --      5,211          --
 Payments on other long-term obligations....................    (4,153)    (4,143)     (2,012)
 Recapitalization costs.....................................        --         --      (2,844)
 Payment of debt offering costs.............................        --         --      (5,584)
 Net proceeds from secondary stock offering.................        --     91,418          --
 (Decrease) increase in bank overdraft......................    (7,893)     2,843         168
 Proceeds from exercise of stock options....................       536      1,119         751
 Other, net.................................................        (7)      (366)       (238)
                                                              --------   --------   ---------
     Net cash (used in) provided by financing activities....   (48,807)    13,371     229,470
                                                              --------   --------   ---------
 Effect of foreign currency translation adjustment..........      (391)        36        (104)
                                                              --------   --------   ---------
     Net (decrease) increase in cash and cash equivalents...    (2,820)       995         (85)
 Cash and cash equivalents at beginning of year.............     5,950      3,130       4,125
                                                              --------   --------   ---------
 Cash and cash equivalents at end of year...................  $  3,130   $  4,125   $   4,040
                                                              ========   ========   =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Interest paid during the period............................  $ 21,643   $ 13,718   $  17,236
 Income taxes paid during the period........................     6,147      5,568       5,677
 Noncash investing and financing activities
   Note receivable from sale of product line................  $     --   $     --   $   1,500
   Note receivable from sale of building....................       300         --         195
   Conversion of 6 3/4% convertible subordinated
     debentures.............................................     5,232     22,278          --
   Conversion of note receivable into investment
     securities.............................................        --      4,000          --
   Receipt of investment securities in exchange for certain
     assets.................................................        --      2,706          --
   Subscriptions receivable from senior management for stock
     purchase...............................................     5,200         --          --
   Net unrealized gain (loss) on investment.................        --        796      (1,657)


See accompanying notes to Consolidated Financial Statements.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Maxxim Medical, Inc. ("Maxxim"), a Texas corporation, and its subsidiaries (collectively, "the Company") develops, manufactures, and markets specialty medical products.

Basis of Presentation

     Certain reclassifications have been made to the prior year consolidated financial statements to conform with the fiscal 1999 presentation.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Maxxim and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash Equivalents and Financial Instruments

     Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

Investment Securities

     Investment securities at October 31, 1999 consist of corporate equity securities and are reflected in the consolidated balance sheet in prepaid expenses and other current assets. The Company classifies its equity securities as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recognized when earned.

     At November 1, 1998, the cost, gross unrealized holding gains, gross unrealized holding losses and fair value of available-for-sale equity securities were $4,810,000, $1,794,000, $420,000, and $6,184,000, respectively. At October
31, 1999, the cost, gross unrealized holding losses and fair value of available-for-sale equity securities were $4,810,000, $1,484,000 and $3,326,000, respectively. Proceeds from the sale of investment securities available-for-sale were $3,130,000, $1,650,000 and $0 in 1997, 1998 and 1999, respectively and gross realized gains included in income were $1,510,000 in 1997 and $0 in both 1998 and 1999, which is reflected in other income in the Consolidated Statements of Operations. In adjusting the Company's investment securities to fair value, an unrealized gain of $796,000, net of tax, was recognized at November 1, 1998 and an unrealized loss of $1,657,000, net of tax, was recognized at October 31, 1999.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

Concentration Of Credit Risk

     Trade receivables have a concentration of credit risk with hospitals and healthcare distributors. The Company performs continuing credit evaluations of its customers and generally does not require collateral; however in certain circumstances, the Company may require letters of credit from its customers. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any geographic area.

Inventory

     Inventory is priced at the lower of cost or market. In determining market value, allowances for excess and obsolete items are provided. Cost is determined using the average cost method.

     Inventory included the following as of:

                                                           NOVEMBER 1,   OCTOBER 31,
                                                              1998          1999
                                                           -----------   -----------
                                                                (IN THOUSANDS)
Raw Materials............................................    $33,936       $36,325
Work in Progress.........................................      8,450        11,313
Finished Goods...........................................     43,487        55,620
Allowance for excess and obsolete inventory..............     (6,225)       (5,447)
                                                             -------       -------
                                                             $79,648       $97,811
                                                             =======       =======

Property and Equipment

     The costs of ordinary maintenance and repairs are expensed, while renewals and betterments are capitalized. Depreciation on property and equipment is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. Property and equipment included the following as of:

                                                              NOVEMBER 1,   OCTOBER 31,
                                                USEFUL LIFE      1998          1999
                                                -----------   -----------   -----------
                                                                   (IN THOUSANDS)
Land..........................................                 $ 15,815      $ 16,167
Buildings and improvements....................  5-25 years       47,658        50,188
Machinery and equipment.......................  2-10 years      100,579       119,818
Furniture and fixtures........................   3-5 years        4,996         8,035
Accumulated depreciation......................                  (41,538)      (54,902)
                                                               --------      --------
                                                               $127,510      $139,306
                                                               ========      ========

     In fiscal year 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. The adoption of SFAS No. 121 did not have a material impact on the Company's Consolidated Financial Statements.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Goodwill

     Goodwill represents the excess of the aggregate price paid by the Company in business combinations accounted for as purchases over the fair market value of the tangible and identifiable intangible net assets acquired. Goodwill from the Company's previous acquisitions is approximately $158,611,000 of which approximately $142,459,000 remains unamortized as of October 31, 1999. Amortization periods for previous goodwill amounts range from 5 to 40 years. The Company believes that no impairment of goodwill exists.

Revenue Recognition

     The Company recognizes revenue upon shipment to customers, pursuant to customer orders. The Company grants rebates to certain of its customers. These sales and related receivables are recorded net of the expected rebate.

Research and Development Expenses

     The Company is continually conducting research and developing new products utilizing a team approach that involves its engineering, manufacturing and marketing resources. Although the Company has developed a number of its own products, most of its research and development efforts have historically been directed towards product improvement and enhancement of previously developed or acquired products. Company research and development expenses were approximately $5,158,000, $5,649,000, and $6,056,000, in fiscal 1997, 1998 and 1999, respectively.

Earnings Per Share

     Basic earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

period. Diluted earnings per share is determined on the assumption that outstanding dilutive stock options have been exercised and the aggregate proceeds as defined were used to reacquire Company common stock using the average price of such common stock for the period and assuming the conversion of the convertible subordinated debentures from the date of issue.

     The following table summarizes the calculation of net income, weighted average number of common shares and weighted average number of diluted common shares outstanding for purposes of the computation of earnings per share in accordance with SFAS No. 128:

                                                                          PER SHARE
                                                       INCOME    SHARES    AMOUNTS
                                                       -------   ------   ---------
                                                              (IN THOUSANDS,
                                                        EXCEPT PER SHARE AMOUNTS)
1997
Basic EPS
Net Income...........................................  $12,881    8,326     $1.55
                                                                            =====
Effects of dilutive securities:
  Convertible debt...................................  $ 1,123    1,297
  Options............................................       --      208
                                                       -------   ------
  Diluted EPS........................................  $14,004    9,831     $1.42
                                                       =======   ======     =====
1998
Basic EPS
Net Income...........................................  $19,636   12,665     $1.55
                                                                            =====
Effects of dilutive securities:
  Convertible debt...................................  $   107       94
  Options............................................       --      365
                                                       -------   ------
  Diluted EPS........................................  $19,743   13,124     $1.50
                                                       =======   ======     =====
1999
Basic EPS
Income from continuing operations....................  $ 8,026   14,271     $0.56
Income from discontinued operations, net of tax......    6,038               0.43
                                                       -------              -----
Net Income...........................................  $14,064              $0.99
                                                       =======              =====
Effects of dilutive securities:
  Options............................................               337
                                                                 ------
  Income from continuing operations..................  $ 8,026   14,608     $0.55
                                                                 ======
  Income from discontinued operations, net of tax....    6,038               0.41
                                                       -------              -----
  Diluted EPS........................................  $14,064              $0.96
                                                       =======              =====

Stock Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

(SFAS No. 123). SFAS No. 123 allows a company to adopt a new fair value based method of accounting for its stock based compensation plans, or to continue to follow the intrinsic method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock to Employees."

     The Company has elected to continue to follow APB Opinion No. 25. If the Company had adopted SFAS No. 123, the Company's net income and earnings per share for the years ended November 2, 1997, November 1, 1998, and October 31, 1999 would have been impacted as discussed in Note 10.

Use Of Estimates In The Preparation Of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

52 Week Fiscal Year

     The Company's fiscal year ends on the Sunday following the last Thursday in October.

Translation Of Foreign Currency Financial Statements

     Assets and liabilities of foreign subsidiaries have been translated into United States dollars at the applicable rates of exchange in effect at the end of the period reported. Revenues and expenses have been translated at the applicable weighted average rates of exchange in effect during the period reported. Translation adjustments are reflected as a separate component of shareholders equity. Any transaction gains and losses are included in net income.

Comprehensive Income (Loss)

     On November 2, 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income"("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components. Comprehensive income (loss), consisting of net income (loss), unrealized holding gains and losses on available-for-sale securities, and foreign currency translation adjustments is presented in the consolidated statements of shareholders' equity and comprehensive income. SFAS No. 130 does not affect the Company's financial position or results of operations. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     The components of accumulated other comprehensive income (loss) are as follows:

                                                                            ACCUMULATED
                                              FOREIGN       UNREALIZED         OTHER
                                             CURRENCY        HOLDING       COMPREHENSIVE
                                            TRANSLATION   GAINS (LOSSES)       LOSS
                                            -----------   --------------   -------------
                                                           (IN THOUSANDS)
Balance at November 3, 1996...............    $(1,525)       $   259          $(1,266)
  Fiscal year 1997 change.................     (4,478)          (259)          (4,737)
                                              -------        -------          -------
Balance at November 2, 1997...............     (6,003)            --           (6,003)
  Fiscal year 1998 change.................       (852)           796              (56)
                                              -------        -------          -------
Balance at November 1, 1998...............     (6,855)           796           (6,059)
  Fiscal year 1999 change.................     (1,161)        (1,657)          (2,818)
                                              -------        -------          -------
Balance at October 31, 1999...............    $(8,016)       $  (861)         $(8,877)
                                              =======        =======          =======

     The change in holding gains (losses) in fiscal year 1997 is calculated as follows:

Unrealized holding gains arising in fiscal year 1997........  $ 1,251
Less: reclassification adjustment for gains included in net
  income in fiscal year 1997................................   (1,510)
                                                              -------
  Net unrealized gains on securities........................  $  (259)
                                                              =======

     There were no reclassification adjustments for fiscal years 1998 or 1999.

New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), was issued by the Financial Accounting Standards Board in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 beginning in the first quarter of fiscal 2001.

(2) BUSINESS COMBINATIONS, SIGNIFICANT ASSET ACQUISITIONS, DISPOSITIONS AND DISCONTINUED OPERATIONS

Business Combinations

     On June 26, 1998, the Company purchased all of the issued and outstanding common stock of Winfield Medical. The assets acquired in the Winfield Medical acquisition consisted primarily of accounts receivable, inventory, furniture and equipment and leased manufacturing and other facilities in San Diego, California and Clarksburg, West Virginia. Winfield Medical was a developer, manufacturer and distributor of medical products. The purchase price consisted of approximately $31,267,000 in cash and the assumption of approximately $5,300,000 of capital lease obligations. The acquisition has been accounted

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

for as a purchase with the purchase price and direct acquisition costs allocated based on fair value of assets acquired and liabilities assumed. Goodwill of approximately $23,700,000 was recorded in connection with this transaction, and is being amortized on a straight line basis over 30 years.

     The following unaudited pro forma summary results of operations assume the acquisition of Winfield Medical occurred on November 3, 1997.

                                                            FISCAL YEAR ENDED
                                                            NOVEMBER 1, 1998
                                                  -------------------------------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................                $542,114
Net income......................................                  19,427
Basic earnings per share........................                    1.53
Diluted earnings per share......................                    1.49

     The pro forma information does not purport to be indicative of results of operations or financial position which would have occurred had the acquisition been consummated on the date indicated, or which may be expected to occur in the future by reason of such acquisition.

Asset Acquisition

     In September 1998, the Company acquired the property, equipment and inventory and assumed liabilities of a non-latex medical examination glove plant in Eaton, Ohio for approximately $16,096,000. This acquisition was accounted for by the purchase method of accounting.

Asset Dispositions

     In May 1998, the Company sold certain assets and liabilities associated with its Bovie brand of electrosurgical products to An-Con Genetics for 3,000,000 shares of An-Con Genetics common stock. Included in this sale was the "Bovie" tradename which An-Con Genetics now uses as its company name. The assets, which were sold at net book value, consisted primarily of inventory and intangibles. The Company's consolidated financial statements reflect these available-for-sale securities at fair value at October 31, 1999.

Discontinued Operations

     Effective January 6, 1999, the Company successfully completed a tender offer for Circon Corporation ("Circon"). Upon the completion of a cash-out merger between Circon and a subsidiary of Maxxim on January 8, 1999, Maxxim completed its acquisition of Circon for approximately $260,000,000, including the repayment of $32,500,000 of Circon debt and certain fees and expenses incurred in connection with the acquisition. The Company obtained all funds required in connection with the acquisition through a bank loan, pursuant to the Company's Third Amended and Restated Credit Agreement, dated as of January 4, 1999. The assets acquired in the Circon acquisition consist primarily of accounts receivable, inventory, furniture and equipment, intangible assets and owned or leased facilities in Stamford, Connecticut; Norwalk, Ohio; Racine, Wisconsin and Santa

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

Barbara, California. Circon markets medical devices for diagnosis and minimally invasive surgery and general surgery. This acquisition was accounted for by the purchase method of accounting and approximately $141,300,000 of intangible assets were recorded in connection with the transaction (approximately $13,500,000 related to patents and $127,800,000 related to goodwill). Patents are being amortized over 15 years and goodwill is being amortized over 30 years, using the straight-line method in each case.

     In connection with the recapitalization (see Note 4), on November 12, 1999, the Company sold all of the common stock of Circon to Circon Holdings Corporation in exchange for the payment of $208 million in cash and the repayment of $20 million of debt owed by Circon to the Company. The Company expects to record a $354,000 gain on the sale of Circon in the first quarter of fiscal year 2000. At October 31, 1999, the net assets held for sale totaled $224,900,000 and were classified as current assets on the consolidated balance sheet.

     Circon's activities during fiscal year 1999 have been accounted for as discontinued operations. Net sales and income from Circon's operations in fiscal year 1999 are as follows (note that the results of discontinued operations do not reflect any interest expense or general corporate overhead allocated by the Company):

                                                              FISCAL YEAR ENDED
                                                              OCTOBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS)
Net sales...................................................      $135,942
Income from operations......................................        11,588
Income taxes................................................         5,903
Income from discontinued operations.........................         6,038

(3) DEBT AND OTHER LONG-TERM OBLIGATIONS

Long-Term Debt

     The following summarizes the Company's long-term debt as of:

                                                           NOVEMBER 1,   OCTOBER 31,
                                                              1998          1999
                                                           -----------   -----------
                                                                (IN THOUSANDS)
Industrial revenue bonds.................................         --      $  2,370
Revolving line of credit.................................    $13,800        69,000
Term loan................................................         --       185,000
Less -- Current maturities...............................         --          (430)
                                                             -------      --------
                                                             $13,800      $255,940
                                                             =======      ========

Industrial Revenue Bonds

     In 1991, the Bucks County, Pennsylvania Industrial Development Authority issued industrial revenue bonds to finance the purchase of land and facilities in Bucks County, Pennsylvania. These bonds were issued with a 15 year maturity and require monthly

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

interest and annual principal payments. There is a renewable 5 year term with an annual fee of 1% of the outstanding principal amount. These bonds are subject to weekly repricing at an interest rate based on the remarketing agents' professional judgment and prevailing market conditions at the time. These bonds were assumed by the Company in the acquisition of Circon, and were not included in the sale of Circon discussed in Note 2. The property is currently leased out to third parties.

Credit Facility

     In connection with the acquisition of Circon (see Note 2), the Company entered into a Third Amended and Restated Credit Agreement ("Third Credit Agreement") with several lending institutions which replaced the prior credit agreement. The Third Credit Agreement provided for a term loan of $200,000,000 and a $125,000,000 revolving line of credit. Financing for the Circon acquisition required the full use of the term loan and approximately $60,000,000 of the revolver. Both loans had a maturity date of January 6, 2005 with the term loan requiring repayment in twenty-four quarterly installments ranging from $5,000,000 to $10,000,000, commencing April 30, 1999. The interest rate was prime or, for LIBOR advances, the LIBOR rate, plus a margin ranging from 1.5% to 2.75%, indexed according to a defined financial ratio. In connection with the Third Credit Agreement, the Company incurred approximately $5,584,000 in debt financing fees which are being amortized over the life of the Third Credit Agreement. The Third Credit Agreement was repaid in full and terminated in connection with the recapitalization (see Note 4).

10 1/2% Senior Subordinated Notes

     In July 1996, the Company issued $100,000,000 of 10 1/2% Senior Subordinated Notes ("10 1/2% Notes"). The 10 1/2% Notes mature on August 1, 2006, unless previously redeemed by the Company. Interest on the 10 1/2% Notes is payable semi-annually on February 1 and August 1, commencing on February 1, 1997.

     Completion of the recapitalization (see Note 4), would have violated certain covenants contained in the indenture governing the 10 1/2% Notes. Accordingly, on September 30, 1999, the Company commenced a debt tender offer to acquire all of the 10 1/2% Notes and a related consent solicitation to eliminate substantially all of the restrictive covenants in the indenture. Holders of more than 99.9% of the principal amount of the 10 1/2% Notes consented to the amendments and tendered their notes. The Company's obligations under the indenture governing the remaining $5,000 of the 10 1/2% Notes has been assumed by Maxxim Medical Group, Inc. ("Group"), a newly formed subsidiary of the Company, and such notes, as amended through the consent solicitation process, have become the obligations of Group. The Company remains liable, along with Group, for payments of principal, premium and interest on the remaining $5,000 of 10 1/2% Notes and each of the subsidiaries of Group has guaranteed the 10 1/2% Notes, in each case on a senior subordinated basis.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

6 3/4% Convertible Subordinated Debentures

     In March 1993, the Company issued $28,750,000 of 6 3/4% Convertible Subordinated Debentures (the "Debentures") due March 1, 2003. The Debentures were convertible at the option of the holder into Common Stock at a conversion price of $18 per share and paid interest every six months commencing September 1, 1993, through maturity on March 1, 2003.

     On October 3, 1997, the Company called for redemption of $10,000,000, in principal amount, of the Debentures effective as of November 4, 1997 (the "First Redemption Date"). On the First Redemption Date, the redemption price of 104.17% of the principal amount, or $1,041.70 plus accrued interest of $11.81 per $1,000 face amount of the Debentures was paid to the holders of Debentures called for redemption who had not exercised their right to convert their Debentures into common stock. As of November 2, 1997, $5,398,000 of the debentures had been converted into 299,882 shares of the Company's common stock and debt issuance costs of $166,000 related to these converted debentures were written off to additional paid-in capital in fiscal 1997 and are reflected in the accompanying consolidated financial statements.

     On November 12, 1997, the Company called for the redemption of the remaining outstanding Debentures effective as of December 12, 1997 (the "Second Redemption Date"). On the Second Redemption Date, the redemption price of 104.17% of the principal amount, or $1,041.70 plus accrued interest of $18.94 per $1,000 face amount of the Debentures was paid to the holders who had not exercised their right to convert their Debentures into common stock. In the first quarter of fiscal 1998, $22,983,000 of the Debentures were converted into 1,276,732 shares of the Company's common stock and debt issuance costs of $705,000 related to these converted debentures were written off to additional paid-in capital and are reflected in the accompanying consolidated financial statements in fiscal 1998. The Company paid $369,000 to debenture holders who did not exercise their right to convert upon surrender of their certificates in fiscal 1998.

Future Minimum Principal Payments

     The full outstanding balance, $254,000,000, due under the Company's Third Credit Agreement and $99,995,000 of the 10 1/2% Notes were repaid in the recapitalization. As discussed in Note 4, the Company obtained additional debt to finance the recapitalization. Long term debt outstanding at October 31, 1999, has been classified in the consolidated balance sheet based on the repayment terms of the debt obtained to finance the recapitalization.

(4) RECAPITALIZATION

     On June 13, 1999, the Company and Fox Paine Medic Acquisition Corporation, a Texas corporation newly formed by Fox Paine Capital Fund, L.P., entered into a merger agreement providing for the recapitalization of Maxxim. The transactions contemplated by the merger agreement, including the recapitalization, were consummated on November 12, 1999. The recapitalization involved, among other transactions, (1) the sale to Circon Holdings Corporation, a newly formed Texas corporation which is owned by the

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

shareholders of Maxxim, of all of the capital stock of Circon in exchange for $208.0 million in cash and the repayment of $20 million of intercompany indebtedness owed by Circon to Maxxim, as a result of which Circon is separately capitalized, is pursuing separate business strategies and is operated separately from Maxxim and (2) the contribution to Maxxim Medical Group, Inc., a newly formed wholly owned subsidiary of Maxxim, of all of Maxxim's assets and liabilities, other than those relating to Maxxim's credit facility in existence prior to the consummation of the recapitalization, which was repaid and terminated as part of the recapitalization. Maxxim expects to conduct substantially all its business and operations through subsidiaries of Maxxim Group and any future subsidiaries it may form. The recapitalization required total funding of approximately $799,600,000. Sources of funding were as follows:

Borrowings under new senior secured credit facility.........  $261,600,000
Senior subordinated discount notes..........................   110,000,000
Senior discount notes.......................................    50,000,000
Proceeds from sale of Circon................................   228,000,000
Contributed equity..........................................   150,000,000
                                                              ------------
                                                              $799,600,000
                                                              ============

     Transaction fees and expenses related to the recapitalization totaled approximately $52,200,000. Fees associated with the financing will be capitalized and amortized with the applicable debt. Fees associated with the merger will be expensed as part of the transaction.

     In connection with the recapitalization, Maxxim (1) repaid all amounts outstanding under its previous credit facility and (2) consummated the tender offer for Maxxim's $100,000,000 principal amount of outstanding 10 1/2% Senior Subordinated Notes due 2006. An aggregate principal amount of $99,995,000 of the Senior Subordinated Notes were tendered in the tender offer, leaving $5,000 in aggregate principal amount of the Senior Subordinated Notes outstanding.

Credit Facility

     In connection with the recapitalization, Maxxim repaid all amounts outstanding under its previous credit facility. Maxxim Group entered into a new $310,000,000 senior secured credit facility ("Credit Facility") with several lending institutions on November 12, 1999. The Credit Facility consists of the following:

Tranche A term loan ( "term loan A facility" )..............  $ 80,000,000
Tranche B term loan ( "term loan B facility" )..............    90,000,000
Tranche C term loan ( "term loan A facility" )..............    90,000,000
Revolving credit facility...................................    50,000,000
                                                              ------------
                                                              $310,000,000
                                                              ============

     Financing for the recapitalization required the full use of the term loans and approximately $1,600,000 of the revolver. The term loan A facility is repayable in six annual principal payments commencing October 31, 2000, with payments ranging from $10,000,000 to $16,000,000. This facility bears interest at an annual rate equal to, at

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

Maxxim Group's option: (1) an adjusted London interbank offered rate ("Adjusted LIBOR") plus 2.75% or (2) a rate equal to the greater of the administrative agent's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1% (the "Alternate Base Rate") plus 1.75%, in each cash, subject to certain adjustments based on Maxxim Group's leverage. The term loan B facility is repayable in eight principal payments over seven and one-half years, with the first six payments of $250,000 due annually commencing October 31, 2000, a payment of $40.0 million due on October 31, 2006, and a final payment of $48,500,000 payable at maturity on May 12, 2007. The term loan B facility bears interest at a rate per annum equal to, at Maxxim Group's option:
(1) Adjusted LIBOR plus 3.25% or (2) the Alternate Base Rate plus 2.25%. The term loan C facility is repayable in nine principal payments over eight and one-half years, with the first seven payments of $250,000 due annually commencing October 31, 2000, a payment of $30.0 million due on October 31, 2007, and a final payment of $58,250,000 payable at maturity on May 12, 2008. The term loan C facility bears interest at a rate per annum equal to, at Maxxim Group's option: (1) Adjusted LIBOR plus 3.50% or (2) the Alternate Base Rate plus 2.50%. The revolving credit facility is a six-year facility, and outstanding balances thereunder bear interest at a rate per annum equal to, at Maxxim Group's option:
(1) Adjusted LIBOR plus 2.75% or (2) the Alternate Base Rate plus 1.75%, in each case, subject to certain adjustments based on the Company's leverage. All outstanding loans under the revolving credit facility will be payable at maturity.

Senior Subordinated Discount Notes

     In connection with the recapitalization, Maxxim Group issued Senior Subordinated Discount Notes due 2009 ("Discount Notes") with an aggregate principal amount at maturity of $144,552,000 ($110,004,072 aggregate accreted amount outstanding at issuance). The Discount Notes mature on November 15, 2009, unless previously redeemed by Maxxim Group. The Discount Notes were sold at a discount of $34,547,928 from their aggregate face value, which amount will be accreted over the 10 year life of the Discount Notes. With each $1,000 face amount of Discount Notes issued, Maxxim issued one warrant to purchase 0.8226 shares of its common stock on or before November 12, 2004, at a price per share of $0.01. Each warrant is valued at $21.38 and will be amortized over the life of the Discount Notes. Cash interest of 11% is payable on the accreted value of the Discount Notes as of the issue date, on May 15 and November 15, commencing May 15, 2000. The obligations under the Discount Notes are guaranteed by Maxxim and all of Maxxim Group's U.S. subsidiaries.

     Except as set forth in the following paragraph, Maxxim Group may not redeem the Discount Notes at its option prior to November 15, 2004. On or after November 15, 2004, Maxxim Group may redeem, in whole or in part, at the redemption prices (expressed as a percentage of accreted value) set forth below plus accrued and unpaid interest thereon to

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
November 15, 2004...........................................   106.875%
November 15, 2005...........................................   104.583%
November 15, 2006...........................................   102.292%
November 15, 2007 and thereafter............................   100.000%

     At any time prior to November 15, 2002, Maxxim Group may redeem up to 35% of the original aggregate principal amount of the Discount Notes at maturity plus accrued and unpaid interest thereon to the applicable redemption date with the net cash proceeds of certain equity offerings at a redemption price equal to 113 3/4% of the accreted value thereof so long as at least 65% of the original aggregate principal amount at maturity of the Discount Notes remains outstanding after each such redemption and any such redemption is made within 90 days of the consummation of such equity offering.

     Net proceeds from the offering of approximately $106,704,000 were used in conjunction with proceeds from the new Credit Facility and the Maxxim Holdings Notes to finance the recapitalization.

Maxxim Senior Discount Notes

     In connection with the recapitalization, Maxxim issued $98,500,000 principal amount at maturity of senior unsecured discount notes ("Maxxim Notes"). The Maxxim Notes were sold at a $48,500,000 discount from their face value, resulting in accreted interest on the accreted value at a semi-annual rate of 7.0% until November 15, 2004. The Maxxim Notes will mature 11 years from the date of issuance and beginning November 15, 2004, will pay interest in cash at a rate of 14.0% per year on the accreted value of the Maxxim Notes as of the issue date, payable semi-annually. For the first five years from the issue date, accreted interest will be added to the outstanding principal amount of the Maxxim Notes and will not be payable in cash. After five years from the issuance date, cash interest will be payable in cash unless cash interest cannot be paid without violating certain terms of the Maxxim Group's senior or senior subordinated debt, in which case Maxxim may issue additional Maxxim Notes in payment of such interest. The Maxxim Notes were not registered for sale under the Securities Act and are not eligible for offer or sale in the United States absent registration or an exemption from the registration process. In addition, the purchasers of the Maxxim Notes received warrants to purchase 144,132 shares of Maxxim's common stock at a purchase price of $0.01 per share. The market value of the warrants was $3,746,000.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

Future Minimum Principal Payments

     Future minimum principal payments on long-term debt and other obligations, on a pro forma basis after giving effect to the recapitalization, are as follows:

                        FISCAL YEARS
                        ------------                          (UNAUDITED)
2000........................................................  $    976,000
2001........................................................    11,136,000
2002........................................................    13,064,000
2003........................................................    13,006,000
2004........................................................    14,951,000
Thereafter..................................................   364,911,000
                                                              ------------
                                                              $418,044,000
                                                              ============

Contributed Equity

     Immediately prior to the recapitalization, which included the merger of Fox Paine Medic Acquisition Corporation with and into Maxxim, Maxxim had 14,278,942 shares of common stock outstanding. In the merger, all of the outstanding shares of Maxxim common stock, other than 531,854 shares held by the ten continuing shareholders, were converted into the right to receive $26 per share.

     Immediately prior to the merger, present and former directors, officers and employees of Maxxim held options to purchase 1,481,460 shares of Maxxim common stock at a weighted average exercise price of $14.72. As part of the recapitalization, options to purchase 1,019,092 shares of Maxxim common stock were canceled in exchange for a cash payment equal to the difference between the $26.00 merger price and the exercise price per share under the relevant option. The remaining 462,368 options held by the management investors were canceled without any cash consideration.

     As a result of the merger, the 5,069,231 outstanding shares of Fox Paine Medic common stock were converted into the same number of shares of common stock of Maxxim, and the cash investment of $131.8 million by the new investors in Fox Paine Medic became an asset of Maxxim. In addition, the eight continuing shareholders who were members of Maxxim's senior management used the after-tax proceeds from the cash-out of their stock options to purchase 169,619 additional shares of Maxxim common stock immediately after the merger, at a price of $26.00 per share.

     Upon completion of the recapitalization, Maxxim had 5,770,704 shares of common stock outstanding.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     The unaudited pro forma effects of the transactions included in the recapitalization on the consolidated balance sheet of Maxxim are summarized as follows:

                                  HISTORICAL IMMEDIATELY     PRO FORMA SUBSEQUENT
                                         PRIOR TO           TO THE RECAPITALIZATION
                                     RECAPITALIZATION             (UNAUDITED)
                                  -----------------------   -----------------------
Current assets..................         $403,869                  $203,619
Total assets....................          711,593                   527,069
Current liabilities.............           55,554                    55,554
Total liabilities...............          426,476                   487,244
Shareholders' equity............          285,117                    39,825
Total liabilities and
  shareholders' equity..........          711,593                   527,069

(5) FINANCIAL INSTRUMENTS

     During the first quarter of fiscal 1996, the Company entered into an interest rate swap agreement with its primary lender in order to reduce the impact of changes in variable interest rates on consolidated results of operations and future cash outflows for interest. The agreement converted a portion of the non-indexed part of the interest rate of the Company's primary credit agreement facilities to a fixed rate of 5.4%. The original notional amount of the swap was $63,750,000 with an expiration of March 31, 2000. During fiscal 1998, the Company sold this agreement for $191,000. In fiscal 1998, the Company's financial position and results of operations were not materially impacted by the swap agreement.

     In January 1999, the Company entered into a new swap agreement with three banks participating in the Company's Third Credit Agreement. The total notional value of the swap was $125,000,000. The agreement fixed a portion of the Company's non-indexed part of the interest rate at 5.08%, so long as LIBOR did not exceed 6.75%.

     The Company used the interest rate swap to manage the interest risk associated with its borrowings and to manage the Company's allocation of fixed and variable rate debt. The Company accounts for its interest rate swaps on the accrual method, whereby the net receivable or payable is recognized on a periodic basis and included as a component of interest expense. The Company does not trade in derivative securities.

     The estimated fair value of cash and cash equivalents, accounts receivable, and accounts payable, approximate their carrying amount. The estimated fair values and carrying amounts of long-term borrowings and the interest rate swap were as follows:

                                        NOVEMBER 1, 1998        OCTOBER 31, 1999
                                      ---------------------   ---------------------
                                      CARRYING      FAIR      CARRYING      FAIR
                                       AMOUNT       VALUE      AMOUNT       VALUE
                                      ---------   ---------   ---------   ---------
                                         (IN THOUSANDS)          (IN THOUSANDS)
Swap agreement, paying fixed........  $      --   $      --   $      --   $ 658,000
Long-term debt (including current
  maturities).......................   (121,683)   (130,133)   (361,749)   (375,892)

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     Fair values for the Company's 10 1/2% Senior Subordinated Notes were based upon the redemption value paid in connection with the recapitalization (see Note
4). Fair values for the Company's other debts were determined from quoted market prices or discounted cash flows.

(6) COMMITMENTS AND CONTINGENCIES

Capital Leases

     The Company leases a production facility and various equipment under long-term leases and has the option to purchase the assets for a nominal cost at the termination of the lease.

     Included in property, plant and equipment are the following assets held under capital leases as of:

                                                           NOVEMBER 1,   OCTOBER 31,
                                                              1998          1999
                                                           -----------   -----------
                                                                (IN THOUSANDS)
Land.....................................................    $   271       $   271
Buildings................................................      1,914         1,930
Machinery and equipment..................................      6,240         6,556
Accumulated depreciation.................................       (358)       (1,454)
                                                             -------       -------
                                                             $ 8,067       $ 7,303
                                                             =======       =======

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     Future minimum lease payments for assets under capital leases at October 31, 1999 are as follows:

FISCAL YEARS
------------                                                  (IN THOUSANDS)
2000........................................................      $  746
2001........................................................         738
2002........................................................         738
2003........................................................         738
2004........................................................         738
Thereafter..................................................       2,205
                                                                  ------
          Total minimum lease payments......................       5,903
Less- amount representing interest..........................       1,430
                                                                  ------
Present value of net minimum lease payments.................       4,473
Less current maturities.....................................         473
                                                                  ------
                                                                  $4,000
                                                                  ======

Operating Leases

     The Company is obligated under various operating leases. Rent expense under these operating leases for fiscal years 1997, 1998 and 1999 was approximately $3,519,000, $3,430,000 and $3,529,000, respectively. Minimum future rental payments are as follows:

FISCAL YEARS
------------                                                  (IN THOUSANDS)
2000........................................................     $ 3,361
2001........................................................       3,392
2002........................................................       3,162
2003........................................................       2,484
2004........................................................       1,663
Thereafter..................................................       1,995
                                                                 -------
                                                                 $16,057
                                                                 =======

Claims And Litigation

     The Company is currently, and is from time to time, subject to claims and lawsuits arising in the ordinary course of business, including those relating to product liability, safety and health and employment matters. In some of such actions, plaintiffs request punitive or other damages or nonmonetary relief, which may not be covered by insurance, and which could, in the case of nonmonetary relief, if granted, materially affect the conduct of the Company's business. Although the Company maintains insurance that it believes to be reasonable and appropriate, the amount and scope of any coverage may be inadequate to protect the Company in the event of a substantial adverse judgment. In management's opinion, taking third party indemnities into consideration, these various asserted claims and litigation in which the Company is currently involved are not reasonably likely to have a material adverse effect on the Company's business, results of

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

operations or financial position. However, no assurance can be given as to the ultimate outcome with respect to such claims and litigation.

     Since March 1996, the Company has been served with various lawsuits alleging various adverse reactions to the latex used in certain of the medical gloves alleged to have been manufactured by the Company or the prior owner of the assets relating to the Company's latex glove operations acquired in June 1995 as well as certain glove products distributed by the Company since 1989. The Company believes that most of such claims relate to gloves sold or shipped prior to June 1995, and that such prior obligation has been assumed by the prior owner. The Company is aware that an increasing number of lawsuits have been brought against latex glove manufacturers with respect to such allergic reactions. Because the Company, as well as its competitors, have continued to manufacture and sell latex gloves, the Company may be subject to further claims.

     A complaint was filed on June 15, 1999 in state court in Harris County, Texas, and another was filed on June 25, 1999 in state court in Pinellas County, Florida, each naming the Company, its former directors and Fox Paine & Company, LLC as defendants. Each complaint is brought on behalf of a purported class of public shareholders of the Company and alleges that the consideration paid in the merger (see Note 4) was unfair and inadequate, and that the former directors of the Company breached their fiduciary duties by failing to obtain the best price for the Company. As remedies, each complaint seeks, among other things, equitable relief and damages in an unspecified amount. As of August 16, 1999, the plaintiffs in the Harris County action voluntarily dismissed the action. On September 30, 1999, counsel for the plaintiffs in the Pinellas County action and counsel for defendants entered into a memorandum of understanding providing that the claims asserted in the Pinellas County case will be settled, the action will be dismissed and all defendants will receive a release of any claims. However, the settlement is subject to court approval and certain other conditions.

     On September 28, 1999, a complaint was filed in state court in Henderson County, Texas naming the Company and its former directors as defendants. The complaint is brought on behalf of a purported class of former public shareholders of the Company and alleges, among other things, that the consideration paid in the merger was unfair and inadequate and that the former directors of the Company breached their fiduciary duties by failing to obtain the best price for the Company. As remedies, the complaint seeks, among other things, equitable relief and damages in an unspecified amount. On January 31, 2000, a Stipulation and Agreed Order of Abatement, submitted by agreement of the parties, was entered by the court in Henderson County, providing that the action shall remain abated until the earlier of sixty days following the final resolution of the action pending in Pinellas County, Florida, or notification to the Henderson County court that the action has been resolved by agreement and should be dismissed. Under the order, the plaintiffs will have the right to participate generally in confirmatory discovery in the Pinellas County action described above. Additionally, they may withdraw their agreement to the terms of the order at any time and seek a hearing before the court to request that the abatement be terminated.

     In the ordinary course of business, the Company has been named in various other lawsuits. While the final resolution of any matters may have an impact on the Company's

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

consolidated financial results for a particular reporting period, management believes, based on consultation with counsel, that the ultimate resolution of these matters and the matters specifically discussed above will not have a material adverse impact on the Company's financial position or results of operations.

Product Liability

     The Company currently has product liability insurance which it believes to be adequate for its business. The Company's existing policy expires October 31, 2000.

(7) INCOME TAXES

     The components of the provision for income taxes are as follows:

                                               NOVEMBER 2,   NOVEMBER 1,   OCTOBER 31,
                                                  1997          1998          1999
                                               -----------   -----------   -----------
Current domestic.............................    $3,784        $ 8,189       $ 4,692
Current foreign..............................     1,855            681           (13)
                                                 ------        -------       -------
                                                 $5,639        $ 8,870       $ 4,679
                                                 ------        -------       -------
Deferred domestic............................    $3,724        $ 5,118       $ 2,555
Deferred foreign.............................       122            466           (59)
                                                 ------        -------       -------
                                                  3,846          5,584         2,496
                                                 ------        -------       -------
Income taxes from continuing operations......    $9,485        $14,454       $ 7,175
Income taxes from discontinued operations....        --             --         6,326
                                                 ------        -------       -------
  Total......................................    $9,485        $14,454       $13,501
                                                 ======        =======       =======

     Income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate as a result of the following:

                                                         FISCAL YEARS ENDED
                                               ---------------------------------------
                                               NOVEMBER 2,   NOVEMBER 1,   OCTOBER 31,
                                                  1997          1998          1999
                                               -----------   -----------   -----------
Statutory rate...............................      35%           35%           35%
Amortization of goodwill.....................       4             3             8
State taxes, net of federal benefit..........       2             3             3
Other, net...................................       1             1             1
                                                   --            --            --
Effective rate...............................      42%           42%           47%
                                                   ==            ==            ==

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     The net effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below at:

                                                           NOVEMBER 1,   OCTOBER 31,
                                                              1998          1999
                                                           -----------   -----------
                                                                (IN THOUSANDS)
CURRENT DEFERRED:
Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful accounts...................................   $  1,359      $  1,464
  Inventory, principally due to reserve for obsolescence
     and costs inventoried for tax purposes..............      3,507         2,948
  Net operating loss carryforwards.......................        629           629
  Accruals and provisions not currently deductible.......      4,830         3,525
  Unrealized loss on investment securities...............         --           623
                                                            --------      --------
     Net current deferred tax asset......................   $ 10,325      $  9,189
                                                            ========      ========
NONCURRENT DEFERRED:
Deferred tax assets:
  Unrealized loss on currency translation of foreign
     subsidiaries........................................   $     --      $  1,819
  Net operating loss carryforwards.......................      1,440           849
Deferred tax liabilities:
  Book over tax amortization.............................     (7,299)       (6,775)
  Differences between book and tax basis of property and
     equipment...........................................     (5,845)       (6,515)
                                                            --------      --------
     Net noncurrent deferred tax liability...............   $(11,704)     $(10,622)
                                                            ========      ========

     There is no valuation allowance as of the fiscal year ended October 31, 1999. It is the opinion of management that future operations will more likely than not generate taxable income to realize the deferred tax assets.

     At October 31, 1999, the Company has $8,400,000 of net operating loss carryforwards for federal income tax purposes which were acquired in various acquisitions. The utilization of certain net operating loss carryforwards is subject to limitations under U.S. federal income tax laws. The Company did not record a deferred tax asset for $4,200,000 of these net operating loss carryforwards in the allocation of the purchase price of these acquisitions, for which subsequently recognized benefits will be allocated to reduce goodwill. The net operating loss carryforwards are available to offset future federal taxable income, if any, through 2010.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

(8) ACCRUED LIABILITIES

     Accrued liabilities include the following as of:

                                                           NOVEMBER 1,   OCTOBER 31,
                                                              1998          1999
                                                           -----------   -----------
                                                                (IN THOUSANDS)
Health insurance and benefit accrual.....................    $ 7,799       $ 7,389
Accrued taxes payable....................................      5,314         3,753
Fees payable to hospital buying groups...................      2,357         1,109
Accrued payroll and commissions..........................      2,958         2,917
Accrued interest payable.................................      2,807         3,022
Restructure accrual......................................         --         1,663
Other....................................................      4,686         2,426
                                                             -------       -------
                                                             $25,921       $22,279
                                                             =======       =======

(9) OTHER ASSETS

     Other assets, net of accumulated amortization, include the following as of:

                                                           NOVEMBER 1,   OCTOBER 31,
                                                              1998          1999
                                                           -----------   -----------
                                                                (IN THOUSANDS)
Patents..................................................    $12,069       $10,736
Debt offering costs......................................      2,660         7,100
Non-compete agreements...................................      2,269         1,338
Notes receivable.........................................      1,328         1,909
Long term investments....................................        431           666
Other....................................................      1,551         4,210
                                                             -------       -------
                                                             $20,308       $25,959
                                                             =======       =======

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

(10) STOCK OPTION AGREEMENTS

     Commencing with November 1, 1989, it has been the practice of the board of directors to grant stock options to certain employees of the Company from time to time. The Company has also granted options to its non-employee directors from time to time. The shares purchasable by employees under such stock option agreements (subject to continued employment with the Company) vest over five years. The shares purchasable by non-employee directors under such stock option agreements (subject to continued director service to the Company) vest over a period of one to three years. Set forth below is certain information regarding such issuances, exercises and cancellations of options in each of the indicated fiscal years:

                                                                        WEIGHTED
                                                                    AVERAGE EXERCISE
                                                         SHARES          PRICE
                                                        ---------   ----------------
BALANCE AT NOVEMBER 3, 1996...........................    793,700        $11.40
Fiscal 1997:
  Granted.............................................    294,800        $11.48
  Exercised...........................................    (43,000)        12.99
  Cancelled...........................................    (28,780)        11.68
                                                        ---------
BALANCE AT NOVEMBER 2, 1997...........................  1,016,720        $11.40
Fiscal 1998:
  Granted.............................................    302,800        $19.64
  Exercised...........................................    (65,760)        12.94
  Cancelled...........................................    (11,680)        13.13
                                                        ---------
BALANCE AT NOVEMBER 1, 1998...........................  1,242,080        $13.31
Fiscal 1999:
  Granted.............................................    307,550        $20.81
  Exercised...........................................    (40,120)        12.11
  Cancelled...........................................    (28,050)        22.60
                                                        ---------
BALANCE AT OCTOBER 31, 1999...........................  1,481,460        $14.72
                                                        =========

     The 1,481,460 options outstanding as of October 31, 1999 had exercise prices ranging between $10.73 and $24.76, a weighted average exercise price of $14.72 and a weighted average remaining contract life of 2.54 years. At October 31, 1999, options to purchase 931,707 shares, were exercisable with exercise prices ranging between $10.73 and $24.76, and a weighted average exercise price of $12.88.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     The Company has elected to continue to follow APB Opinion No. 25: however, if the Company adopted SFAS No. 123, the Company's net income and earnings per share for the years ended, November 2, 1997 November 1, 1998 and October 31, 1999, would have been reduced as follows:

                                                  FISCAL YEARS ENDED
                       ------------------------------------------------------------------------
                          NOVEMBER 2, 1997         NOVEMBER 1, 1998         OCTOBER 31, 1999
                       ----------------------   ----------------------   ----------------------
                       AS REPORTED   PROFORMA   AS REPORTED   PROFORMA   AS REPORTED   PROFORMA
                       -----------   --------   -----------   --------   -----------   --------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income...........    $12,881     $12,638      $19,636     $19,042      $14,064     $12,980
Basic earnings per
  share..............       1.55        1.52         1.55        1.50         0.99        0.91
Diluted earnings per
  share..............       1.42        1.40         1.50        1.46         0.96        0.89

     The weighted average fair value of options granted in 1997, 1998, and 1999 was $6.59, $13.58 and $14.00, respectively. The fair value of each option was determined using the Black-Scholes option valuation model. The key input variables used in valuing the options were as follows: average risk-free interest rate based on 5-year Treasury bonds, stock price volatility of 36% for 1997 and 53% for 1998 and 1999, and estimated option terms ranging from 2 to 6 years. The Company has no present plans to pay dividends on its common stock. The effect of applying SFAS No. 123 as calculated above may not be representative of the effects on reported net income for future years.

     In connection with the recapitalization (see Note 4), the Company terminated its employee and director stock option plans. In the recapitalization, 462,368 options of eight members of the Company's senior management were cancelled and replaced with options of Circon Holdings Corporation. The remaining 1,019,092 options were cancelled and each holder received a cash payment for each share subject to an option equal to the excess of $26 over the exercise price of the option less applicable withholding taxes. The difference between the $26.00 cash price and the option exercise price was charged to operations upon consummation of the recapitalization in the first quarter of fiscal year 2000. The eight continuing shareholders who were members of Maxxim's senior management were granted 1,172,875 new options to acquire shares of Maxxim common stock at an exercise price of $26.00 per share.

(11) BUSINESS SEGMENTS, GEOGRAPHIC AREAS AND MAJOR CUSTOMERS

     Effective October 31, 1999, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company's business is organized, managed and internally reported as a single segment comprised of medical products used in surgical and other medical procedures. The Company believes its various product lines have similar economic, operating and other related characteristics.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     Information in the table below is presented on the basis the Company uses to manage its business. Export sales are reported within the geographic area where the final sales to customers are made.

                                              NORTH               REST OF    TOTAL
                                             AMERICA    EUROPE     WORLD    COMPANY
                                             --------   -------   -------   --------
                                                         (IN THOUSANDS)
1997.......................................  $472,305   $49,901   $7,346    $529,552
1998.......................................   469,370    45,355    7,791     522,516
1999.......................................   456,468    44,916    7,270     508,654

     Export sales to rest of world are primarily sales to South America and the Pacific Rim. There were no significant investments in long-lived assets located outside the United Sates at November 1, 1998 and October 31, 1999.

     The Company distributes primarily through major distributors in the United States. Those distributors typically serve under a purchase order or supply agreement between the end-user and the Company. Sales through Owens & Minor, Inc., our largest distributor, were 23.1%, 25.7% and 25.3% of our North American total net sales in fiscal years 1997, 1998 and 1999, respectively. For the year ended October 31, 1999, no other single distributor accounted for more than 10% of our North American total net sales.

(12) SAVINGS PLAN

     The Company has a 401(k) savings plan which permits participants to contribute up to 15 percent of their base compensation (as defined) each year. The Company will match at least 25 percent of a participant's contribution up to a maximum of 6 percent of gross pay. The Company's matching percentage may be adjusted as Company profitability dictates. Employer contributions were $801,000, $910,000 and $1,189,000, for the 1997, 1998 and 1999 plan years, respectively.

(13) DEFERRED COMPENSATION

     During 1998, the Company established a non-qualified deferred compensation plan for key employees of the Company. Under the program, participants may elect to reduce their compensation and to have elective deferrals credited to their accounts by making an election under the Plan, but no participants may defer more than 90% of their base and 100% of bonuses. The Company will match 100% of the first 6% of the participants' compensation deferral. Vesting in the plan is 100% immediate and the retirement age under the plan is age 55. A participant terminating employment before retirement age is entitled to a lump sum payment of all vested amounts. Employer contributions were $50,200 and $162,300 in fiscal 1998 and 1999, respectively. The Company's October 31, 1999 consolidated balance sheet includes a deferred compensation liability of $583,400 which is included in accrued expenses.

(14) RELATED-PARTY TRANSACTIONS

     Under the terms of the Chief Executive Officer's ("CEO") employment agreement, he may borrow up to an aggregate of $500,000 for the principal purpose of payment of

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

federal income tax payments associated with the exercise of stock options to purchase shares of the Company's common stock. Each loan is non-interest bearing, unsecured and repayable in ten equal annual installments on the third through the twelfth anniversaries of the dates of such loans. The total amount outstanding under the CEO's loans at October 31, 1999 was $460,000. The CEO is current in all of his repayment obligations under the loans.

     In conjunction with the relocation of the Company's Chief Operations Officer ("COO") from Houston, Texas to the Company's corporate headquarters in Clearwater, Florida, the COO was given a loan in the amount of $325,000. This loan is non-interest bearing, unsecured and repayable upon the earlier of the sale of his prior residence or December 31, 2000.

(15) MANAGEMENT STOCK PURCHASE PLAN

     In May 1997, the Company issued 400,000 shares of common stock pursuant to a Senior Management Stock Purchase Plan at $13.00 per share. The stock was issued in exchange for an aggregate of $5,200,000 in non-interest bearing, full recourse promissory notes due May 23, 2000 from the participating managers. These notes have been recorded as subscriptions receivable and are included in the shareholders' equity section of the Consolidated Balance Sheet. Payment of these notes also is secured by the pledge of the 400,000 shares of common stock.

     In connection with the recapitalization (see Note 4), $702,000 of the note principal was repaid. The remaining $4,498,000 due from the managers who continued as shareholders of the Company after the recapitalization was divided between the Company and Circon Holdings. The old notes were canceled and replaced with new notes containing substantially identical terms, except as described below. New notes in an aggregate amount of $1,918,215 were transferred to Circon Holdings, to reflect the fact that some of each manager's shares of common stock that were subject to the notes were exchanged for shares of Circon Holdings common stock in the recapitalization. The new notes differ from the old notes in that they provide for a maturity date of November 12, 2009, with mandatory prepayments using the after-tax proceeds of any sales of shares of the common stock of the Company or Circon Holdings, or options to purchase such shares, made after the completion of the recapitalization. The old notes also contained a provision requiring the repayment upon the termination of the manager's employment with the Company, which is not in the new notes. In addition, the Stock Purchase Plan was amended to remove the provision that required the holder to forfeit to the Company 50% of the profit from the sale of the shares that are subject to the promissory note.

(16) PUBLIC OFFERING OF COMMON STOCK

     In March 1998, the Company completed an offering of 4,025,000 shares of its common stock at a price to the public of $24.00 per share, including 525,000 shares sold pursuant to the underwriters' exercise of the overallotment option. After deducting offering costs and commissions, the Company received net proceeds of approximately $91,418,000. The Company used the proceeds to repay the Company's term loan and a revolving credit facility.

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

(17) SHAREHOLDER RIGHTS PLAN

     On July 10, 1997, the Board of Directors of the Company declared a dividend of one right to purchase preferred stock ("Right") for each outstanding share of the Company's Common Stock, par value $0.001 per share ("Common Stock"), to shareholders of record at the close of business on September 15, 1997 (the "Record Date").

     In connection with its approval of the merger agreement that provided for the recapitalization of the Company (see Note 4), the Board of Directors of the Company amended the rights agreement, dated as of July 10, 1997, by and between the Company and Harris Trust and Savings Bank, as the rights agent, to provide that the approval, execution, delivery and performance of the merger agreement and the voting agreements between Fox Paine Maxxim Acquisition Corporation and the continuing shareholders, and the announcement of the same, would not give rise to a triggering event or distribution date as those terms are used in the rights agreement. The rights agreement expired upon the completion of the recapitalization.

(18) FINANCIAL INFORMATION REGARDING GUARANTOR SUBSIDIARIES

     Consolidating financial information regarding the Company, guarantor subsidiaries and non-guarantor subsidiaries as of and for each of the fiscal years ended November 2, 1997, November 1, 1998 and October 31, 1999 is presented below for purposes of complying with the reporting requirements of the guarantor subsidiaries. Separate financial statements and other disclosures concerning each guarantor subsidiary have not been presented because management has determined that such information is not material to investors. The guarantor subsidiaries are wholly-owned subsidiaries of the Company who have fully and unconditionally guaranteed the Senior Subordinated Discount Notes due 2009 issued in connection with the recapitalization (see Note 4).

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

CONSOLIDATED BALANCE SHEET
NOVEMBER 1, 1998

                                                                      NOVEMBER 1, 1998
                                                  ---------------------------------------------------------
                                                   GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                                  SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                                  ------------   -------------   -----------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.......................    $    742       $  3,383       $     --       $  4,125
Accounts receivable, net........................      94,199          7,491        (31,261)        70,429
Inventory, net..................................      69,261         10,387             --         79,648
Net current deferred tax asset..................      10,325             --             --         10,325
Prepaid expenses and other......................       8,263            427             --          8,690
                                                    --------       --------       --------       --------
  Total current assets..........................     182,790         21,688        (31,261)       173,217
Property and equipment..........................     116,125         52,923             --        169,048
Less: accumulated depreciation..................     (28,688)       (12,850)            --        (41,538)
                                                    --------       --------       --------       --------
                                                      87,437         40,073             --        127,510
Investment in subsidiaries......................      22,898             --        (22,898)            --
Goodwill, net...................................     146,135            881             --        147,016
Other assets, net...............................      19,072          1,236             --         20,308
                                                    --------       --------       --------       --------
  Total assets..................................    $458,332       $ 63,878       $(54,159)      $468,051
                                                    ========       ========       ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of capital lease
  obligations...................................    $    508       $     --       $     --       $    508
Current maturities of other long-term
  obligations...................................       2,036         14,699        (14,699)         2,036
Accounts payable................................      30,089          5,745             --         35,834
Accrued liabilities.............................      23,194          2,727             --         25,921
                                                    --------       --------       --------       --------
  Total current liabilities.....................      55,827         23,171        (14,699)        64,299
Long-term debt, net of current maturities.......      13,800             --             --         13,800
10 1/2% Senior subordinated notes...............     100,000             --             --        100,000
Capital lease obligations, net of current
  maturities....................................       4,531             --             --          4,531
Other long-term obligations, net of current
  maturities....................................         808         16,562        (16,562)           808
Net non-current deferred tax liability..........      10,457          1,247             --         11,704
                                                    --------       --------       --------       --------
  Total liabilities.............................     185,423         40,980        (31,261)       195,142
Commitments and contingencies
SHAREHOLDERS' EQUITY
Preferred Stock.................................          --             --             --             --
Common Stock....................................          14             --             --             14
Additional paid-in capital......................     219,268             --             --        219,268
Retained earnings...............................      64,886             --             --         64,886
Subscriptions receivable........................      (5,200)            --             --         (5,200)
Accumulated other comprehensive loss............      (6,059)            --             --         (6,059)
                                                    --------       --------       --------       --------
  Total shareholders' equity....................     272,909             --             --        272,909
  Net equity of non-guarantor subsidiaries......          --         22,898        (22,898)            --
                                                    --------       --------       --------       --------
  Total liabilities and shareholders' equity....    $458,332       $ 63,878       $(54,159)      $468,051
                                                    ========       ========       ========       ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

CONSOLIDATED BALANCE SHEET
OCTOBER 31, 1999

                                                               OCTOBER 31, 1999
                                           ---------------------------------------------------------
                                            GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                           SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                           ------------   -------------   -----------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents................    $    474       $  3,566       $      --      $  4,040
Accounts receivable, net.................      73,216         30,811         (42,704)       61,323
Inventory, net...........................      81,610         16,201              --        97,811
Net current deferred tax asset...........       9,189             --              --         9,189
Prepaid expenses and other...............       6,339            258              --         6,597
Net assets held for sale.................          --        224,909              --       224,909
                                             --------       --------       ---------      --------
  Total current assets...................     170,828        275,745         (42,704)      403,869
Property and equipment...................     134,375         59,833              --       194,208
Less: accumulated depreciation...........     (37,678)       (17,224)             --       (54,902)
                                             --------       --------       ---------      --------
                                               96,697         42,609              --       139,306
Investment in subsidiaries...............     268,439             --        (268,439)           --
Goodwill and other intangibles, net......     140,811          1,648              --       142,459
Other assets, net........................      25,010            949              --        25,959
                                             --------       --------       ---------      --------
  Total assets...........................    $701,785       $320,951       $(311,143)     $711,593
                                             ========       ========       =========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt.....    $    430       $     --       $      --      $    430
Current maturities of capital lease
  obligations............................         473             --              --           473
Current maturities of other long-term
  obligations............................         546          4,308          (4,308)          546
Accounts payable.........................      25,986          5,840              --        31,826
Accrued liabilities......................      18,380          3,899              --        22,279
                                             --------       --------       ---------      --------
  Total current liabilities..............      45,815         14,047          (4,308)       55,554
Long-term debt, net of current
  maturities.............................     255,940             --              --       255,940
10 1/2% Senior subordinated notes........     100,000             --              --       100,000
Capital lease obligations, net of current
  maturities.............................       4,000             --              --         4,000
Other long-term obligations, net of
  current maturities.....................         360         38,396         (38,396)          360
Net non-current deferred tax liability...      10,553             69              --        10,622
                                             --------       --------       ---------      --------
  Total liabilities......................     416,668         52,512         (42,704)      426,476
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred Stock..........................          --             --              --            --
Common Stock.............................          14             --              --            14
Additional paid-in capital...............     220,230             --              --       220,230
Retained earnings........................      78,950             --              --        78,950
Subscriptions receivable.................      (5,200)            --              --        (5,200)
Accumulated other comprehensive loss.....      (8,877)            --              --        (8,877)
                                             --------       --------       ---------      --------
  Total shareholders' equity.............     285,117             --              --       285,117
  Net equity of non-guarantor
    subsidiaries.........................          --        268,439        (268,439)           --
                                             --------       --------       ---------      --------
  Total liabilities and shareholders'
    equity...............................    $701,785       $320,951       $(311,143)     $711,593
                                             ========       ========       =========      ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED NOVEMBER 2, 1997

                                                          YEAR ENDED NOVEMBER 2, 1997
                                           ---------------------------------------------------------
                                            GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                           SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                           ------------   -------------   -----------   ------------
Net sales................................    $469,436        $79,493       $(19,377)      $529,552
Cost of sales............................     355,876         61,192        (19,377)       397,691
                                             --------        -------       --------       --------
Gross profit.............................     113,560         18,301             --        131,861
                                             --------        -------       --------       --------
Operating expenses
  Marketing and selling..................      54,692          7,911             --         62,603
  General and administrative.............      23,695          3,803             --         27,498
                                             --------        -------       --------       --------
                                               78,387         11,714             --         90,101
                                             --------        -------       --------       --------
Income from operations...................      35,173          6,587             --         41,760
Interest (income) expense, net...........      22,203            (58)            --         22,145
Other income (expense), net..............       4,304         (1,553)            --          2,751
                                             --------        -------       --------       --------
Income before income taxes...............      17,274          5,092             --         22,366
Income taxes.............................       7,624          1,861             --          9,485
                                             --------        -------       --------       --------
    Net income...........................    $  9,650        $ 3,231       $     --       $ 12,881
                                             ========        =======       ========       ========

CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED NOVEMBER 1, 1998

                                                          YEAR ENDED NOVEMBER 1, 1998
                                           ---------------------------------------------------------
                                            GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                           SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                           ------------   -------------   -----------   ------------
Net sales................................    $468,646        $79,969       $(26,099)      $522,516
Cost of sales............................     345,171         62,566        (26,099)       381,638
                                             --------        -------       --------       --------
Gross profit.............................     123,475         17,403             --        140,878
                                             --------        -------       --------       --------
Operating expenses
  Marketing and selling..................      56,770          9,067             --         65,837
  General and administrative.............      24,679          3,894             --         28,573
                                             --------        -------       --------       --------
                                               81,449         12,961             --         94,410
                                             --------        -------       --------       --------
Income from operations...................      42,026          4,442             --         46,468
Interest (income) expense, net...........      13,465            (45)            --         13,420
Other income (expense), net..............       2,435         (1,393)            --          1,042
                                             --------        -------       --------       --------
Income before income taxes...............      30,996          3,094             --         34,090
Income taxes.............................      13,308          1,146             --         14,454
                                             --------        -------       --------       --------
    Net income...........................    $ 17,688        $ 1,948       $     --       $ 19,636
                                             ========        =======       ========       ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED OCTOBER 31, 1999

                                                          YEAR ENDED OCTOBER 31, 1999
                                           ---------------------------------------------------------
                                            GUARANTOR     NON-GUARANTOR   ELIMINATING   CONSOLIDATED
                                           SUBSIDIARIES   SUBSIDIARIES      ENTRIES        TOTAL
                                           ------------   -------------   -----------   ------------
Net sales................................    $457,244        $88,980       $(37,570)      $508,654
Cost of sales............................     330,625         73,723        (37,570)       366,778
                                             --------        -------       --------       --------
Gross profit.............................     126,619         15,257             --        141,876
                                             --------        -------       --------       --------
Operating expenses
  Marketing and selling..................      61,084          9,986             --         71,070
  General and administrative.............      19,618          3,006             --         22,624
  Restructure charges and transition
    expenses.............................       4,637             --             --          4,637
                                             --------        -------       --------       --------
                                               85,339         12,992             --         98,331
                                             --------        -------       --------       --------
Income from operations...................      41,280          2,265             --         43,545
Interest (income) expense, net...........      25,629          2,160             --         27,789
Other income (expense), net..............        (129)          (426)            --           (555)
                                             --------        -------       --------       --------
Income (loss) from continuing operations
  before income taxes....................      15,522           (321)            --         15,201
Income taxes.............................       7,255            (80)            --          7,175
                                             --------        -------       --------       --------
Income (loss) from continuing
  operations.............................       8,267           (241)            --          8,026
Income from discontinued operations, net
  of tax.................................          --          6,038             --          6,038
                                             --------        -------       --------       --------
    Net income...........................    $  8,267        $ 5,797       $     --       $ 14,064
                                             ========        =======       ========       ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

STATEMENT OF CASH FLOWS
FOR FISCAL YEARS ENDED NOVEMBER 2, 1997, NOVEMBER 1, 1998 AND OCTOBER 31, 1999


                                                NOVEMBER 2, 1997            NOVEMBER 1, 1998            OCTOBER 31, 1999
                                            -------------------------   -------------------------   -------------------------
                                            GUARANTOR   NON-GUARANTOR   GUARANTOR   NON-GUARANTOR   GUARANTOR   NON-GUARANTOR
                                            ---------   -------------   ---------   -------------   ---------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...............................  $  9,650       $ 3,231      $ 17,688      $  1,948      $  8,267      $  5,797
 Adjustment to reconcile net income to net
   cash provided by operating activities:
   Income from discontinued operations,
    net of tax............................        --            --            --            --            --        (6,038)
   Deferred income tax expense............     3,724           122         5,118           466         3,674        (1,178)
   Amortization of financing fees.........       830            --         1,021            --         1,148            --
   Depreciation and amortization..........    13,136         3,529        15,309         3,070        17,060         5,466
   Compensation expense for outstanding
    stock options.........................       471            --           625            --           211            --
   Gain on sale of building...............        --            --           (25)           --          (167)           --
   Loss on sale of product line...........        --            --            --            --           112            --
   Gain on sale of investment in equity
    securities............................    (1,510)           --            --            --            --            --
   Changes in current assets and
    liabilities, net of effects of asset
    acquisitions and dispositions and
    business combinations:
   (Increase) decrease in accounts
    receivable, net.......................    11,342        (2,648)       11,117          (437)       21,226       (12,321)
   (Increase) decrease in inventory,
    net...................................     9,201         1,872         8,204        (2,147)      (13,645)       (6,246)
   (Increase) decrease in prepaid expenses
    and other.............................      (169)         (450)         (730)          276           341           121
   Increase (decrease) in accounts
    payable...............................     2,626        (2,603)       (3,642)        1,926        (4,308)         (136)
   (Decrease) increase in accrued
    liabilities...........................    (1,580)       (1,197)       (4,074)         (171)       (4,820)        1,011
                                            --------       -------      --------      --------      --------      --------
Net cash provided by continuing
 operations...............................    47,721         1,856        50,611         4,931        29,099       (13,524)
Net cash provided by discontinued
 operations...............................        --            --            --            --            --        26,765
Net cash provided by (used in) operating
 activities...............................    47,721         1,856        50,611         4,931        29,099        13,241
                                            --------       -------      --------      --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from building sale..............       500            --         1,200            --           338            --
 Proceeds from product line sale..........        --            --            --            --         1,635            --
 Proceeds from sale of investment
   securities.............................     3,130            --         1,650            --            --            --
 Purchase of investment securities........        --            --            --            --          (400)           --
 Purchase of Circon, net of cash
   acquired...............................        --            --            --            --      (247,067)           --
 Purchase of Winfield Medical, net of cash
   acquired...............................        --            --       (31,267)           --            --            --
 Purchase of glove plant assets and
   assumption of liabilities, net.........        --            --       (16,096)           --            --            --
 Purchase of property and equipment of
   discontinued operations................        --            --            --            --            --          (540)
 Purchase of property and equipment, net
   of asset acquisitions and business
   combinations...........................    (3,632)       (3,197)       (6,467)      (16,974)      (10,968)      (14,789)
                                            --------       -------      --------      --------      --------      --------
Net cash used in investing activities.....        (2)       (3,197)      (50,980)      (16,974)     (256,462)      (15,329)
                                            --------       -------      --------      --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term borrowings.........    (7,500)           --       (81,000)           --       (15,405)           --
 Increase in long-term borrowings.........        --            --            --            --       200,000            --
 Net borrowing (payments) on revolving
   line of credit.........................   (29,790)           --        (1,539)           --        55,200            --
 Payments on capital lease obligations....        --            --          (172)           --          (566)           --
 Borrowings on capital lease
   obligations............................        --            --         5,211            --            --            --
 Net payments on other long-term
   obligations............................    (4,653)          500       (17,817)       13,674        (4,382)        2,370
 Recapitalization costs...................        --            --            --            --        (2,844)           --
 Payment of debt offering costs...........        --            --            --            --        (5,584)           --
 Net proceeds from secondary stock
   offering...............................        --            --        91,418            --            --            --
 Increase (decrease) in bank overdraft....    (7,893)           --         2,843            --           168            --
 Proceeds from exercise of stock
   options................................       536            --         1,119            --           751            --
 Other, net...............................        (7)           --          (366)           --          (243)            5
                                            --------       -------      --------      --------      --------      --------
Net cash provided by (used in) financing
 activities...............................   (49,307)          500          (303)       13,674       227,095         2,375
                                            --------       -------      --------      --------      --------      --------
Effect of foreign currency translation
 adjustment...............................       280          (671)          888          (852)           --          (104)
                                            --------       -------      --------      --------      --------      --------
Net increase (decrease) in cash and cash
 equivalents..............................    (1,308)       (1,512)          216           779          (268)          183
Cash and cash equivalents at beginning of
 year.....................................     1,834         4,116           526         2,604           742         3,383
                                            --------       -------      --------      --------      --------      --------
Cash and cash equivalents at end of
 year.....................................  $    526       $ 2,604      $    742      $  3,383      $    474      $  3,566
                                            ========       =======      ========      ========      ========      ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           FIRST      SECOND     THIRD      FOURTH
                                          --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED NOVEMBER 1, 1998
Net sales...............................  $128,003   $132,958   $128,057   $133,498
Gross profit............................    33,061     34,742     35,324     37,751
Net income..............................     3,751      4,719      5,444      5,722
Basic earnings per share................      0.38       0.38       0.38       0.40
Diluted earnings per share..............      0.37       0.37       0.37       0.39
YEAR ENDED OCTOBER 31, 1999
Net sales...............................  $124,632   $134,663   $131,615   $117,744
Gross profit............................    35,334     37,586     36,151     32,805
Income (loss) from continuing
  operations............................     3,785      2,795      2,710     (1,264)
Income (loss) from discontinued
  operations............................        91      3,272      3,200       (525)
Net income (loss).......................     3,876      6,067      5,910     (1,789)
Basic earnings (loss) per share:
  Basic earnings (loss) from continuing
     operations.........................      0.26       0.20       0.19      (0.09)
  Basic earnings (loss) from
     discontinued operations............      0.01       0.23       0.22      (0.03)
                                          --------   --------   --------   --------
  Basic earnings (loss) per share.......      0.27       0.43       0.41      (0.12)
                                          ========   ========   ========   ========
Diluted earnings (loss) per share:
  Diluted earnings (loss) from
     continuing operations..............      0.25       0.20       0.19      (0.09)
  Diluted earnings (loss) from
     discontinued operations............      0.01       0.22       0.22      (0.04)
                                          --------   --------   --------   --------
  Diluted earnings (loss) per share.....      0.26       0.42       0.41      (0.13)
                                          ========   ========   ========   ========

                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                        NOTES TO CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

(20) RESTRUCTURE CHARGES AND TRANSITION EXPENSES

     In the first quarter of fiscal 1999, the Company incurred approximately $2,016,000 of transition costs in connection with the restructuring of its sales force. The sales force transition costs included severance and training expenses associated with the realignment of the Company's sales force. In the fourth quarter of fiscal year 1999, the Company announced the closing of one of its glove plants. The $2,621,000 restructure charges associated with the plant closure included primarily severance and benefit costs for the 140 employees. These expenses are summarized below. Unpaid expenses at October 31, 1999 are included in accrued expenses on the Company's consolidated balance sheet, and the Company expects to pay the remaining accruals in fiscal 2000.

                                       BEGINNING                                  ENDING
                                        BALANCE     FISCAL 1999   FISCAL 1999     BALANCE
                                      NOVEMBER 2,    RECORDED        CASH       OCTOBER 31,
                                         1998        EXPENSES      PAYMENTS        1999
                                      -----------   -----------   -----------   -----------
                                                         (IN THOUSANDS)
Severance...........................   $     --       $2,860        $1,739        $1,121
Training............................         --          395           395            --
Termination benefits for plant
  closure...........................         --          443           100           343
Plant closure expenses..............         --          466           267           199
Other transition expenses...........         --          473           473            --
                                       --------       ------        ------        ------
                                       $     --       $4,637        $2,974        $1,663
                                       ========       ======        ======        ======

                                                                     SCHEDULE II


                     MAXXIM MEDICAL, INC. AND SUBSIDIARIES

                VALUATION AND QUALIFYING ACCOUNTS AND ALLOWANCES
                     FISCAL YEARS ENDED 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                          BALANCE AT   CHARGED TO                BALANCE
                                          BEGINNING    OPERATING                 AT END
              DESCRIPTION                  OF YEAR      EXPENSES    DEDUCTIONS   OF YEAR
              -----------                 ----------   ----------   ----------   -------
1997: Allowance for uncollectible
  accounts receivable...................    $3,901       $1,800      $(2,520)    $3,181
1998: Allowance for uncollectible
  accounts receivable...................    $3,181       $1,271      $(2,612)    $1,840
1999: Allowance for uncollectible
  accounts receivable...................    $1,840       $1,460      $(1,647)    $1,653
1997: Allowance for excess and obsolete
  inventory.............................    $4,606       $1,585      $(2,142)    $4,049
1998: Allowance for excess and obsolete
  inventory.............................    $4,049       $3,313      $(1,137)    $6,225
1999: Allowance for excess and obsolete
  inventory.............................    $6,225       $2,783      $(3,561)    $5,447

               The notes to the consolidated financial statements
                    of Maxxim Medical,Inc. and subsidiaries
                     are an integral part of this schedule.

See accompanying independent auditors' report.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant's Bylaws require it to pay the expenses incurred by its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) in defending a pending or threatened civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such persons to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Registrant.

     As permitted by Section 102 of the DGCL, the Registrant's Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

  *3.1     --  Certificate of Incorporation of the Registrant.
  *3.2     --  By-Laws of the Registrant.
  *3.3     --  Certificate of Incorporation of Maxxim Medical, Inc., a
               Texas corporation
  *3.4     --  By-Laws of Maxxim Medical, Inc., a Texas corporation
  *3.5     --  Certificate of Incorporation of Maxxim Medical, Inc., a
               Delaware corporation
  *3.6     --  By-Laws of Maxxim Medical, Inc., a Delaware corporation
  *3.7     --  Certificate of Incorporation of Maxxim Investment
               Management, Inc.
  *3.8     --  By-Laws of Maxxim Investment Management, Inc.

  *3.9     --  Certificate of Incorporation of Fabritek La Romana, Inc.
  *3.10    --  By-Laws of Fabritek La Romana, Inc.
  *4.1     --  Indenture, dated as of November 12, 1999, among the
               Registrant, the Guarantors (as defined therein) and the Bank of New York, as Trustee.
  *4.2     --  Purchase Agreement, dated as of November 12, 1999, by and among the Registrant, the Guarantors and the Purchasers (as defined therein).
  *4.3     --  Warrant Agreement, dated as of November 12, 1999, among
               Maxxim Medical, Inc., a Texas corporation, and the
               Purchasers (as defined therein).
  *4.4     --  Exchange and Registration Rights Agreement, dated as of
               November 12, 1999, by and among the Registrant and the
               Purchasers (as defined therein).
  *4.5     --  Indenture, dated as of November 12, 1999, by and between
               Maxxim Medical, Inc., a Texas corporation, and Wilmington
               Trust Company, as Trustee.
  *4.6     --  Purchase Agreement, dated as of November 12, 1999, by and among Maxxim Medical Inc., a Texas corporation, and GS
               Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore,
               L.P.
  *4.7     --  Warrant Agreement, dated as of November 12, 1999, among
               Maxxim Medical Inc., a Texas corporation, and GS Mezzanine
               Partners, L.P. and GS Mezzanine Partners Offshore, L.P.
  *4.8     --  Exchange and Registration Rights Agreement, dated as of
               November 12, 1999, by and among Maxxim Medical Inc., a Texas corporation, and GS Mezzanine Partners, L.P. and GS
               Mezzanine Partners Offshore, L.P.
   5       --  Opinion of counsel (including consent).
 *10.1     --  Credit Agreement, dated as of November 12, 1999, by and among the Registrant, Maxxim Medical, Inc., a Texas
               corporation, The Chase Manhattan Bank, Bankers Trust
               Company, Merrill Lynch Capital Corporation, Canadian
               Imperial Bank of Commerce, Credit Suisse First Boston and
               the financial institutions party thereto.
 *10.2     --  Stockholders' Agreement, dated as of November 12, 1999, by and among Maxxim Medical, Inc., a Texas corporation, and the shareholders listed on the signature pages thereto.
  10.3     --  Employment Agreement, dated as of March 12, 1999, by and among the Registrant, Maxxim Medical, Inc., a Texas
               corporation, and Kenneth W. Davidson.
  10.4     --  Employment Agreement, dated as of March 12, 1999, by and among the Registrant, Maxxim Medical, Inc., a Texas
               corporation, and Peter M Graham.
  10.5     --  Employment Agreement, dated as of April 19, 1999, by and among the Registrant, Maxxim Medical, Inc., a Texas
               corporation, and Alan S. Blazei.
  10.6     --  Employment Agreement, dated as of April 19, 1999, by and among the Registrant, Maxxim Medical, Inc., a Texas
               corporation, and Jack F. Cahill.
 *10.7     --  Maxxim Medical, Inc., a Texas corporation, 1999 Stock
               Incentive Plan.
 *10.8     --  Form of Vested Stock Option Agreement.
 *10.9     --  Form of Time Accelerated Stock Option Agreement.
 *10.10    --  Form of Time Vesting Stock Option Agreement.
 *12       --  Statement re: computation of ratios.
 *21       --  Subsidiaries of the Registrant.

  23.1     --  Consent of KPMG LLP.
  23.2     --  Consent of counsel (included in Exhibit No. 5).
  23.3     --  Consent of Frost & Sullivan.
 *24       --  Powers of Attorney.
 *25       --  Statement of Eligibility and Qualification of Trustee on
               Form T-1 of the Bank of New York under the Trust Indenture
               Act of 1939.
 *27       --  Financial Data Schedule (for SEC use only).
 *99.1     --  Form of Letter of Transmittal for the Senior Subordinated
               Discount Notes due 2009.
 *99.2     --  Form of Notice of Guaranteed Delivery.
 *99.3     --  Guidelines for Certification of Taxpayer Identification
               Number on Substitute Form W-9.
 *99.4     --  Form of Institutions Letter
 *99.5     --  Form of Client Letter


-------------------------
 * Previously filed.


     (b) Financial Statement Schedule.


     Schedule II -- Valuation and Qualifying Account and Allowances

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or information required is included in the consolidated financial statements and, therefore, have been omitted.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on March 14, 2000.


                                          MAXXIM MEDICAL, INC.
                                          (a Texas corporation)

                                          By:    /s/ KENNETH W. DAVIDSON
                                             -----------------------------------
                                                     Kenneth W. Davidson
                                                   Chairman of the Board,
                                                President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2000.



                      SIGNATURE                                         TITLE
                      ---------                                         -----

               /s/ KENNETH W. DAVIDSON                   Chairman of the Board, President
-----------------------------------------------------      and Chief Executive Officer
                 Kenneth W. Davidson

                          *                              Executive Vice President,
-----------------------------------------------------      Controller and Treasurer
                   Alan S. Blazei                          (principal financial officer)

                          *                              Director
-----------------------------------------------------
               Ernest J. Henley, Ph.D

                          *                              Director
-----------------------------------------------------
                     Saul A. Fox

                          *                              Director
-----------------------------------------------------
                W. Dexter Paine, III

                          *                              Director
-----------------------------------------------------
                  Jason B. Hurwitz

                  /s/ JAMES KRONER                       Director
-----------------------------------------------------
                    James Kroner

            * By: /s/ KENNETH W. DAVIDSON                as attorney in fact pursuant to the
   -----------------------------------------------         power of attorney included in the
                 Kenneth W. Davidson                       registration statement as
                                                           originally filed on December 15,
                                                           1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on March 14, 2000.


                                          MAXXIM MEDICAL GROUP, INC.

                                          By:    /s/ KENNETH W. DAVIDSON
                                             -----------------------------------
                                                     Kenneth W. Davidson
                                              Chairman of the Board, President,
                                             Chief Executive Officer, Treasurer
                                                        and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2000.


                      SIGNATURE                                         TITLE
                      ---------                                         -----

               /s/ KENNETH W. DAVIDSON                   Chairman of the Board, President,
-----------------------------------------------------      Chief Executive Officer,
                 Kenneth W. Davidson                       Treasurer and Secretary

                          *                              Vice President, Chief Financial
-----------------------------------------------------      Officer and Assistant Treasurer
                   Alan S. Blazei                          (principal accounting officer)

                          *                              Director
-----------------------------------------------------
               Ernest J. Henley, Ph.D

                          *                              Director
-----------------------------------------------------
                     Saul A. Fox

                          *                              Director
-----------------------------------------------------
                W. Dexter Paine, III

                          *                              Director
-----------------------------------------------------
                  Jason B. Hurwitz

            * By: /s/ KENNETH W. DAVIDSON                as attorney in fact pursuant to the
   -----------------------------------------------         power of attorney included in the
                 Kenneth W. Davidson                       registration statement as
                                                           originally filed on December 15,
                                                           1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on March 14, 2000.


                                          MAXXIM MEDICAL, INC.
                                          (a Delaware corporation)

                                          By:    /s/ KENNETH W. DAVIDSON
                                             -----------------------------------
                                                     Kenneth W. Davidson
                                             President, Chief Executive Officer
                                                        and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2000.


                      SIGNATURE                                         TITLE
                      ---------                                         -----

               /s/ KENNETH W. DAVIDSON                   President, Chief Executive Officer
-----------------------------------------------------      and Secretary
                 Kenneth W. Davidson

                          *                              Executive Vice President, Treasurer
-----------------------------------------------------      and Controller (principal
                   Alan S. Blazei                          financial officer)

            * By: /s/ KENNETH W. DAVIDSON                as attorney in fact pursuant to the
   -----------------------------------------------         power of attorney included in the
                 Kenneth W. Davidson                       registration statement as
                                                           originally filed on December 15,
                                                           1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on March 14, 2000.


                                          MAXXIM INVESTMENT MANAGEMENT, INC.

                                          By:      /s/ PETER M. GRAHAM
                                             -----------------------------------
                                                       Peter M. Graham
                                                President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2000.


                     SIGNATURE                                         TITLE
                     ---------                                         -----

                /s/ PETER M. GRAHAM                    President, Chief Executive Officer
---------------------------------------------------      and Director
                  Peter M. Graham

                         *                             Treasurer and Director (principal
---------------------------------------------------      accounting officer and principal
                  Alan S. Blazei                         financial officer)

                                                       Director
---------------------------------------------------
                   Janice George

             * By: /s/ PETER M. GRAHAM                 as attorney in fact pursuant to the
   --------------------------------------------          power of attorney included in the
                  Peter M. Graham                        registration statement as
                                                         originally filed on December 15,
                                                         1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on March 14, 2000.


                                          FABRITEK LA ROMANA, INC.

                                          By:    /s/ KENNETH W. DAVIDSON
                                             -----------------------------------
                                                     Kenneth W. Davidson
                                             President, Secretary and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 14, 2000.


              SIGNATURE                                 TITLE
              ---------                                 -----
       /s/ KENNETH W. DAVIDSON          President, Secretary, Treasurer and
--------------------------------------    Director (principal executive
         Kenneth W. Davidson              officer)

                  *                     Vice President (principal accounting
--------------------------------------    officer and principal financial
            Alan S. Blazei                officer)

    * By: /s/ KENNETH W. DAVIDSON       as attorney in fact pursuant to the
--------------------------------------    power of attorney included in the
         Kenneth W. Davidson              registration statement as originally
                                          filed on December 15, 1999